UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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EXTERRAN CORPORATION
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EXTERRAN
A Global Systems and Process Company

2020 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OUR CORE VALUES

Our core values guide our actions as individuals and as a company. The foundation of our values is our commitment to people and safety. Together they shape our culture, results and reputation.

Dear Fellow Shareholders,
Despite 2019’s difficult operating environment and the even more difficult medical, geographical and financial perfect storm of Q1 2020, we moved swiftly to adjust to the market condition where cash flow and returns overshadowed growth. Our attention to margins and working capital in 2019 was clear, as net cash from operating activities for the year, excluding discontinued operations, was $176 million and we returned over $40 million of capital to our shareholders. On top of all of this, we were able to expand our water treatment products and business, commercialize our power generation business, maintain a strong backlog and successfully execute large global projects, helping set the tone for 2020 and beyond. While international uncertainty remains, our global footprint, sharp focus on superior contract execution, and growth of our water business and its unique treatment technology should provide diversity and stability in 2020.

We never stop strengthening our governance foundation. We have an experienced board with diverse skill sets, a strong lead independent director, pay-for-performance compensation and vigorous stockholding requirements. We prohibit hedging and pledging of Company stock by our officers and directors, and in 2019, we received over 95% support for our “say-on-pay” referendum.
We are always focused on reducing our own environmental footprint and providing safe, innovative, environmentally efficient solutions to our customers. Our ISO-certified Global Environmental Management System drives our Company-wide goals to continually improve performance and increase environmental awareness and sustainability of our operations, products and services. Safety is our number one priority, and through our strong safety culture and consistent training we achieved our lowest number of recordable incidents in Exterran’s history.

We also strive to be the employer of choice to our 3,600 employees. In late 2018, we formed Exterran’s Women’s Forum to provide development and leadership training for our diverse workforce in addition to ongoing training opportunities through our global Learning Management System. Our Company and employees also care about the communities in which we live and work, and volunteer across the globe through our Exterran Cares™ program.

During 2019, we reached out to many of you, our investors, to better understand your thoughts and gain your feedback. Our Board and management value your input and continue to learn from you. This proxy statement contains information on how to reach us throughout the year, as well as information about matters that are proposed for a vote and how to join us at our annual meeting.

On behalf of the Board of Directors and our employees, thank you for your continued investment and support in Exterran Corporation and in our future.

Sincerely,

Mark R. Sotir Executive Chairman of the Board March 18, 2020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

When	Where	Record Date
Friday, May 8, 2020, at 8:30 a.m. Central Daylight Time	Exterran Corporation 11000 Equity Drive Houston, Texas 77041	Shareholders as of March 9, 2020 are entitled to vote

ITEMS OF BUSINESS:

•to elect eight directors to serve for a term expiring at the next annual meeting of shareholders;
•to conduct an advisory vote to approve the compensation of Exterran Corporation’s named executive officers;
•to ratify the appointment of PricewaterhouseCoopers LLP as Exterran Corporation’s independent registered public accounting firm for fiscal year 2020;
•to approve the 2020 Omnibus Incentive Plan; and
•to transact such other business as may properly come before the meeting or any adjournment thereof.

It is our current intention to hold an in-person meeting. However, we are continuing to monitor the spread of the recent coronavirus (COVID-19) outbreak and are sensitive to the public health and travel concerns of our shareholders, as well as the protocols that federal, state and local governments are imposing in an effort to control this outbreak. As a result, in the event we determine it is not possible or advisable to hold our Annual Meeting in person, we will provide our shareholders with the ability to participate in our Annual Meeting via remote communication or to hold our Annual Meeting entirely via remote communication. If we determine that either of these alternatives is necessary or advisable, we will communicate this decision as early as possible. Please check our website (www.exterran.com/extn) for updates and instructions.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to submit your vote via Internet, telephone or mail.

By Order of the Board of Directors,

Valerie L. Banner
Senior Vice President, General Counsel and Corporate Secretary
Exterran Corporation
Houston, Texas
March 18, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be held on May 8, 2020
We are making our Proxy Statement and Annual Report available to our shareholders electronically via the Internet. We will mail most of our shareholders a Notice on or about March 18, 2020, containing instructions on how to access this Proxy Statement and our Annual Report over the Internet and Vote by Internet or telephone. All shareholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. Shareholders may access the proxy materials at www.exterran.com or www.proxyvote.com or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

PROXY STATEMENT SUMMARY

The following is a summary of certain key information in our Proxy Statement. For complete information, please review this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019. In this Proxy Statement, we refer to Exterran Corporation as “Exterran,” the “Company,” “we” or “us.”

2020 Annual Meeting Information
Date:	Friday, May 8, 2020
Time:	8:30 a.m. Central Daylight Time
Place:	Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041
Record Date:	March 9, 2020

For additional information about the 2020 Annual Meeting of Shareholders see Frequently Asked Questions about the Meeting and Voting beginning on page 75.

Voting Matters and Board Recommendations
Proposals	Description	Board Recommendation	Page
Proposal 1	Election of Eight Directors	FOR each Director Nominee	6
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	57
Proposal 3	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm	FOR	58
Proposal 4	Approval of the 2020 Omnibus Incentive Plan	FOR	61

You may vote in the following ways:

Using the Internet at http://www.proxyvote.com	Calling 1-800-690-6903 if in the United States and Canada	Mailing your signed and dated proxy card or voting instruction form	Attending the Annual Meeting

For telephone and Internet voting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form that accompanied your proxy materials. Internet and telephone voting is available through 11:59 p.m. Eastern Daylight Time on May 7, 2020 for all shares.

It is our current intention to hold an in-person meeting. However, we are continuing to monitor the spread of the recent coronavirus (COVID-19) outbreak and are sensitive to the public health and travel concerns of our shareholders, as well as the protocols that federal, state and local governments are imposing in an effort to control this outbreak. As a result, in the event we determine it is not possible or advisable to hold our Annual Meeting in person, we will provide our shareholders with the ability to participate in our Annual Meeting via remote communication or to hold our Annual Meeting entirely via remote communication. If we determine that either of these alternatives is necessary or advisable, we will communicate this decision as early as possible. Please check our website (www.exterran.com/extn) for updates and instructions.

1 2020 PROXY STATEMENT

Proxy Summary
Our Business

Exterran provides a variety of products, services and environmental solutions to the energy and industrial sectors globally. We strive to deliver strong and sustainable financial results by leveraging our global resources, commercial and operational excellence, and technical capabilities.

Our Director Nominees

The Exterran Board of Directors (the “Board”) is comprised of eight members. Each of the nominees is currently a director. We believe their varied backgrounds, skills and experiences contribute to a balanced and diverse Board that is able to provide effective oversight of our Company and our senior executive team. Our director nominees’ skills and expertise include:

•energy industry experience
•enterprise risk
•executive leadership / human capital management
•financial expertise or literacy
•geographic experience

The following chart sets forth information with respect to our eight nominees standing for election.

Name	Age	Independent	Director Since	Primary Occupation	Committee Memberships
William M. Goodyear (Lead Independent Director)	71	Yes	2015	Retired Executive Chairman, Navigant Consulting Inc. Vice Chairman and Trustee, Rush University Medical Center	Audit (Chair) Compensation
James C. Gouin	60	Yes	2015	Former President, Chief Executive Officer and Director of Tower International, Inc.	Audit Compensation
John P. Ryan	68	Yes	2015	Retired President and Chief Executive Officer, Dresser, Inc.	Audit Compensation (Chair)
Christopher T. Seaver	71	Yes	2015	Retired Chairman and Chief Executive Officer, Hydril Company	Audit Nominating and Corporate Governance (Chair)
Hatem Soliman	61	Yes	2019	Retired Executive President, Schlumberger Middle East and Asia	Audit Nominating and Corporate Governance
Mark R. Sotir Executive Chair	56	No	2015	Executive Chair and Director; Co-President, Equity Group Investments	—
Andrew J. Way	48	No	2015	President, Chief Executive Officer and Director	—
Ieda Gomes Yell	63	Yes	2015	Retired Managing Director, Energix Strategy Ltd.	Compensation Nominating and Corporate Governance

EXTERRAN CORPORATION 2

Proxy Summary
Corporate Governance Highlights

The Board is committed to sound and effective corporate governance practices and continually reviews best practices and views of our shareholders on various issues. Following is a summary of our key governance policies and practices, including changes we have implemented after considering input received from our shareholders and other stakeholders:

Corporate Governance Best Practices	Lead Independent Director Responsibilities
•Annual election of directors
•Majority voting for directors
•Resignation policy for directors who do not receive majority vote
•Lead Independent Director
•Regular executive sessions of independent directors
•Mandatory director retirement policy
•Robust director and officer stock ownership guidelines
•Robust Code of Conduct and Helpline reporting
•Executive succession planning
•No poison pill
•No political contributions
•No hedging or pledging of Company stock by officers and directors
•Clawback policy
•Annual Board and committee evaluation process, including one-on-one director discussions
•Enterprise Risk Management program including relevant ESG related risks and opportunities
•Ongoing shareholder engagement

•Presides at executive sessions of independent directors and at all Board meetings when the Executive Chair is not present, including executive sessions of the Board
•Calls executive sessions of independent directors, relaying feedback from these sessions to the Executive Chair and Chief Executive Officer (“CEO”), and implementing decisions made by independent directors
•Approves Board and committee meeting agendas and schedules to ensure sufficient time for discussion of agenda items
•Serves as liaison between the Executive Chair and independent directors
•Meets regularly with the Company’s finance, compliance, legal and internal audit management and independent advisors
•Advises on scope and timeliness of information to be provided by management to the Board
•Interviews, along with our Nominating and Corporate Governance Committee Chair, all Board candidates and makes recommendations to the Nominating and Corporate Governance Committee and the Board

Corporate Social and Environmental Responsibility

Our approach to corporate social responsibility and sustainability revolves around maintaining an excellent safety performance, limiting our environmental footprint, leveraging innovation to provide environmentally efficient solutions to our customers and supporting our employees and communities. By supporting our people, environment, customers and communities, we can make a positive impact while aligning with our business strategy and creating value for our Company and its stakeholders.

In 2019, we expanded our governance model and established a Sustainability Committee to support the Board and Executive Leadership Team ("ELT") in fulfilling its oversight of sustainability-related risks and opportunities, and updated our Environmental Management Plan to include sustainability-related risks, objectives, and action plans for each risk. We also conducted a risk assessment regarding environmental, social and governance ("ESG") matters most relevant to the Company and reviewed and updated our data tracking processes in conjunction with the assessment. Our sustainability framework starts at the top with our Board and extends through our functional business units.

3 2020 PROXY STATEMENT

Proxy Summary

Environment. We are also committed to conducting our operations in a manner which protects our environment, including prevention of pollution, sustainable use of resources and providing innovative environmentally efficient solutions to our customers. Our ISO-certified global Environmental Management Plan drives Company-wide goals and objectives to continually improve performance, reduce our environmental footprint, and increase environmental awareness and sustainability of our operations, products and services. As part of our Environmental Management Plan, we conduct annual compliance audits, and track and take steps to decrease greenhouse gas and air emissions, and as well as water consumption and waste generation in order to minimize community impact and sustainably manage natural resources and raw materials. In 2019 we implemented a Live Audit Tracking System through Intelex to enable us to centralize environmental audits and better track steps and action items.

Investing in our People. Our core values are founded on our commitment to our people and safety. Our diverse global workforce contributes to the Company’s ability to work effectively across multicultural environments, and we are committed to providing equal opportunity throughout the Company. We also work to enable our colleagues to reach their full potential by fostering a culture of mutual respect and security, an inclusive and diverse work environment, professional development opportunities and benefits. Our global Learning Management System assists our employees in developing leadership and technical skills. In late 2018, we formed Exterran’s Women’s Forum, designed to develop and provide leadership training for our female employees.

Health and Safety. We are committed to the health and safety of our employees, contractors, customers, visitors and community residents. In 2019, we instituted a wellness program for our United States employees, providing education and support to our employees focused on preventative healthcare and well-being. We also maintain our ISO-certified global One Exterran Management System which provides a global set of safety standards that operationalize our core values, and our Goal Zero™ safety initiatives and process safety programs. As a result of our continued emphasis on safety, in 2019 we experienced the lowest injury rate in the history of our Company.

Labor and Human Rights. Our business is conducted in accordance with the laws and regulations governing the areas where we operate. We operate and believe in conducting business in an ethical, socially responsible and environmentally sustainable manner and respect the countries and communities where we work. We are committed to providing safe working conditions, freedom of association and fair hiring and labor standards. In 2019, we trained our ELT and managers on labor and human trafficking issues, and joined the Oil & Gas Trafficking Awareness Group (OGTAG), to work collaboratively with our industry, local officials, law enforcement, non-profits, and communities to combat human trafficking.

EXTERRAN CORPORATION 4

Proxy Summary
Stakeholder Engagement and Investor Outreach

Exterran is committed to engaging in constructive and meaningful conversations with all of our stakeholders and to building long-term relationships. The Board values the input and insights of our shareholders, and regularly monitors investor sentiment, shareholder voting results, and trends in governance, executive compensation, regulatory, environmental, social and other matters to identify potential discussion topics. We routinely communicate with our shareholders utilizing conferences, conference calls, non-deal road shows and individually scheduled meetings. We gain valuable feedback during these meetings which is provided to the Board and its relevant committees.

2019 Business Highlights

The Company performed well in 2019 despite slower orders driven by the industry's focus on cash flow and returns. We took significant steps to ensure financial strength and a sound capital structure that prepares Exterran for global growth in new and existing markets. Our 2019 financial highlights include:

__________________
(1) EBITDA, As Adjusted and EBITDA Percentage Rate are non-GAAP financial measures that are defined, discussed further, and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement.
(2) As defined in our credit agreement.

Executive Compensation Highlights

Below are highlights of our executive compensation programs. For additional information on our executive compensation programs, policies and 2019 executive compensation, please review our “Compensation Discussion and Analysis” and related tables beginning on page 25.

•We pay-for-performance, with a strong link between performance measures and strategic objectives.
•Given market conditions and stock performance, in 2019 we:
Maintained CEO short-term incentive ("STI") and long-term incentive ("LTI") targets and mix of time/performance at 2017 levels, and named executive officers ("NEOs'") base salary, STI target, LTI target and mix of time/performance at 2018 levels (except for Mr. Saligram's target LTI increase tied to a promotion in 2018.)
Delivered actual realized pay to our CEO and NEOs substantially lower than target value, due to lower incentive plan payouts, reinforcing our pay-for-performance philosophy.
•We changed LTI performance metrics to further align with longer-term strategic objectives and differentiate from STI metrics
•Over 95% of votes cast in 2019 supported our executive compensation program
•We considered the 50th percentile of peer companies when setting total NEO target compensation
•60% of our CEO's equity is based on multi-year performance goals
•Target compensation for our NEOs is heavily weighted towards variable compensation

5 2020 PROXY STATEMENT

BOARD OF DIRECTORS

PROPOSAL 1 - Election of Eight Directors

The Board, acting on the recommendation of our Nominating and Corporate Governance Committee, has nominated the eight individuals named below for election as directors. Each of the nominees is currently a director.

Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected. If for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by shareholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board.

Your Board unanimously recommends that shareholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.

A majority of the votes cast at the Annual Meeting is required to elect each director nominee. Our Bylaws and Corporate Governance Principles require that any nominee who receives a greater number of “against” votes than “for” votes must submit his or her resignation for consideration by our Board. Abstentions and broker non-votes are not considered to be cast, and therefore will have no effect on the election of directors.

Director Nominee Qualifications

Each director nominee brings a strong and unique background and set of qualifications and skills to our Board, giving the Board as a whole, a diverse group of leaders with competence and experience in a wide variety of areas. All of our directors are expected to understand the interests and needs of our customers and communities, and provide effective oversight of our social responsibilities to our stakeholders, and therefore this competency is not included in the director skills matrix below.

	Energy Industry Experience	Enterprise Risk	Executive Leadership/Human Capital Management	Qualified Financial Expert	Geographic Experience
William M. Goodyear		✓	✓	✓	✓
James C. Gouin		✓	✓	✓	✓
John P. Ryan	✓	✓		✓
Christopher T. Seaver	✓	✓	✓	✓	✓
Hatem Soliman	✓	✓	✓		✓
Mark R. Sotir	✓	✓	✓		✓
Andrew J. Way	✓	✓	✓		✓
Ieda Gomes Yell	✓	✓	✓		✓

The ✓ indicates that the item is a specific recent qualification, skill or experience that the director nominee brings to the Board. The lack of a ✓ for a particular item does not mean that the director nominee does not possess that qualification, characteristic, skill or experience. We look to each nominee to be knowledgeable in these areas.

EXTERRAN CORPORATION 6

Board of Directors

Key Director Qualifications, Skills and Attributes
Energy Industry Experience	Recent experience as a senior management executive or non-employee director in the energy or related products and services sectors. Qualifications will include an understanding of production, gathering, processing and treating, compression and production operations, products and services in the oil, gas, water and power markets, as well as the provision of related equipment and services.
6 of 8
Enterprise Risk	Recent experience overseeing enterprise-wide risk and managing ethics, legal and compliance risks as a public company executive or non-employee director. Qualifications will include an understanding of the risks facing the Company in areas of relevance, such as environmental, project management, political and currency, health and safety, legal and regulatory compliance and technology.
8 of 8
Executive Leadership / Human Capital Management	Recent experience serving as a non-employee director in a leadership role or a senior management executive in roles such as a CEO, Chief Operating Officer (“COO”) or large segment President of a publicly-listed company. Qualifications will includes strong business acumen and judgment, strategic planning, predicting and responding to market or economic volatility, complex problem solving, and human capital management, development and succession planning.
7 of 8
Financial Expertise or Literacy
Financial Expert - Recent experience serving as a: 1) senior financial executive in roles such as a Chief Financial Officer (“CFO”), Chief Accounting Officer (“CAO”), Treasurer or head of finance of a publicly-listed company; 2) senior partner with leadership responsibility at a major public accounting or investment banking firm; or 3) as a member of the audit committee for a publicly-listed company. Qualifications will include satisfaction of the Securities and Exchange Commission (“SEC”) definition of an audit committee financial expert.

Financial Literacy - Demonstrated financial literacy, business acumen and judgment, strategic planning, and an understanding of capital markets, capital allocation, mergers and acquisitions and investor relations.

8 of 8
Geographic Experience	Recent experience as a senior management executive or a non-employee director in geographic markets of relevance to the Company based upon current and planned future revenue generation capabilities. Qualifications will include international market acumen, relationships, cultural awareness, currency and geopolitical risk understanding, and capital investment decisions in the regions.
7 of 8
Gender, National or Ethnic Diversity	Representation of geographic, gender, ethnic, or other perspectives that expand the Board’s understanding of the needs and viewpoints of our global customers, employees, governments and other stakeholders.
5 of 8

7 2020 PROXY STATEMENT

Board of Directors
Our 2020 Director Nominees

The following pages contain information regarding each of the nominees for director including professional highlights and qualifications.

WILLIAM M. GOODYEAR

Professional Highlights

Rush University Medical Center
Vice Chairman and Trustee, 2019 - present
Chairman and Trustee, 2013 - 2019

Navigant Consulting, Inc., a specialized global consulting firm
Executive Chairman of the Board, 2000 - 2014
Chief Executive Officer, 2000 - 2012

Bank of America
Chairman and Chief Executive Officer, Bank of America Illinois
President, Bank of America’s Global Private Bank, 1994 - 1999

Continental Bank (subsequently Bank of America)
Vice Chairman, Board of Directors, 1990 - 1994
Management, European and Asian Operations, 1985 - 1990
Various management positions, 1972 - 1985

Current Public Company Directorships
•Enova International, Inc.

Skills and Qualifications
•Enterprise Risk Management
•Executive Leadership
•Financial Expertise or Literacy
•Geographic Experience

Education
•B.B.A., The University of Notre Dame
•M.B.A, Amos Tuck School of Business at Dartmouth College

Other Positions
•Board of Trustees, The University of Notre Dame
•Board of Trustees, The Museum of Science and Industry-Chicago
•Director, Ardent Health Services, an acute care hospital system

Director Since October 2015 Lead Independent Director Exterran Board Committees •Audit (Chair) •Compensation
Nationality: United States Age: 71

JAMES C. GOUIN

Professional Highlights

Tower International, Inc., a global manufacturer of engineered automotive products
Chief Executive Officer and Director, 2017 - 2019
President, 2016 - 2019
Executive Vice President and Chief Financial Officer, 2007 - 2016

FTI Consulting, Inc., a business advisory firm
Senior Managing Director, Corporate
Financial Practice Group, 2007

Ford Motor Company
Vice President, Finance, Strategy and Business Development
International Operations, 2006 - 2007
Vice President, Finance and Global Corporate Controller, 2003 - 2006

Skills and Qualifications
•Enterprise Risk Management
•Executive Leadership
•Financial Expertise or Literacy
•Geographic Experience

Education
•B.B.A., The Detroit Institute of Technology
•M.B.A., The University of Detroit Mercy

Other Positions
•Chairman of the Board, Vista Maria, a non-profit corporation
•Board of Trustees, University of Detroit Mercy 2005 - 2017

Director Since November 2015 Independent Exterran Board Committees •Audit •Compensation
Nationality: Canada Age: 60

EXTERRAN CORPORATION 8

Board of Directors

JOHN P. RYAN

Professional Highlights

Dresser, Inc., a global provider of flow control products, measurement systems and other infrastructure technologies
President and Chief Executive Officer, 2007 - 2011
President and Chief Operating Officer, 2004 - 2007

Wayne Division, Dresser Inc.
President, 1996 - 2004
Vice President, 1991 - 1996

Skills and Qualifications
•Energy Industry Experience
•Enterprise Risk Management
•Financial Expertise or Literacy

Education
•B.A., Villanova University

Other Positions
•Ex-Officio Director, The Village of Hope
•Director, Hudson Products, Inc., a provider of heat transfer equipment, 2008 - 2017
•Director, Wayne Fueling Systems, Inc., a global supplier of fuel dispensers, payment terminals and other measurement and control solutions, 2014 - 2016
•Director, FlexEnergy, LLC, a provider of oil field turbine generators and environmental solutions, 2012 - 2013

Director Since October 2015 Independent Exterran Board Committees •Audit •Compensation (Chair)
Nationality: United States Age: 68

CHRISTOPHER T. SEAVER

Professional Highlights

Hydril Company, an oil and gas service company
Chairman of the Board, 2006 - 2007
Chief Executive Officer and Director, 1997-2007
President, 1993 - 2007
Various domestic and international management positions, 1985 - 1993

Paul, Hastings, Janofsky & Walker LLP, an international law firm
Corporate and securities attorney, 1980 - 1985

Foreign Service Officer, U.S. State Department (postings in Kinshasa, Republic of Congo and Bogotá, Colombia), 1970 - 1974

Current Public Company Directorships
•Oil States International, Inc.
•McCoy Global, Inc.

Skills and Qualifications
•Energy Industry Experience
•Enterprise Risk Management
•Executive Leadership
•Financial Expertise or Literacy
•Geographic Experience

Education
•A.B. Economics, Yale University
•M.B.A. and J.D., Stanford University

Other Positions
•Board of Trustees, two non-profit corporations
•Director and Officer, Petroleum Equipment & Services Association, 1995 - 2007
•Director, American Petroleum Institute, 2004 - 2007
•Director and Chairman, National Ocean Industries Association, 1999 - 2007

Director Since October 2015 Independent Exterran Board Committees •Audit •Nominating and Corporate Governance (Chair)
Nationality: Canada and United States Age: 71

9 2020 PROXY STATEMENT

Board of Directors

HATEM SOLIMAN

Professional Highlights

Schlumberger Ltd.
Senior Advisor to Global CEO, 2017 - 2018
Executive President, Schlumberger Middle East & Asia, UAE, 2016 - 2017
Executive President, Schlumberger Latin America, Brazil, 2010 - 2016
Executive President, Schlumberger Testing Services, France, 2007 - 2010
President and Managing Director for Venezuela, Trinidad & The Caribbean Region, Venezuela, 2004 - 2007
President and Managing Director for Colombia, Peru and Ecuador Region, Colombia, 2003 - 2004
Solutions Manager, Worldwide HQ Oilfield Services, France, 2002 - 2003
VP and Business Manager, North and South America Wireline Operations, Texas, 2000 - 2002
Managing Director, East Africa & East Mediterranean, Egypt, 1998 - 2000
General Manager, Brazil, 1996 - 1998
Various positions, 1981 - 1996

Current Public Company Directorships
•ADES International Holding Ltd.

Skills and Qualifications
•Energy Industry Experience
•Enterprise Risk Management
•Executive Leadership
•Financial Expertise or Literacy
•Geographic Experience

Education
•B.S. Electrical Engineering, Helwan University, Cairo, Egypt

Other Positions
•Director, OCYAN-SA (part of the Oderbecht S.A. Group)

Director Since 2019 Independent Exterran Board Committees Audit Committee Nominating and Corporate Governance Committee Nationality: Egypt and Brazil Age: 61

MARK R. SOTIR

Professional Highlights

Exterran Corporation
Director and Executive Chair of the Board, 2015 - present

Equity Group Investments, a private investment firm
President, 2019 - present
Co-President, 2015 - 2019
Managing Director, 2006 - 2015

Sunburst Technology Corporation, a distributor of educational software
Chief Executive Officer, 2003 - 2006

Budget Group, Inc., Rent-A-Car and Ryder Truck Rental, a global vehicle leasing and rental company
President, 1999 - 2003
Director, 2000 - 2003

Skills and Qualifications
•Energy Industry Experience
•Enterprise Risk Management
•Executive Leadership
•Financial Expertise or Literacy
•Geographic Experience

Education
•B.A. Economics, Amherst College
•M.B.A., Harvard Business School

Other Positions
•Director, Ardent Health Services, an acute care hospital system

Director Since October 2015 Executive Chair
Nationality: United States Age: 56

EXTERRAN CORPORATION 10

Board of Directors

ANDREW J. WAY

Professional Highlights

Exterran Corporation
President, Chief Executive Officer and Director, 2015 - present

GE Oil & Gas, a provider of equipment and services to the energy industry
Vice President and Chief Executive Officer, Drilling and Surface Production, 2012 - 2015
Vice President and Chief Executive Officer, Turbo Machinery Services, 2010 - 2012
General Manager, Global Supply Chain, Turbo Machinery Services, 2008 - 2010
General Manager Operations, Turbo Machinery Services, 2007 - 2008

GE Equipment Services, a division of GE Capital
Operations Director and Managing Director, 2001 - 2007

GE Aviation
Various positions, 1996 - 2001

Skills and Qualifications
•Energy Industry Experience
•Enterprise Risk Management
•Executive Leadership
•Financial Expertise or Literacy
•Geographic Experience

Education
•A.B. Mechanical Engineering, University of Wales, U.K.
•Technical Leadership Program, Lucas Industries, Wales, U.K.

Other Positions
•Director and Compensation Committee Chair, Petroleum Equipment & Services Association

Director Since October 2015 President, Chief Executive Officer and Director
Nationality: United Kingdom Age: 48

IEDA GOMES YELL

Professional Highlights

Energix Strategy Ltd., an independent oil and gas consultancy firm
Managing Director, 2011 - 2017

BP Integrated Supply and Trade
Vice President, New Ventures, 2004 - 2011

BP Solar, a solar photovoltaic manufacturer and developer
Vice President, Regulatory Affairs and Market Development, 2002 - 2004

BP Brazil, a subsidiary of BP plc and Bridas
President, 2000 - 2002

Pan American Energy, a joint venture of BP plc and Bridas
Vice President, 1998 - 1999

Current Public Company Directorships
•Bureau Veritas S.A.
•Saint-Gobain S.A.

Skills and Qualifications
•Energy Industry Experience
•Enterprise Risk Management
•Executive Leadership
•Financial Expertise or Literacy
•Geographic Experience

Education
•B.S. Chemical Engineering, The University of Bahia, Brazil
•MSc. Environmental Engineering, The Polytechnic School of Lausanne, Switzerland
•MSc. Energy, The University of São Paulo, Brazil

Other Positions
•Councillor, Brazilian Chamber of Commerce, Great Britain, a non-profit organization
•Founding Director, WILL Latam-Women in Leadership in Latin America
•Advisory Board Member, Crystol Energy, an independent advisory firm
•Advisory Board Member, Comgás
•Advisory Board Member, Infrastructure Department of the São Paulo Federation of Industries
•Senior Visiting Research Fellow, Oxford Institute for Energy Studies in the United Kingdom
•Senior Visiting Research Fellow, Fundação Getúlio Vargas Energia in Brazil
•Chairman, Corporate Governance Committee, InterEnergy Holdings, a private power production company
•Director, Prumo Logistica S.A.

Director Since October 2015 Independent Exterran Board Committees •Compensation •Nominating and Corporate Governance
Nationality: Brazil and United Kingdom Age: 63

11 2020 PROXY STATEMENT

CORPORATE GOVERNANCE AT EXTERRAN

Exterran’s Board of Directors

Our Company is committed to sound corporate governance policies and practices, designed and routinely assessed to enable the Company to operate its business responsibly, compete more effectively, sustain our success and build long-term shareholder value. The Company is governed by our Board of Directors and its committees, who together provide oversight and guidance with respect to our overall performance, strategic direction and key business objectives and risks. Directors discharge their responsibilities at Board and committee meetings, through ongoing communication with each other and with management throughout the year.

Our Board Structure

Role of Lead Independent Director. Consistent with industry best practices and in accordance with the Company’s Corporate Governance Principles, the Board has a Lead Independent Director to ensure that the Company maintains a corporate governance structure with appropriate independence and balance. Mr. Goodyear presently serves as Lead Independent Director. The Lead Independent Director is elected by the independent directors, and presides at the executive sessions of the independent directors which are held in conjunction with each regularly scheduled meeting of the Board. In addition, the Lead Independent Director:

•Presides at all Board meetings when the Executive Chair is not present, including executive sessions of the Board
•Calls and presides at all executive sessions of independent directors, relaying feedback from these sessions to the Executive Chair and CEO, and implementing decisions made by independent directors
•Approves Board meeting agendas and schedules to ensure sufficient time for discussion of agenda items
•Serves as liaison between the Executive Chair and independent directors
•Meets regularly with the Company’s finance, compliance, legal and internal audit management and independent advisors
•Advises on scope and timeliness of information to be provided by management to the Board
•Interviews all Board candidates, along with our Chair of Nominating and Corporate Governance Committee and makes recommendations to the Nominating and Corporate Governance Committee and the Board

Separation of Executive Chair and CEO Roles. The Board recognizes the time, effort and energy that our CEO is required to devote to his position, as well as the commitment required to serve as our Executive Chair, and has therefore divided these roles. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of our operations and the responsibilities of the Board and management. Mr. Sotir serves as Executive Chair and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting.

Director Independence

Board Members. Our Corporate Governance Principles provide that at least a majority of the Board must consist of independent directors, which reflects the NYSE governance listing standards. The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his or her immediate family), as well as relationships with other for-profit and not-for-profit entities and organizations and related party transactions, to determine whether any such relationship or transaction would prohibit a director from being independent under SEC rules, NYSE listing standards and the Company’s Corporate Governance Principles.

During the Nominating and Corporate Governance Committee’s most recent review of independence, it was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires. These relationships were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee, and none are required to be reported in this Proxy Statement.

EXTERRAN CORPORATION 12

Corporate Governance
Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that each of the following current directors are independent: Messrs. Goodyear, Gouin, Ryan, Soliman, Seaver, and Ms. Gomes Yell. Mr. Sotir is not independent because he is the Executive Chair of the Company, and Mr. Way is not independent because he is the President and Chief Executive Officer of the Company.

Heightened Standards for Committee Members. In addition to the general independence requirements of the SEC and NYSE, all members of the Audit, Compensation and Nominating and Corporate Governance Committees must meet the heightened independence standards imposed by the SEC and NYSE applicable to members of such committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees meets these heightened independence standards and each member of the Compensation Committee also qualifies as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934. In addition, all of the members of our Audit Committee are financially literate and four of the members qualify as “audit committee financial experts” under the federal securities laws, and pursuant to our Audit Committee Charter, none of our Audit Committee members serve on the audit committee of more than two other public companies.

Our Board Committees

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Conduct, our Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at www.exterran.com or in print by submitting a written request to Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041, Attention: Corporate Secretary.

Board Committee Responsibilities. The purpose and responsibilities of each committee are summarized in the table below:

Audit Committee
•Assists the Board in fulfilling its oversight of enterprise risk management, particularly with regard to financial risk exposures, and effectiveness of the Company’s compliance programs and internal controls, including cybersecurity risks
•Reviews and discusses with management, the independent auditors and the internal auditors, the integrity of the Company’s accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters covering our financial structure, financial risk management and tax planning
•Appoints the Company's independent auditors, monitors their independence and approves their compensation
•Monitors the qualifications and performance of the Company’s internal auditors and independent auditors
•Maintains open and direct lines of communication with the Company’s management, internal auditors, independent auditors, and global compliance organization
•Monitors our compliance with legal and regulatory requirements, including the Company’s Code of Conduct and Ethics Helpline
•Reviews, and coordinates reviews by other Board committees of significant corporate risk exposures and steps management has taken to monitor, control and report such exposures

13 2020 PROXY STATEMENT

Corporate Governance

Compensation Committee
•Assists the Board in fulfilling its responsibilities relating to the fair and competitive compensation of our executives and other key employees and its oversight of enterprise risk management, particularly risks in connection with the Company’s compensation programs and practices and employee initiatives and development
•Oversees the Company’s compensation philosophy and executive compensation policies, plans, programs and practices
•Reviews the Company’s strategies and supporting processes for management succession planning and executive retention
•Approves and recommends to the Board annual performance goals and objectives relevant to the compensation of the CEO and annually evaluates the performance of the CEO in light of those goals
•Reviews and determines total compensation for the Company’s CEO and, in consultation with the CEO the Company’s other senior officers
•Reviews strategies and initiatives relating to the Company's officers and employees, including leadership development and talent, cultural and diversity management
•Reviews annually the compensation paid to non-employee directors and makes recommendations to the Board for any adjustments
•Determines and approves stock ownership guidelines for directors and senior officers and monitors compliance with such guidelines

Nominating and Corporate Governance Committee
•Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with the Company’s governance policies and processes and composition of the Board
•Monitors compliance with, reviews, develops, and recommends changes to, the Company’s governance framework, including the Company’s Corporate Governance Principles
•Develops and recommends to the Board the director recruitment and selection process and director qualification standards
•Oversees orientation and continuing education programs for directors
•Evaluates, determines and recommends nominees for election as directors at the annual shareholders’ meetings and to fill any vacancies on the Board
•Reviews annually the composition, diversity and processes of the Board and its committees, and recommends committee assignments to the Board
•Evaluates annually the performance and effectiveness of the Board and committees
•Oversees the Company’s shareholder engagement efforts

Board Committee Membership. Members of each committee are recommended by the Nominating and Corporate Governance Committee, except for members of the Nominating and Corporate Governance Committee which are recommended by the Lead Independent Director. Committee members are elected by the Board at its first meeting following the annual meeting of shareholders to serve for one-year terms. All of the current members of our committees are independent. The following reflects the membership of our current committees:

Director	Independent	Audit	Compensation	Nominating and Corporate Governance
William M. Goodyear*	L	C	●
James C. Gouin*	●	●	●
John P. Ryan*	●	●	C	●
Christopher T. Seaver*	●	●		C
Hatem Soliman	●	●		●
Mark R. Sotir
Andrew J. Way
Ieda Gomes Yell	●		●	●
Number of 2019 Meetings	5	5	6	5
_____________

● Member	C Chair	L Lead Independent Director	* Financial Expert

EXTERRAN CORPORATION 14

Corporate Governance
Director Attendance

Board and Committee Meetings. We expect members of the Board to attend all Board meetings. In 2019, the Board held nine meetings, and its committees held the number of meetings listed in the table above. All current directors attended, both individually and as a group,100% of the Board meetings and each Board committee on which they served during calendar year 2019.

Annual Shareholders Meeting. While we do not have a formal requirement relating to director attendance at our annual meeting of shareholders, all directors are expected to attend. All of our current Board members attended our 2019 Annual Meeting of Shareholders.

Executive Session of the Independent Directors. The independent directors meet in executive session with the Lead Independent Director presiding (separate from management) at least four times a year. The executive sessions of the independent directors are held in conjunction with each regularly scheduled meeting of the Board, and any other meeting as determined by the Lead Independent Director. The independent directors met in executive session five times in 2019.

Selection of Director Candidates

The selection of qualified directors is fundamental to the Board’s successful oversight of the Company’s strategy and enterprise risks. Therefore, it is critical to select candidates who bring diverse viewpoints and perspectives, and exhibit the range of skills, personal attributes and expertise sufficient to provide sound and prudent guidance with respect to the Company’s strategic needs. Our priorities for recruiting new directors evolve over time based on the Company’s strategic needs and current composition of our Board. Our Nominating and Corporate Governance Committee, charged with reviewing the composition of the Board, considers among other factors the criteria shown in the table on page 7, as well as a candidate’s character, diversity, judgment, ethics, integrity and time commitment.

Directors must be committed to enhancing the long-term interests of our shareholders and other stakeholders and should not be biased towards the interests of any particular stakeholder. Board members should also be prepared to travel, to attend meetings of the Board and its committees, and be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or inadvisable. Director candidates should also satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, rules and regulations of the NYSE, the SEC and our Corporate Governance Principles.

The Nominating and Corporate Governance Committee screens and recommends candidates for nomination by the full Board. The Committee is assisted in its efforts by a recognized, qualified search firm and a Board search committee appointed by the Board, who assist in identifying and evaluating candidates that satisfy the Board’s criteria.

15 2020 PROXY STATEMENT

Corporate Governance
In 2019, our Board engaged an independent qualified firm to assist our Board in the evaluation of its current skills and needed competencies as our Company grows its global presence in the energy and industrial services sectors. As the Company’s business needs evolve, the Board will continue to consider the Board’s skill sets and needs and identify director candidates with desired additional capabilities and diversity.

Shareholders who wish to recommend a candidate to the Nominating and Corporate Governance Committee or submit nominees for election at an annual or special meeting should follow the procedures described on page 74. The Nominating and Corporate Governance Committee will review the qualifications and experience of each recommended director candidate using the same criteria for candidates proposed by our search firm, directors, Board search committee or management.

Diversity Policy for Director Candidates. The Nominating and Corporate Governance Committee places great emphasis on diversity of personal and professional experiences, skills, nationality, gender, ethnicity, race, education and backgrounds, and actively considers diversity in the recruitment and nomination of directors. The Nominating and Corporate Governance Committee believes that judgment and perspectives offered by a diverse board of directors improves the quality of the Board’s decision-making and helps the Board respond more effectively to the needs of the Company’s stakeholders, including its shareholders, employees, customers and communities, enhancing the Company’s business performance, and further believes it is not necessary for this policy to be formalized.

Director Retirement Policy and Term Limits

To facilitate proactive Board succession planning and refreshment, our Corporate Governance Principles provide for a mandatory retirement age of 75.

Director Orientation and Continuing Education

Upon joining the Board, as part of our onboarding process, new directors participate in a detailed director orientation program that introduces them to the Company. The Nominating and Corporate Governance Committee oversees our program to on-board new directors, which includes a detailed review of Company information and materials, meetings with management and a tour of our facilities. This orientation enables new directors to become familiar with the Company’s business and strategic plans; significant financial matters; core values, including our Code of Conduct, compliance programs and corporate governance practices; and other key policies and practices, including workplace safety, risk management, investor relations and sustainability efforts.

Continuing education opportunities are provided to keep directors updated with information about the Company’s sector, corporate governance developments, critical strategic issues and evolving risks facing the Company, and other matters relevant to Board service. To enhance the Board’s understanding of some of the unique issues affecting our business, we invite outside experts and our regional leaders to meet and discuss key topics with our Board. In addition, directors are invited to visit our operating locations, tour our facilities and interact directly with the personnel responsible for our day-to-day operations, and to attend other key corporate and industry events to enhance their understanding of the Company and its competitors. Directors also participate in the National Association of Corporate Directors (NACD) of which the Company is a member, and are encouraged to attend, at our expense, third-party director education programs sponsored by the NACD and other recognized organizations.

Board Access to Independent Accountants, Senior Management, Employees and External Advisors

Directors have complete access to our independent accounting firm, senior management and other employees, including our compliance, legal and internal audit employees. They also have direct access to external counsel, advisors and experts of their choice with respect to any issues relating to the Board’s discharge of its duties.

EXTERRAN CORPORATION 16

Corporate Governance
Our Board’s Governance Roles

The Board’s Role in Risk Oversight

While our management team is responsible for the day-to-day management of risk, the Board has broad oversight responsibility and an active role, both as a whole and through its committees, in overseeing management of the Company’s risks. In this role, the Board receives regular reports from members of management on areas of significant risk to us, including financial, operational, strategic, environmental, climate, water, health and safety, cybersecurity, employee development and succession, and social risks and concerns, in order to satisfy itself that the Company’s risk-management processes are functioning as intended and the Company is promoting a culture of ethical, prudent decision-making. The Board’s involvement in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is also important to the determination of the types and appropriate levels of risk we undertake.

In connection with its ongoing risk oversight, the Board annually reviews an Enterprise Risk Management report provided by management, which assesses current risks most significant to the Company (including cybersecurity risks) and mitigation of those risks. The Company retains an independent cybersecurity advisor to provide additional oversight and assist the Company’s mitigation of cybersecurity risks.

The Board has delegated to individual Board committees certain of its risk oversight responsibilities, as shown below. All Board committees are comprised solely of independent directors and generally assist with oversight of risks within their respective areas of responsibility.

FULL BOARD
Although the Board is ultimately responsible for risk oversight, the Board is assisted in discharging its risk oversight responsibility by the Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee oversees management of certain risks, including but not limited to the areas of risk summarized below, and periodically reports to the Board on those areas of risk:

AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE COMMITTEE
Oversees management of risks related to our financial statements, the financial reporting process and internal controls, and compliance with legal and regulatory requirements, including cybersecurity risks	Oversees management of risks related to our compensation programs and practices applicable to our executives and non-employee directors, succession and compensation planning for the CEO and other members of executive management, and employee initiatives and development	Oversees management of risks related to our governance policies and Board and committee composition and processes, Board recruitment, Board and committee evaluations, Board education programs and shareholder engagement program

Each of these committees receives regular reports from management which assists in its oversight of risk in its respective area of responsibility.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board maintains responsibility for certain risks (including environmental, climate, water and certain social risks) and is regularly informed through committee reports about risk delegated to each committee. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

How our Board and Committees Evaluate their Performance

Each year, the Board and each committee conduct an annual self-evaluation to assess performance and effectiveness and consider opportunities for improvement. This process, overseen by the Nominating and Corporate Governance Committee, is reviewed annually and includes completion of a comprehensive questionnaire by each member and one-on-one director discussions conducted by the Chair of the Nominating and Corporate Governance Committee.

17 2020 PROXY STATEMENT

Corporate Governance
In addition, in late 2018 a qualified independent third-party was retained to assist with the Board’s evaluation process. Directors were interviewed by the third-party, gave feedback on individual directors, committees and the Board, and responded to questions designed to elicit information to be used in improving Board effectiveness.

Collective results and comments gained during the evaluation process are synthesized and reviewed (on an anonymous basis) by the Nominating and Corporate Governance Committee (as it relates to the Board and all committees), and with each committee (as it relates to such committee). Following these reviews, results are presented to the full Board for discussion and determination of appropriate action items.

Matters considered as part of the evaluations and interviews include the following:
•Board effectiveness, including Board and committee structure and composition
•Board and committee skills, composition, diversity and succession planning
•Board and committee culture and dynamics, including effectiveness of discussions at meetings
•Quality and effectiveness of Board and committee agendas, meeting structure and priorities
•Dynamics between the Board and management, including the quality of presentations and information provided to the Board and its committees
•Contribution and effectiveness of individual directors and the Board as a whole

Our Commitment to Stakeholder Engagement and Investor Outreach

Exterran is committed to engaging in constructive and meaningful conversations with our shareholders, employees, customers and the communities in which we operate in order to build long-term relationships. The Board values the input and insights of our stakeholders, and regularly monitors investor sentiment, shareholder voting results, and trends in governance, executive compensation, regulatory, environmental, social and other matters to identify potential topics to discuss with our stakeholders. One or more members of management engage with our larger shareholders following proxy season to actively solicit input on a range of issues. Members of management and local employees also communicate with many of our customers and communities in which we operate to understand and share information and concerns. Following these discussions, our stakeholders’ views are reviewed with our senior management and Board to evaluate any identified issues or concerns and determine needed enhancements to the Company’s policies, practices and disclosures.

In 2019, we actively reached out to several of our largest shareholders together representing more than 50% of our outstanding common stock, and held in-person or telephone meetings with many of these shareholders. We discussed various topics and gained valuable feedback during these meetings which was provided to the Board, relevant Board committees and senior management members.

After considering feedback received from investors in 2019, we implemented the following changes:
•Changed Performance metrics. We changed our STI metrics to reflect current business priorities and our LTI metrics to align with long-term strategic objectives and differentiate from STI metrics
•Enhanced our governance and social disclosures. We increased our disclosures regarding committee oversight responsibilities, talent and leadership development, and safety and environmental processes
•Increased ESG data tracking. We began tracking additional ESG related data to be able to provide more meaningful ESG related disclosures
•Enhanced our executive compensation program disclosure. We further enhanced our disclosure around our compensation program evolution and the performance criteria considered in determining compensation for our NEOs

In addition to our governance-related outreach, throughout the year our Vice President of Investor Relations, frequently together with our CEO or CFO, engaged with analysts and institutional investors, through participation in investor conferences, other formal events, and group and one-on-one meetings.

EXTERRAN CORPORATION 18

Corporate Governance
The diagram below represents our ongoing stakeholder outreach process.

Winter	Ü	Spring
Our Board updates our governance framework, policies, and practices based on stakeholder feedback, the Board’s self-assessment, governance trends and best practices, and regulatory developments.		We publish our annual report and proxy statement to our shareholders and other stakeholders. We meet with our analysts and institutional investors at conferences and in one-on-one meetings.
Ý		Þ
Fall	Û	Summer
We review input received from our shareholders and analysts. We continue to communicate with shareholders, analysts and other stakeholders and follow-up on their input. The Board and its committees conduct their annual self-assessments.		We review the results of the annual shareholders meeting, and we speak with our largest shareholders about significant governance changes, environmental and social updates, and other developments at Exterran. We also solicit input on topics that are important to them. Feedback received is communicated to the Board.

Our 2019 Advisory Say-On-Pay Vote

The Company conducts an annual advisory vote on executive compensation. While this vote is not binding, the Compensation Committee believes that an annual say-on-pay advisory vote offers shareholders the opportunity to express their views regarding the Company’s executive compensation programs and the Committee’s decisions on executive compensation. At our 2019 Annual Meeting of Shareholders, over 95% of the votes cast with respect to our say-on-pay proposal were voted in favor of the Company’s NEOs’ compensation. Given this high level of support for the Company’s executive compensation programs, the Committee believes that the Company’s shareholders are supportive of our current executive compensation pay practices; however, we continue to carefully consider input from our shareholders and best practices in developing our executive compensation programs.

Corporate Governance Documents and Code of Conduct

Our Corporate Governance Principles, Code of Conduct, Certificate of Incorporation, Bylaws and Board committee charters form the framework of our corporate governance. Our Code of Conduct is applicable to our Board, officers, employees and contractors, and a copy is provided to every employee and to our contractors in local languages. Our Code of Conduct reflects our beliefs, including our beliefs in fundamental human rights, protecting the rights of minority groups and women, and fair wages for our employees. Our employees are required to annually certify that they have read, understand and will comply with our Code of Conduct, and contractors are required to also consent in writing to comply with the Code of Conduct. We also train all new employees on the Code of Conduct.

19 2020 PROXY STATEMENT

Corporate Governance
Our Ethics Helpline, proactively communicated to our employees and administered by a third-party, is available in several languages and provides an anonymous grievance mechanism for our employees to voice concerns or violations of our Code of Conduct anonymously. The Helpline is monitored daily by our compliance department, and all concerns received are recorded and addressed in accordance with a standard protocol. A Helpline summary together with key action items is provided to our senior management and the Board on a regular basis. Additionally, we have ongoing training programs for our management and employees on ethics, anti-corruption, anti-bribery, human rights, work-place harassment, and other risks associated with our business and operations. All of our governance documents are available at www.exterran.com and in print to any shareholder who requests a copy from the Company’s Corporate Secretary.

Our Commitment to Social and Environmental Corporate Responsibility

Our approach to corporate social and environmental responsibility and sustainability revolves around maintaining excellent safety performance, limiting our environmental footprint, leveraging innovation to provide environmentally efficient solutions to our customers and supporting our employees and communities. By supporting our people, environment, customers and communities, we can make a positive impact while aligning with our business strategy and creating value for our Company and its stakeholders. On an ongoing basis, we also consider potential environmental, social, and health and safety risks and opportunities that could impact our ability to create value for our stakeholders, and engage in communications with key stakeholders to obtain their input in these important areas.

Social. We also work to enable our colleagues to reach their full potential by fostering a culture of mutual respect and security, an inclusive and diverse work environment, professional development opportunities, safe working conditions and fair hiring and labor standards. Our full time employees receive annual performance reviews, designed to provide additional guidance and encourage open feedback. In 2019, we continued our focus on training and leadership development of our employees through our global Learning Management System and external programs. We also completed an extensive leadership development training program begun in 2018 for senior managers and executives, conducted by a qualified third party, in order to further enhance the capabilities of our current and future leaders. In late 2018 we formed Exterran’s Women’s Forum, designed to further develop our diverse workforce. Through our Forum, we provide additional educational and development opportunities by means of meetings, speakers and group training activities. We also provide training opportunities through PESA’s leadership, diversity and inclusion, and ESG programs and workshops. Our officers chair PESA's ESG and Diversity and Inclusion Committees. Through Exterran Cares™, in 2019 our Company and employees contributed to and volunteered in a wide range of community service projects and activities across our global operating regions.

Safety. We are committed to the health and safety of our employees, contractors, customers, visitors and community residents. We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, work procedures, emergency preparedness procedures, and other preventative safety and health programs. Our Vice President of HSSE reports directly to our CEO, and his annual goals and performance against these goals are also managed by our CEO. Our global One Exterran Management System provides a global set of safety standards that operationalize our core values. This system is certified to ISO 9001: 2015; 14001: 2015; and ISO 45001. Our Goal Zero™ initiative provides additional process safety programs, such as near-miss reporting and risk assessments, in order to further reduce health and safety incidents.

We are committed to pursuing a zero-incident safety culture by continuously working toward mitigating risk and eliminating incidents that may bring harm to our employees, contractors, the public and the environment. In order to achieve our corporate and operational safety goals, our health and safety policies apply to all employees and contractors, and we expect that:
•all employees, contractors and visitors are obligated to stop work they consider to be unsafe
•all employees and contractors must be committed to safety and compliance
•all employees and contractors have the responsibility to report potential safety risks, incidents and near misses
•all employees and contractors must consider the protection of human health and safety and the environment a priority
•all employees and contractors must comply with all applicable laws, regulations, permits, policies and procedures, including those related to health, safety and the environment

EXTERRAN CORPORATION 20

Corporate Governance
Environment. We are focused on environmental compliance, finding opportunities to reduce our environmental impact where we operate, and providing innovative environmentally efficient solutions to our customers. This includes helping our customers treat and reuse produced water, reduce emissions and reduce use of power from the grid. Our approach includes the consideration of ways to integrate new solutions into our operations and activities to create sustained change. Our global Environmental Management System is certified to ISO 14001: 2015, driving our Company-wide goals and objectives to continually improve performance, reduce our environmental footprint and increase the sustainability of our materials, operations, products and services. As part of our global Environmental Management Plan, we conduct annual compliance audits, and track and take steps to decrease greenhouse gas and air emissions, and as well as water consumption and waste generation in order to minimize community impact and sustainably manage natural resources and raw materials. In 2019, we implemented a Live Audit Tracking System through Intelex to enable us to centralize these audits and better track steps and completion of action items. In addition, we continually work to develop new and enhanced products which will allow our customers to reduce air emissions, treat and recycle water and decrease power use, further minimizing our customers’ global environmental impact.

Communication with our Board

Our Board and management believes strongly in the benefits of listening and communicating continually with a wide array of shareholders and stakeholders. We therefore provide a variety of means to enable this, including via:

•Communication that takes place during our Annual Meeting and through shareholders' proxy voting
•Communication through our Ethics Helpline, available for global and anonymous communication, by calling 1-800-281-5439 (United States) or 1-832-554-4859 (outside of the United States)
•Sending emails to our Board at auditchair@exterran.com
•Sending mail to our Board at: Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041
Attention: Corporate Secretary
•Engaging with us in individual or group meetings as part of our governance outreach efforts
•Participating in our robust investor relations programs and opportunities

Relevant communications are distributed to the Board, or to any individual committee, director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any director upon request.

21 2020 PROXY STATEMENT

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Compensation Committee is responsible for recommending non-employee director compensation to the full Board for approval. The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board.

Guiding Principles
We designated non-employee director compensation based on the following principles:

•Fairly compensate directors for their responsibilities, expertise and time commitments
•Attract and retain highly qualified directors by offering a compensation package consistent with those at companies of similar size, scope and complexity
•Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to continue to own our stock
•Provide director compensation that is simple and transparent to shareholders

Annual Review Process. The Compensation Committee annually reviews non-employee director compensation with the advice of its independent compensation consultant and makes recommendations to the Board for any changes it considers appropriate. In making such recommendations, the Compensation Committee considers the type and amount of compensation paid to non-employee directors by comparable companies and time required for directors to fulfill their duties to the Company, in addition to the principles described above. As Executive Chair of the Board, Mr. Sotir is an officer, but not an employee, of the Company. Mr. Way, who is both a director and our President and Chief Executive Officer, does not receive additional compensation for his service on the Board.

Stock Ownership Guidelines. The Board believes the alignment of directors’ interests with those of our shareholders is strengthened when Board members are also shareholders. This view is reflected in the compensation arrangements for non-employee directors, which provide for the payment of a majority of the compensation of non-employee directors in shares of Exterran common stock. The Board also has adopted guidelines that require each director to own an amount of our common stock equal to at least five times the annual cash retainer amount (which at December 31, 2019 equals $287,500 of our common stock) within five years of his or her election to the Board. Both directly-owned shares and unvested restricted stock count toward satisfaction of this policy. We measure the stock ownership of our directors annually in October. As of December 31, 2019, all of our directors are in compliance with or on track to meet the ownership requirement.

Director Compensation

Annual Cash Retainer. In 2019, we changed the Director compensation structure to eliminate meeting fees, align with best practices, and simplify the compensation structure. Each of our non-employee directors received an annual retainer equal to $57,500 as well as a payment of $7,500 for each Committee membership. Due to the significant time required by the Executive Chair to fulfill his responsibilities as a result of the Company’s decision to divide the roles of Executive Chair and CEO, our Executive Chair received an additional annual retainer of $200,000. The Lead Independent Director received an additional annual retainer of $25,000. The chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received additional annual retainers of $15,000, $15,000 and $10,000, respectively. All retainers were paid in equal quarterly installments.

EXTERRAN CORPORATION 22

Non-Employee Director Compensation
Equity-Based Compensation. All non-employee directors also receive an annual grant of common stock. In March 2019, the Compensation Committee approved an annual grant of fully-vested common stock to non-employee directors valued at approximately $125,000 on the date of grant in respect of their service in 2019. The number of shares awarded was determined based on the market closing price of our common stock on the applicable grant date.

Deferral Plan. We also maintain the Directors’ Amended and Restated Stock and Deferral Plan (the “Directors’ Plan”), pursuant to which directors may elect to receive all or a portion of their retainer and meeting fees in stock and to defer their receipt of such stock, by receiving phantom units that become payable in stock on the deferral date.

Other Benefits. The Company reimburses non-employee directors for their out-of-pocket expenses in attending Board and committee meetings and director education programs. Our directors do not receive tax gross ups on any benefits they receive. Directors are also covered under the Company's travel insurance program.

2019 Director Compensation Table. The following table shows the total compensation earned by each non-employee director for their service during 2019:

Name	Fees Earned or Paid in Cash (1)	Fees Earned or Paid in Stock (1)(3)	Stock Grants (2)(3)	Total
William M. Goodyear	$—	$112,500	$125,000	$237,500
James C. Gouin	$72,500	$—	$125,000	$197,500
John P. Ryan	$—	$89,375	$125,000	$214,375
Christopher T. Seaver	$—	$82,500	$125,000	$207,500
Mark R. Sotir	$160,939	$96,561	$125,000	$382,500
Hatem Soliman	$54,375	$—	$84,000	$138,375
Ieda Gomes Yell	$72,500	$—	$125,000	$197,500
__________________
(1)Messrs. Goodyear, Ryan and Seaver elected to receive their retainer and meeting fees in the form of our common stock for the period January 1 through December 31, 2019, and Mr. Ryan elected to defer receipt of his retainer and meeting fees. Mr. Sotir elected to receive one-half of his retainer and meeting fees in the form of common stock and one-half in the form of cash for the period of April 1, 2019 through December 31, 2019.
(2)Annual grant of fully-vested common stock to non-employee directors valued at approximately $125,000 on the date of grant in respect of 2019 service. Mr. Gouin and Ms. Gomes Yell elected to defer their receipt of the annual grant. Mr. Soliman received a prorated annual grant based on his April 2019 election to the Board.
(3)Represents the grant date fair value of our common stock, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”). The fair value of our common stock is determined by the closing sales price per share of our common stock on the 2nd day following the filing of the Company’s quarterly report on Form 10-Q relating to such quarter or Annual Report on Form 10-K relating to the most recently completed fiscal year, in the case of the fourth quarter of such fiscal year.

23 2020 PROXY STATEMENT

NAMED EXECUTIVE OFFICERS

The following provides information regarding our NEOs as of March 9, 2020.

Andrew J. Way President, Chief Executive Officer and Director
Age: 48
Information concerning the business experience of Mr. Way is provided under “Our 2020 Director Nominees” beginning on page 8 of this Proxy Statement.

Girish K. Saligram Senior Vice President and Chief Operating Officer
Age: 48
Girish K. Saligram has served as Senior Vice President and Chief Operating Officer since August 2018, and as Senior Vice President Global Services from August 2016 to August 2018. Prior to joining Exterran, Mr. Saligram spent 20 years with GE in positions of increasing responsibility as a functional and business leader in industry sectors across the globe. His most recent role with GE was General Manager, Downstream Products & Services, for GE Oil & Gas. Prior to that, Mr. Saligram led the GE Oil & Gas Contractual Services business based in Florence, Italy. Before his nine years in the oil and gas sector, Mr. Saligram spent 12 years with GE Healthcare in engineering, services, operations and commercial roles.

David A. Barta Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Age: 58
David A. Barta has served as Senior Vice President since November 2016, Chief Financial Officer since December 2016 and Chief Accounting Officer since September 2019. Prior to joining Exterran, Mr. Barta was Senior Vice President and Chief Financial Officer of Accudyne Industries from 2013 to 2016. Mr. Barta served as Chief Financial Officer of Cooper Industries from 2010 until its sale in 2012 and as Chief Financial Officer of Regal Beloit Corporation from 2004 to 2010. Prior to 2004, Mr. Barta worked nine years at Newell Rubbermaid, Inc. in financial management positions, and held various financial positions with Harman International Industries, North American Van Lines and Beatrice Foods.

Roger George President Water Solutions
Age: 51
Roger George has served as President of Water Solutions since October 2019 and as Senior Vice President, Global Engineering and Product Lines from December 2016 until October 2019. Before joining Exterran, Mr. George held a series of leadership roles with GE from 2005 to 2016. His most recent role with GE was Product Line Leader of its 50Hz Utility Gas Turbine business. Prior to that, he served as General Manager and as an executive of GE Distributed Power, running Global Sales and Commercial Operations from 2012 to 2016. Earlier in his career, Mr. George worked for Optimal CAE, Inc. and Ford Motor Company.

EXTERRAN CORPORATION 24

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation objectives, philosophy, practices and programs and explains the factors considered by the Compensation Committee ("Committee") in making executive compensation decisions under those programs during 2019. This CD&A focuses on the compensation of our NEOs for 2019 who are listed below.

Name	Title
Andrew J. Way	President, Chief Executive Officer and Director
Girish K. Saligram	Senior Vice President and Chief Operating Officer
David A. Barta	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Roger George	President Water Solutions

This CD&A should be read together with the compensation tables and related disclosures under “Executive Compensation Tables” beginning on page 46.

CD&A Table of Contents

25 2020 PROXY STATEMENT

Compensation Discussion and Analysis
CD&A Highlights

2019 Business Highlights

Despite a difficult operating environment, overall Company performance in 2019 was positive, particularly in the international markets. While a significant measure of our success is our financial results, we equally strive for sustainable commercial and operational excellence leveraging our global resources and technical capabilities, knowing that these foundational elements will ensure strong financial results in the future.

We maintained a strong financial liquidity position with approximately $17 million of cash on hand and approximately $513 million available under our credit facility at year end. We focused on cash flow, new products development, growing our water business, and considering strategic options for our U.S. compression manufacturing business, while maintaining financial strength and a sound capital structure to prepare Exterran for global growth in new and existing markets. The Company achieved a record TRIR of 0.23, maintaining a strong safety performance through the continued institution of programs globally aimed at protecting our employees and contractors.

Highlights include:

Safety	Revenue & Gross Margin Rate(1)(2)

________________
(1) Gross Margin is defined as revenue less cost of sales (excluding depreciation and amortization expense). The Company evaluates the performance of its segments based on gross margin for each segment. Gross Margin Rate is defined as gross margin divided by revenue.
(2) Not intended to equal 100%. Demonstrates Gross Margin Rate by business segment over time.

Working Capital from Continuing Operations (in millions)	SG&A (in millions)

EXTERRAN CORPORATION 26

Compensation Discussion and Analysis
Total Direct Compensation Summary

Notwithstanding Exterran's and our NEOs' achievements in 2019, the Company achieved less than target performance on its short-term and long-term incentive plans, and experienced a declining stock price that severely impacted the value of our NEOs' total actual compensation realized as compared to total target compensation.

________________
(1) Total target compensation is equal to 2019 base, plus 2019 target short-term incentive, plus target value of long-term incentive at grant.
(2) Total actual compensation realized is equal to 2019 base, plus 2019 short-term incentive earned and paid in 2020, plus value of long-term incentive that vested in 2019 (granted in prior years). Long-term incentive values are measured on December 31, 2019, include both time and performance adjusted values, and exclude one-time sign-on grants at date of hire.

Executive Compensation Highlights

Compensation Governance	Shareholder Feedback
Our executive compensation program includes best practices with a focus on pay-for-performance and a strong link between performance measures and strategic objectives. Annual performance targets require year-over-year improvement with 60% of our CEO’s equity based on multi-year performance goals.

The Board considers feedback from our shareholders on matters including compensation. At our last shareholders meeting, over 95% of votes cast supported our executive compensation program. Although the vast majority of our shareholders approved of our pay program, we remain committed to evolving with best practices and made changes in 2019.

Comparison with Peers	Strong Risk Mitigation Practices
The Committee considers the pay programs and 50th percentile of our peer companies' compensation programs when setting total target direct compensation.
The Committee has in place numerous risk-mitigating practices which are reviewed annually by its independent compensation consultant. These include appropriate pay mix, payout caps, multiple performance metrics, appropriate goal setting, transparent compensation plan administration, clawback policy and stockholding requirements.

27 2020 PROXY STATEMENT

Compensation Discussion and Analysis
Compensation Program Evolution. Our compensation programs are designed to focus our leaders on the key areas that drive the business forward and align with the short- and long-term interests of our shareholders. The Committee considers many factors when determining our executive’s compensation plans, including financial results and progress on strategic priorities, market trends and shareholder feedback. The Committee has made a number of changes to our executive compensation program over the last three years to align with evolving competitive and governance practices, address feedback from our shareholders, and strengthen the link of pay to performance.

Decisions with respect to our executive compensation program made over the last three years include:

•	Introducing Company-wide performance award measures to increase leadership alignment
•	Increasing LTI plan performance period to two years for our performance units
•	Increasing our CEO stock ownership guidelines to six times base salary
•	Increasing the performance-based portion of the CEO’s equity grant to 60% and our other NEOs to 50%
•	Providing for time-based restricted stock awards to vest in equal tranches over three years
•	Implementing a clawback policy
•	Adjusting our peer group to reflect our shift in strategic positioning
•	Maintaining CEO STI target, LTI target and mix of time/performance at 2017 levels, and NEOs' salary, STI target, LTI target (except for Mr. Saligram's 2019 increase tied to a 2018 promotion), and LTI mix of time/performance at 2018 levels
•	Revising STI metrics to reflect current business priorities
•	Changing LTI performance metrics to further align with long-term strategic objectives and diversify from STI metrics

Philosophy and Objectives of our Executive Compensation Program

Our compensation philosophy is guided by the following principles:

Goal-oriented pay-for-performance
Individual annual cash-based and equity-based awards should be closely tied to the performance of the Company as a whole and reflect the individual performance of each NEO.
Align compensation with stakeholders’ interests
By linking the design of our executive compensation programs with Company strategic, financial and operational objectives, providing a significant portion of each executive’s direct compensation in the form of equity-based incentives and requiring direct ownership by executives of Company stock, the interests of senior management are aligned with the creation of value for the Company's shareholders, employees, customers and communities where we operate.
Competitive compensation
Executive pay programs play a significant role in attracting, motivating and retaining our executives and future leaders, and should be in line with the compensation of similar executive positions at peer companies.

EXTERRAN CORPORATION 28

Compensation Discussion and Analysis
In accordance with our compensation philosophy, in 2019:

•	After review of market data, and Company and individual performance, the Committee maintained 2018 base salary, STI Target, LTI Target, and LTI mix (time vs. performance) for our NEOs
•	Our NEOs earned annual incentives below target consistent with our Company performance and financial results
•	The Committee set goals for our incentive plans aligned with business priorities, including the interests of, and external guidance communicated to, our shareholders
•	We continued to link pay to achievement of performance goals designed to create sustainable long-term shareholder value, with 60% of our CEO’s equity being based on multi-year performance goals
•	The Committee maintained all previous actions taken to align compensation with shareholders' interests, including stock ownership guidelines, a clawback policy, covenant restrictions in grant agreements, and other key factors
•	The Committee reviewed our peer group and made limited revisions as appropriate

Executive Compensation Overview

The following table summarizes the compensation components granted or paid to our NEOs under our 2019 compensation programs. Our program includes a mix of fixed and variable compensation elements to provide alignment with both Company short- and long-term business and strategic goals and the Company’s shareholders. The Committee establishes the performance measures and performance ranges for the variable compensation elements. Individual compensation is based primarily on market-based compensation, Company performance and individual performance.

Type	Component	Objective	Alignment to Strategic Plan
Fixed	Base Salary (cash)	•Provides a competitive level of cash income reflecting core job responsibilities, experience and contribution to the Company
•Reviewed and set annually based on individual performance, competitive market levels and changes in responsibilities
•Enables us to attract and retain qualified, high-caliber executives to lead and implement short-term business objectives

At-Risk	Annual Short-term Incentive Awards (cash)	•Motivates and rewards achievement of financial, strategic and operational goals and individual performance over the short-term
•Metrics and goals established by the Committee aligned with financial and strategic plan
•May earn payout ranging from 0% to 200% of target based on Company and individual performance (must be employed on date of payment)

Long-term Incentive Awards
•Consists of time-based restricted stock and performance-based unit awards (equity and cash-based) and aligns NEO compensation with long-term performance objectives, strategy and shareholder value creation

•Metrics and goals established annually by the Committee to align with long-term strategic objectives
•Mix of 60% performance awards and 40% time-vested restricted stock for the CEO; 50%/50% mix for other NEOs
•Restricted stock vests ratably over three years and performance awards cliff vest after two-year performance period
•May earn payout ranging from 0% to 200% of target based on Company performance against measures (must be employed on date of vest)

29 2020 PROXY STATEMENT

Compensation Discussion and Analysis
What We Pay and Why

How We Determine Executive Compensation

Our Committee is responsible for annually establishing and overseeing compensation programs for our NEOs that are consistent with our business strategy and compensation philosophy. In carrying out this role, our Committee considers the factors below:

•the Company’s business strategy
•the Company’s overall results, as well as each executive’s impact on Company performance
•each executive’s relative scope of responsibility
•each executive’s individual performance, demonstrated leadership and potential
•current and past total compensation, including a review of base salary, STI pay and the value of LTI Awards received
•peer group data, and information and analysis provided by the Committee’s independent compensation consultant, as further detailed below
•attraction and retention of highly talented executives
•internal pay equity considerations
•shareholder input and value creation
•any other factors that the Committee deems relevant

EXTERRAN CORPORATION 30

Compensation Discussion and Analysis
Compensation Mix. The Committee believes a compensation program weighted towards variable, at-risk compensation ensures executive officers’ goals are appropriately aligned with the Company’s business objectives and strategic priorities and the creation of long-term shareholder value. Target 2019 total compensation for our CEO and other NEOs is heavily weighted towards variable compensation.

2019 CEO Target Compensation Mix(1)(2)	2019 Other NEOs Target Compensation Mix(1)(2)

At-Risk Compensation is 85%	At-Risk Compensation is 72%

________________
(1) Includes:
(i)2019 base salaries, as discussed on page 30;
(ii)Target annual incentive cash award amounts under the Company’s 2019 STI Plan, as discussed on page 31; and
(iii)Target grant date fair value of 2019 time-based restricted stock and performance-based restricted stock units, as discussed on page 37.
(2) The amounts actually realized by our NEOs with respect to the annual cash-based incentive awards and long-term equity-based incentive awards granted in 2019 depend, as applicable, on the level of attainment of the Company’s performance goals, individual performance and the value of our common stock when the shares vest. As a result, the actual amounts realizable at a given point in time often differ from the total target direct compensation and from the amounts reported in the “2019 Summary Compensation Table.”

2019 Total Target Compensation Decisions

Fixed Compensation

Base Salary. The Committee determines the base salaries for our NEOs based upon compensation competitive data, performance considerations and advice from our independent compensation consultant. The Committee also considers internal pay equity, but has not established a predetermined formula for this purpose.

Based on the CEO's and compensation consultant's recommendations, the Committee did not increase base salaries in 2019, and has determined not to increase base salaries in 2020.

The following table contains the 2018 and 2019 year-end base salaries of our NEOs:

Executive Officer(1)	2018 Base Salary	2019 Base Salary
Andrew J. Way	$825,000	$825,000
Girish K. Saligram	$625,000	$625,000
David A. Barta	$450,000	$450,000
Roger George	$420,000	$420,000

31 2020 PROXY STATEMENT

Compensation Discussion and Analysis
Variable Compensation

Our annual incentive programs use metrics that executives can directly influence to ensure a link between annual performance and actual incentive payments. The performance measures used in our short- and long-term incentive plans relate to Company-wide performance and the continued progress on delivering our business strategy and value to our stakeholders.

Annual Short-Term Incentive Program

For 2019, our NEOs were eligible to earn annual incentive awards under the Company’s annual STI program based upon the level of achievement across a set of Company-wide performance measures and the NEO’s individual performance.

2019 STI Target Amounts. We believe our performance-based incentives are aligned with our shareholders and encourage our management team to pursue objectives consistent with the overall short-term goals and strategy the Board has approved for the Company. The Committee reviews individual STI targets annually using competitive data from our peer group, compensation surveys and our independent compensation consultant’s insights into the marketplace. 2019 annual STI targets were unchanged. The Company’s STI pool can range from 0% to 150% of target based on Company performance, and NEOs may earn STI cash payouts ranging from 0% to 200% of their individual target opportunity based on Company performance and adjusted for individual performance.

Executive Officer	2018 Cash Incentive Target (% of base salary)	2019 Cash Incentive Target (% of base salary)
Andrew J. Way	115	115
Girish K. Saligram	85	85
David A. Barta	75	75
Roger George	75	75

2019 STI Company Performance Measures. As discussed in more detail below, the Committee sets performance measures, weightings and targets at the beginning of each year and discusses performance quarterly. Generally, the target goals for financial and operational performance measures are based upon the Company’s approved business plan for the year and reflect performance improvements relative to the prior year outcomes. Thresholds for operational goals are intended to reflect the minimum level of performance at which the Committee believes payout is warranted. Maximum goals are intended to provide stretch goals that challenge management to achieve exceptional performance. The Committee also reviews the effects on the annual incentive plan due to various risks and opportunities that are recognized at the time the plan is set to assure the plan targets that are determined reflect the appropriate balance of risks and opportunities. The Committee further confirms the targets it approves are aligned with the external expectations set and communicated by the Company to our investors.

In 2019, the Company shifted the 2018 performance measure of EBITDA Percentage Rate from STI to LTI, recognizing that this key financial factor was better measured over a longer period, given the longer-cycle nature of the Company's business. The Company also updated the metric of Operating Cash Flow to Operating Cash Flow Conversion to more clearly link efficient use and quality of earnings, while maintaining the focus on cash flow. These performance measures compliment the measures used for performance-based units in driving achievement of multi-year strategic initiatives. The Committee selected these metrics based on the following considerations and objectives:

•Align with our short-term strategic priorities and business objectives
•Focus on operating profit and driving profitability
•Incentivize free cash flow
•Balance financial and operational performance
•Reflect our commitment to safety

EXTERRAN CORPORATION 32

Compensation Discussion and Analysis
In determining awards for 2019, the Committee considered actual Company performance against the pre-established Company performance measures noted in the table below.

Measures	Weight	What it is	Why we use it
FINANCIAL AND OPERATING PERFORMANCE
EBITDA, As Adjusted(1)	45%	Earnings before interest, taxes, depreciation and amortization; may exclude other unusual or non-recurring items	Encourages focus on operating profit and driving strong profitability; a key measure by which our shareholders measure performance
Operating Cash Flow Conversion(2)	45%	Cash generated by operating activities divided by EBITDA, As Adjusted	Indicates how much EBITDA is converted into cash from operations. Encourages focus on generating cash flow to reinvest in the business, fund growth and return to our investors
SAFETY PERFORMANCE
HSSE - Operational Safety Performance	10%	Combination of Incident Free Days and Days Away from Work that provides incident severity impact – reflects year-over-year improvement	Encourages focus on people, safety and the environment; reflects effectiveness of and improvements made in global safety and environmental tools, processes and infrastructure
_______________

(1)EBITDA, As Adjusted is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Adjustments to EBITDA, As Adjusted, may be made by the Committee, in its discretion, for acquisitions or dispositions and unusual items or non-recurring items.
(2)Operating Cash Flow Conversion is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Adjustments for unusual or non-recurring items may be made by the Committee at its discretion in its year-end evaluation.

2019 STI Awards. The STI payout for our leadership team, including our NEOs, is calculated using the following formula. We strongly believe that focusing on corporate performance, rather than business unit or region performance, reinforces our core value of collaboration and helps build an aligned and focused Company.

2019 Salary	X	Individual Target Percentage	X	Company Performance Factor	(+ / -)	Individual Performance Adjustment	=	Actual 2019 STI Payout

2019 STI Company Performance Goals and Results. In the 2019 Short-Term Incentive Plan, target performance for EBITDA, As Adjusted and HSSE - Operational Safety Results were set at levels requiring year-over-year improvement in performance. For Operating Cash Flow Conversion, target performance was set at a level to align with our 2019 business objectives.

33 2020 PROXY STATEMENT

Compensation Discussion and Analysis

STI Performance Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	2019 Actual Performance	2019 Company Performance Factor	Weighting X Performance Factor
EBITDA, As Adjusted (millions) (1)	45%	$200	$220	$240	$206	Above Threshold (66% payout)	30%
Operating Cash Flow Conversion (2)	45%	35%	40%	45%	35.4%	Above Threshold (54%)	24%
HSSE - Operational Safety Results (3)	10%	52.5	45.5	39.0	19.3	Capped at Max (150%)	15%
Total Result	—	—	—	—	—		69%
_______________
(1) EBITDA, As Adjusted is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Actual results are further adjusted (for STI performance at the Committee's discretion) by severance costs and foreign exchange effects.
(2) Operating Cash Flow Conversion is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Actual results are calculated excluding (for STI performance at the Committee's discretion) severance and restructuring costs and foreign exchange effects.
(3) Results are calculated by multiplying incident days times severity (days away from work), then divided by 1,000. Incident days of 48 and severity days of 403 / 1,000 = 19.3.

2019 STI HSSE - Operational Safety Results. The Company's HSSE performance was exceptional during 2019. The Company achieved or exceeded all stated goals and targets. The HSSE STI Performance Measure is calculated considering the number of Incident Free Days and the number of Days Away from Work. The global teams in 2019 accumulated 317 Incident Free Days during 2019. The Committee views this performance as exceptional and an improvement over prior years.

2019 STI Individual Performance Results. The individual performance adjustment (positive or negative) for each of our officers, including our NEOs, is approved by the Committee after considering our CEO's recommendations (other than for himself), contributions to the Company's financial and operational success during the year, performance in his or her primary area of responsibility, and individual leadership as an executive team member. The CEO’s individual adjustment is determined by the Committee, taking into account the CEO’s performance reviewed jointly by the Committee and the Executive Chair. The Committee considers the totality of each executive’s performance and leadership in deciding any positive or negative individual adjustment.

2019 performance highlights for our NEOs include:

Andrew J. Way

Mr. Way's 2019 performance goals were based on business performance and against financial, operational and strategic goals and objectives. In assessing individual performance, the Committee identified a broad range of corporate and individual performance factors including:
•Accelerating the Company's execution of the next phase of its multi-year strategic growth plan, including growth of the Company's water solutions business and development of new product lines to strengthen our total solutions offerings.
•Providing leadership in driving the divestiture of non-core businesses and assets to bring additional focus on higher margin sustainable product and service offerings.
•Navigating the volatile energy environment by rapidly addressing the market downturn, reducing SG&A by 8% while maintaining product and service quality and preserving margins across all products and services.
•Aligning the Company's strategy to deliver improved margins and operating cash flow.
•Continuing emphasis on global safety, leading to the lowest total recordable incident rate in the Company’s history.
•Focusing on enterprise risk management, including environmental and social risks and opportunities relevant to the Company, and leadership in driving mitigation plans and actions.
•Driving continuous global process improvements in compliance and internal controls, supply chain, engineering and project execution, as well as quality assurance and cost of quality monitoring and mitigation.
•Continuing support of local communities in which our employees live and the Company operates.
•Reinforcing the Company's core values, including investing in skills improvement and expanding career opportunities in spite of challenging times.

EXTERRAN CORPORATION 34

Compensation Discussion and Analysis
Although Mr. Way's performance exceeded expectations, due to industry conditions and a decline in our stock price, Mr. Way recommended that his 2019 base salary, target STI, and target LTI remain at 2018 levels, and the Committee agreed. Mr. Way's total actual compensation realized for 2019 was 51% of target.

(1) Target value is equal to the 2019 base, plus 2019 target STI plus target value of LTI at grant.
(2) Actual value is equal to 2019 base, plus 2019 STI earned and paid in 2020, plus value of LTI that vested in 2019. LTI was calculated on the gross number of shares vested times the stock price as of December 31, 2019. LTI RS was valued at $573,234 and LTI PA was $636,046.

Girish K. Saligram

Mr. Saligram’s performance goals were based on overall Company operational, financial and strategic goals and the performance of the global P&L for all segments. Consideration was also given for his leadership in the execution of global projects and contract operations, and increased responsibilities as Chief Operating Officer. Corporate and individual performance factors identified by the Committee in assessing Mr. Saligram’s individual performance included:
•Optimization and execution of global projects, leading to cash flow conversion from EBITDA to 35% despite a slowing order environment in 2019.
•Oversight in re-organizing global operations to drive efficiencies and reduce costs, while maintaining the same service quality.
•Driving the Company’s geographic expansion and growth in key global markets.
•Significant realignment of roles and responsibilities of key leaders to simplify structure and ensure greater project execution focus.
•Continued focus on institutionalizing regional business model with central functions, including adding key regional talent while reducing total SG&A expense.
•Leadership in the development, completion and operation of large total solution projects in the Middle East and Latin America.
•Assuming additional engineering and inquiry-to-order responsibilities in fall 2019.
•Leveraging global capabilities to grow the aftermarket service business and increasing cost-neutral global sales effectiveness, and driving margin improvement through pricing and productivity.

Mr. Saligram's LTI target was increased in March 2019 due to his promotion to the COO role. Although Mr. Saligram's performance surpassed expectations, at his recommendation no changes were made to his 2019 base salary or target STI. Mr. Saligram's total actual compensation realized for 2019 was 53% of target.
(1) Target value is equal to the 2019 base, plus 2019 target STI plus target value of LTI at grant.
(2) Actual value is equal to 2019 base, plus 2019 STI earned and paid in 2020, plus value of LTI that vested in 2019. LTI was calculated on the gross number of shares vested times the stock price as of December 31, 2019. LTI RS was valued at $76,092 and LTI PA was $50,731.

35 2020 PROXY STATEMENT

Compensation Discussion and Analysis

David A. Barta

Mr. Barta’s performance goals were based on overall Company operational, financial and strategic goals and the delivery of the Company’s profitability goals, cash collections and Company cost structure while maintaining a strong control environment. Consideration was also given for his increased responsibilities as Chief Accounting Officer in fall 2019. In assessing Mr. Barta’s individual performance, the Committee identified a range of corporate and individual factors, including:
•Driving reduced overhead while focusing on streamlining processes and systems and maximizing organizational efficiencies.
•Continued oversight of the collection of receivables and cash management, maintaining the Company’s total leverage ratio at 2.1.
•Focusing on cash flow, inventory and capex management, resulting in the Company generating $73 million of Operating Cash Flow.
•Continued emphasis and focus on strengthening the Company’s control environment, including financial reporting and analysis and internal controls.
•Implementing and managing corporate development activities, including the sale of non-core businesses and assets and the strategic review of the Company’s U.S. fabrication business.
•Developing a fulsome investor relations program including regular shareholder engagement.
•Assuming the Company’s information technologies (IT) responsibilities, including improvement in the Company’s IT global structure to reduce costs while improving capabilities.

While Mr. Barta performed exceedingly well, he recommended that his base salary, target STI and target LTI remain at 2018 levels, and the Committee agreed. Mr. Barta's total actual compensation realized for 2019 was 53% of target.
(1) Target value is equal to the 2019 base, plus 2019 target STI plus target value of LTI at grant.
(2) Actual value is equal to 2019 base, plus 2019 STI earned and paid in 2020, plus value of LTI that vested in 2019. LTI was calculated on the gross number of shares vested times the stock price as of December 31, 2019. LTI RS was valued at $76,092 and LTI PA was $50,731.

Roger George

Mr. George’s performance goals were based on overall Company operational, financial and strategic goals, driving engineering systems and process improvements, development and growth of the water and power generation business lines, and executing Company strategic and sustainability initiatives, including new product development. In assessing his individual performance, the Committee considered several corporate and individual factors, including:
•Growing the Company’s global water business, resulting in orders exceeding $50 million and operationalizing the Revolift™ in the Unites States.
•Development of the power generation product and service line as part of the Company’s strategic growth plan.
•Continued oversight of new product development, from value-added enhancements to new technology-based offerings incorporating environmental efficiencies.
•Standardizing the Company’s global engineering systems and processes ahead of plan while increasing efficiencies.
•Development and implementation of inquiry to order processes and improvements.
•Assuming the Company’s global water business responsibilities, including continued development and commercialization of additional water treatment and reuse technologies.

EXTERRAN CORPORATION 36

Compensation Discussion and Analysis
While Mr. George performed above expectations, he recommended that his base salary, target STI and target LTI remain at 2018 levels, and the Committee agreed. Mr. George's total actual compensation realized for 2019 was 56% of target.
(1) Target value is equal to the 2019 base, plus 2019 target STI plus target value of LTI at grant.
(2) Actual value is equal to base pay paid in 2019, plus 2019 STI earned and paid in 2020, plus the value of the LTI that vested in 2019. LTI was valued on the gross number of shares vested times the stock price as of December 31, 2019. LTI RS was valued at $57,691 and LTI PA was $38,046.

Individual final STI payout amounts are limited to 200% of an individual’s STI target amount. Based on Company STI performance results as well as each executive’s individual performance and accomplishments (including those described on pages 33-35) the Committee approved the following 2019 STI payout amounts for the NEOs. In all cases payouts were lower than 2018 due to a Company performance factor of 69% compared to 105% in 2018, and individual performance adjustments were reduced due to decrease in returns to our shareholders:

Executive Officer	2019 Salary Paid(1)	Target % Of Base Salary	Company Performance Factor	Individual Performance Adjustment	2019 STI Payout	Payout % Of Target	Payout % Of Base Salary	% Change from 2018 (paid in 2019)
Andrew J. Way	$825,000	115%	69%	$196,862	$851,500	90%	103%	-17%
Girish K. Saligram	$625,000	85%	69%	$110,437	$477,000	90%	76%	-14%
David A. Barta	$450,000	75%	69%	$58,625	$291,500	86%	65%	-21%
Roger George	$420,000	75%	69%	$43,650	$261,000	83%	62%	-24%
_______________
(1) Salary Paid is defined as base salary paid in the 2019 calendar year.

Long-Term Incentive Equity-Based Program

Our LTI program is designed to motivate our global senior leaders to execute their responsibilities in accordance with the Company’s core values, business objectives and strategy, and align our leaders’ interests with those of our shareholders by rewarding our executives for creating long-term shareholder value. Long-term incentives also assist in retaining our executive team. Less than 2% of current employees, including Exterran’s and its subsidiaries’ officers, participate in this program.

The program is designed such that officers have a significant portion of their total LTI award at risk. Early each year, our Committee approves the performance metrics and performance period for that year’s long-term incentive awards. LTI awards in the form of restricted stock and performance-based restricted stock units are granted pursuant to the Company’s 2015 Stock Incentive Plan, as amended (the “2015 Plan”). Under the 2015 Plan, the Committee has the ability to grant restricted stock and restricted stock unit awards, stock options, stock appreciation rights and performance-based units to employees (including our NEOs), consultants of our Company and its affiliates, and our non-employee directors.

37 2020 PROXY STATEMENT

Compensation Discussion and Analysis
The following reflects the ratio of time-based to performance-based LTI awards for our NEOs:

2019 CEO Long-Term Incentive Award Mix	2019 NEOs Long-Term Incentive Award Mix

Key Elements of our LTI Program for 2019. Consistent with the design of our performance-based LTI program and after considering input from our shareholders, the Committee determined to:
•Maintain the CEO’s mix of performance-based equity to 60%
•Maintain a two-year performance period for performance-based awards (“PAs”)
•Change LTI performance metrics from certain strategic objectives as the Company matured and achieved these foundational objectives, to financial metrics in line with increasing shareholder value. The 2019 metrics include EBITDA, % rate (50%) and operating cash flow conversion (50%), increasing focus on long-term financial metrics of cash flow and margin

Performance award measures and targets are set in shares at the beginning of the performance period, and actual payouts are based upon the Committee’s evaluation of Company performance against those measures.

2019 LTI Awards. The Committee generally considers estimated targets for total compensation, the relative value of each compensation element, the expense of such awards and the impact on dilution when determining the amount of long-term equity-based incentive awards to be granted each year to our NEOs. For 2019, the Committee evaluated information provided by its independent compensation consultant regarding Company peer group grant values, compensation surveys, and market information for executives in comparable roles. The Committee also evaluated the CEO’s recommendations regarding long-term equity-based incentive awards to be granted to the other NEOs. Based upon these evaluations, the Committee approved the following long-term, time-based and performance-based units for 2019:

Executive Officer	2019 Time-Based Restricted Stock Awards Total ($)	2019 Performance-Based Restricted Stock Units Total ($)	2019 Long-Term Awards Total ($)
Andrew J. Way	$1,560,000	$2,340,000	$3,900,000
Girish K. Saligram	$550,000	$550,000	$1,100,000
David A. Barta	$425,000	$425,000	$850,000
Roger George	$325,000	$325,000	$650,000

LTI Awards were not increased from 2018 levels, with the exception of Mr. Saligram's target LTI which was increased due to his promotion to COO.

EXTERRAN CORPORATION 38

Compensation Discussion and Analysis
2019 Time-Based Restricted Stock Awards. The restricted stock awards granted in March 2019 are time-based and vest in three substantially equal installments on the anniversary of the grant date, subject to continuous employment. Additional information regarding these awards, including treatment under certain terminations of employment or the occurrence of a change of control is provided below in “Potential Payments Upon Termination or Change of Control.”

2019 Performance-Based Units. Effective for the performance units awarded in March 2019, the Committee modified the performance measures for performance-based units to further align with the Company's strategy and creation of long-term shareholder value by increasing margin and free cash flow.

Performance Measure	Weight	What It Is	Why We Use It
EBITDA Percentage Rate(1)	50%	EBITDA Percentage Rate is EBITDA, As Adjusted, divided by total revenue	Encourages growth in strategic business areas; increases focus on profitability, quality of revenue and cost controls
Operating Cash Flow Conversion(2)	50%	Cash generated by operating activities divided by EBITDA, As Adjusted	Indicates how much EBITDA generated is converted into cash from operations. Encourages focus on generating cash flow to reinvest in the business, fund growth and returns to our investors
_______________

(1)EBITDA Percentage Rate is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement.
(2)Operating Cash Flow Conversion is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Adjustments for unusual or non-recurring items may be made by the Committee at its discretion in its year-end evaluation.

The maximum possible Company performance is 200% of target. NEOs may earn an individual payout ranging from 0% to 200% of their target opportunity, based on the Company’s performance against these measures.

Timing of Long-Term Equity-Based Incentive Awards. Annual grants of equity awards are typically determined in Committee meetings held during the first quarter of each year. The Committee approved the annual 2019 equity-based grants on March 4, 2019 and units were determined using the closing price of the Company’s common stock on the NYSE at close of business the same day. A similar practice was followed in previous years. This timing allows for the grants to be made after the release of earnings information for the prior fiscal year.
The Committee does not time equity grants to affect the value of compensation either positively or negatively. Executive officers do not play a role in the selection of grant dates. Off-cycle grants for officers are approved by the Committee and are effective on a specified future date (e.g., the date that coincides with a promotion or hiring date), or the date of approval. In the case of an approval by written consent, the grant date cannot be earlier than the date when all Committee members’ approvals have been obtained.

Vesting of 2018 Time-Based Restricted Stock Awards. Shares of restricted stock awarded as part of our 2018 grant vest one-third per year over a three-year period, subject to continued service through each vesting date. As reflected in the following, the aggregate realized value delivered to each NEO upon vesting to date (excluding the 2021 vesting in the future) has been substantially lower than grant date value due to declines in stock price, reflecting our commitment to aligning the compensation of our executives with the interests of our shareholders.

39 2020 PROXY STATEMENT

Compensation Discussion and Analysis

Realized Value of 2018 Time-Based Restricted Stock Awards
Executive	Grant Date Value Of Award March 2018 (stock price $26.24)	Value At Tranche 1 Vesting March 4, 2019 (stock price $17.01)	Number Of Shares Vesting In Tranche 2, March 4, 2020	Value At Tranche 2 Vesting March 4, 2020 (stock price $7.27)	Value At Tranche 3 Vesting March 4, 2021 (stock price $TBD)	Total Value At Vesting As Percent Of Grant Date Value (%)	Value At Vesting vs. Grant Date Value ($)
Andrew J. Way	$1,560,000	$337,104	19,817	$144,070	TBD	31%	$(1,078,826)
Girish K. Saligram	$425,000	$91,837	5,399	$39,251	TBD	31%	$(293,912)
David A. Barta	$425,000	$91,837	5,399	$39,251	TBD	31%	$(293,912)
Roger George	$325,000	$70,234	4,128	$30,011	TBD	31%	$(224,755)

Determination of Payout of 2018 Performance-Based Units. The performance-based units granted in March 2018 were subject to continuous service and the achievement of performance measures. NEOs were entitled to receive a payout of between 0% to 200% of target, dependent on the Company’s performance against the specified performance measures. The performance-based awards program earned roughly 46.2% of target.

Performance Measure	Weight	What It Is	Why We Use It
EBITDA, As Adjusted(1) (millions)	50%	Earnings before interest, taxes, depreciation and amortization; may exclude other unusual or non-reocurring items	Encourages focus on operating profit and driving strong profitability; a key measure by which our shareholders measure performance
Strategic: Building a Scalable Organization	12.5%	Building an effective organization with integrated functions and systems	Focus on efficiency, scale and repeatable processes able to support current and future business
Strategic: ECO Backlog Growth (millions)	12.5%	ECO bookings in excess of revenue generated from ECO in the same period of time	Ensures future profitability and increase the focus on long term recurrent revenue streams to protect company from volatility
Strategic: New Product Development (millions)	12.5%	Bookings of new products or developments of existing products at higher margins	Ensures market expansion, future growth through innovation and focus on providing integrated solutions to our customers and adapt to changes
Strategic: Enhancing Control Environment	12.5%	Continue to improve our focus on integrity, compliance, quality and safety	Ensures alignment to implement policies and processes across the company to allow us to perform with the highest levels of safety, quality and compliance

_______________
(1)EBITDA, As Adjusted is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Adjustments may be made by the Committee, in its discretion, for acquisitions or dispositions and unusual items or non-recurring items.

EBITDA, As Adjusted. Our 2019 EBITDA, As Adjusted was $206 million, resulting in performance below threshold and a performance factor of 0%.

Strategic: Building a Scalable Organization. Each Board member met with a functional leader throughout the two-year performance period to review detailed actions and status, in addition to the Committee's quarterly updates. The Committee considered the actions completed by Company as outlined below and determined that the Company achieved above maximum performance, resulting in a performance factor of 151.0% and a weighted factor of 18.9%. Actions completed by the Company included the following:
•Appointed a dedicated President of Water Solutions focused on scaling our water business, resulting in booking orders exceeding our expectations and a strong 2020 pipeline. Our water business designs, builds and commissions systems that quickly, efficiently and cost-effectively treat produced water for oil and gas production facilities. We also initiated our focus in the power generation business with a focus on addressing customers' concerns regarding grid power accessibility, reliability and increasing costs by providing on-site integrated power generation.
•Grew engineering capabilities to deliver strong technical solutions across our product lines and developed an outsourced Engineering Partner Network with unique specialties that complement our internal capabilities. We

EXTERRAN CORPORATION 40

Compensation Discussion and Analysis
initiated rollout of SolidWorks for component level parametric modeling and AVEVA 3D as a large plant platform, resulting in leveraging these programs for several new products to date.
•Redefined manufacturing footprint by consolidating compression fabrication sites resulting in cost savings and improving U.S. and Singapore sites on-time delivery between 84% to 100%.
•Successfully executed several sizable projects this year and finalized our Bolivia San Antonio project on-time and with minimal issues. We initiated focus in our construction management processes and outsourcing arrangement, as well as improved our construction estimation tools.
•To support the growth and transformation of our business in market conditions that were rapidly changing, we reacted with speed and intelligence to remove costs, enacted headcount reductions and shifted our talent to support the growth regions. We initiated a project to assess the strategic viability of the US compression manufacturing and strengthen our margin position for our shareholders. While managing these global transformation actions, we continued to develop our people through expanded leadership roles, supervisor training and expanded training opportunities on Exterran Learns.

Strategic: ECO Backlog Growth. We achieved below threshold of $1.25 billion, resulting in a performance factor of 0%.

Strategic: New Product Development. We achieved bookings of new contracts across all of our business segments which included scope directly tied to our new product initiatives, achieving above threshold at $326 million, resulting in a performance factor of 52% and a weighted factor of 7.2%.

Strategic: Enhancing Control Environment. Each Board member met with a functional leader throughout the two-year performance period to review detailed actions and status, in addition to the Committee's quarterly updates. The Committee considered the actions completed by Company as outlined below and determined that the Company achieved above maximum performance, resulting in a performance factor of 161.4% and a weighted factor of 20.2%. Actions completed by the Company included the following:
•Continued attention on the safety of our employees, contractors and customers, and our safety measures indicated this focus throughout the organization. We achieved 317 of 365 incident free days across all our global sites – 28 more incident free days than in 2018 – and experienced 43% fewer recordable incidents. We also maintained focus on all security situations and alerts globally, moving personnel when necessary.
•With the global increase in cybersecurity risk, we expanded our focus in this area to protect our shareholder, customers, and employees. We finished the year with significant upgrades to our firewalls, and we conducted extensive phishing exercises throughout the year accompanied by training for employees on how to detect suspicious email (potential phish).
•Remediated all 2018 internal control deficiencies and strengthened our internal controls environment. We expanded our controls focus to include self-assessment certifications, and all control owners completed quarterly self-certifications. We performed SOX and fraud training at more than eight locations globally with a focus of continuing our employees' controls engagement and ownership.
•Achieved substantial progress in transforming our business thinking towards preventing issues (Quality Assurance) rather than only detecting defects (Quality Control). Although a multi-year transformation, the Company realized benefits of its investment, delivering overall margin improvements through productivity and cost avoidance improvements. The Company standardized 16 additional ISO-related global procedures and continued to improve its supplier management and due diligence processes to reduce third-party risks.

The aggregate realized value delivered to each NEO at vesting is determined by the number of units awarded (based on Company performance) and the stock price at vesting. The realized value delivered to each NEO upon vesting was substantially lower than target value due to Company performance being negatively affected by the industry downturn and related declines in stock price, and reflected our commitment to pay-for-performance and aligning the compensation of our executives with the interests of our shareholders.

41 2020 PROXY STATEMENT

Compensation Discussion and Analysis

Realized Value of 2018 Performance-Based Awards
Executive	Target $ Value of Performance Award	Target Number Of Units	Number of Units Awarded (Adjusted For Performance)	Stock Price At Vest	Value At Vesting	Value At Vesting (% of Target)	Value At Vesting vs. Target
Andrew J. Way	$2,340,000	89,177	41,206	$7.27	$299,568	13%	$(2,040,432)
Girish K. Saligram	$425,000	16,197	7,485	$7.27	$54,416	13%	$(370,584)
David A. Barta	$425,000	16,197	7,485	$7.27	$54,416	13%	$(370,584)
Roger George	$325,000	12,386	5,724	$7.27	$41,613	13%	$(283,387)

The Committee determined to pay out performance units in cash subject to each recipient's consent. All NEOs consented to receive payout of performance units in cash.

Clawback Policy

Our Board adopted a clawback policy effective January 1, 2019, which provides for the forfeit and/or return to Exterran of incentive-based compensation or bonus, if the consolidated financial statements of Exterran are restated due to the Company’s material noncompliance with any financial reporting requirement under federal securities laws. In such event, if the Committee determines, in its discretion, that any current or former NEO or other employee has engaged in fraud or intentional misconduct which caused or contributed to the need for such restatement, the Committee may require that such NEO or employee forfeit and/or return to Exterran all or a portion of any bonus, award or grant of cash or equity received under any of the Company’s incentive-based compensation or bonus plans after the date of policy adoption and during the three year period preceding the date on which the Company announces that it will prepare an accounting restatement.

The recovery or cancellation of incentive-based compensation under the policy will be limited to the portion that the executive officer or employee would not have received if the consolidated financial statements had been as presented in the restatement. The clawback policy does not limit the ability of Exterran from taking any other action to enforce the executive officer’s or employee’s obligations to the Company.

Other Compensation and Benefit Arrangements

In addition to the elements of total direct compensation described above, our executive compensation program includes other compensation and benefits that are designed primarily to attract, motivate and retain executives critical to our long-term success and to provide an overall competitive compensation structure.

EXTERRAN CORPORATION 42

Compensation Discussion and Analysis

Element	Description and Purpose
Change of Control Severance and Non-Change of Control Severance	•	Agreements with certain senior executives intended to provide financial security and an industry-competitive compensation package. This additional security helps ensure our senior executives remain focused on our performance and the continued creation of shareholder value throughout any change of control transaction rather than on the potential uncertainties associated with their own employment.
•
Agreements are “double trigger” that generally provide certain cash payments and some accelerated vesting on stock granted to the executive only if their employment is terminated during or within 18 months following a change of control, or in the case of a non-change of control, a termination of employment by the Company not for cause. A description of our agreements in effect during 2019 is provided in the “Executive Compensation Tables - Potential Payments upon a Change of Control or Termination.”

401(k) Plan	•	All U.S. employees of the Company are eligible to participate in and receive up to a 4% Company matching contribution up to the limits established by the Internal Revenue Service, which is intended to provide financial security upon retirement.
Non-Qualified Deferred Compensation Plan	•	All U.S. executives are eligible to be designated as participants in our Non-Qualified Deferred Compensation Plan, which is intended to provide competitive retirement planning benefits to attract and retain skilled management.
	•	The Non-Qualified Deferred Compensation Plan allows an eligible participant to defer up to 90% of his or her salary, commission and bonus on an annual basis.
Health and Wellness Plans	•	NEOs are eligible for available health and wellness benefits, including medical, dental, vision, life and disability insurance, on the same basis as our other U.S. employees.
	•	Our health and wellness plans are intended to provide a competitive, broad-based benefits structure and promote the wellness of our executives and other employees.
Perquisites	•	We do not provide perquisites to our NEOs.

2020 Compensation Decisions

The Committee believes the fundamental structure of the Company’s compensation programs is aligned with shareholder interests and rewards continued improvements in strategic, financial and operational priorities. Therefore, no increases will be made in 2020 to NEO base pay, target STI levels (as a percent of base salary), or mix of time-vested and performance-vested LTI. 2020 time-vested awards and performance-vested awards will be tied to Exterran stock price and will be delivered in cash.

43 2020 PROXY STATEMENT

Compensation Discussion and Analysis
For 2020, the Committee has adopted the following metrics for the 2020 STI program:

STI Performance Measure	Weight	What It Is	Why We Use It
EBITDA, As Adjusted(1)	50%	Earnings before interest, taxes, depreciation and amortization; may exclude other unusual or non-reocurring items	Encourages focus on operating profit and driving strong profitability; a key measure by which our shareholders measure performance
Strategic: Business Transformation	20%	Business transformation progress	Reflects continued efforts in Company transformation and growing critical lines of businesses
Strategic: Scalable Water Business	20%	Building scalable water business (backlog with minimum GM%)	Reflects continued efforts in Company transformation and growing critical lines of businesses
HSSE - Operational Safety Performance	10%	A balanced scorecard of trailing indicators (incident free days, workers compensation claims, incident severity, environmental / regulatory reportable incidents), leading indicators (policy audits, customer focus, internal ISO compliance audit), and compliance (incident reporting and investigation compliance, incident action items)	Encourages focus on people, safety and the environment; reflects effectiveness of and improvements made in global safety and environmental tools, processes and infrastructure
_______________
(1)EBITDA, As Adjusted is a non-GAAP financial measure that is defined, discussed further and reconciled to the nearest GAAP financial measure in "Appendix A" to this Proxy Statement. Adjustments may be made by the Committee, in its discretion, for acquisitions or dispositions and unusual items or non-recurring items.

For 2020, the Committee has adopted the following metrics for the LTI plan:

LTI Performance Measure	Weight	What It Is	Why We Use It
EBITDA Percentage Rate(1)	50%	EBITDA Percentage Rate is EBITDA, As Adjusted, divided by total revenue	Encourages growth in strategic business areas; increases focus on profitability, quality of revenue and cost controls
Backlog Return on Assets(2)	50%	Gross Margin backlog divided by Property, Plant & Equipment plus Inventory	Ensures improved value creation through returns on revenue generating assets and increased contracted revenue backlog
_______________
(1) EBITDA Percentage Rate is a non-GAAP financial measure that is defined and discussed further in "Appendix A" to this Proxy Statement.
(2) Backlog Return on Assets is a non-GAAP financial measure that is defined as Gross Margin divided by Property, Plant and Equipment plus Inventory.

EXTERRAN CORPORATION 44

Compensation Discussion and Analysis
Compensation Policies and Practices

Best Practices

Our compensation program adheres to a high standard of compensation governance.

What We Do
✓	Hold an annual say-on-pay advisory vote
✓	Grant 60% of our CEO’s long-term compensation in performance-based units
✓	Hold executives accountable to shareholders through a recoupment (clawback) policy
✓	Require executives to hold equity compensation received from the Company until stock ownership guidelines are met
✓	Require a “double trigger” for change of control severance payments or equity acceleration
✓	Retain an independent external compensation consultant and review independence annually
✓	Pay-for-performance
✓	Require our CEO to own six times base salary in stock, our COO and CFO to own three times base salary in stock, and our other NEOs to own two times base salary in stock
✓	Benchmark to peers of similar industry, size and business complexity
✓	Maintain a Committee composed entirely of independent directors

What We Don't Do
✗	No employment contracts with any of our NEOs
✗	No hedging or pledging of, or speculative trading in, Exterran common stock
✗	No 280G excise tax “gross-up” payments in the event of a change of control
✗	No tax “gross ups” on any executive compensation other than relocation benefits available to all eligible employees
✗	No compensation plans that encourage excessive risk-taking
✗	No option repricing or cash buy-outs for underwater options without shareholder approval
✗	No perquisites

The Committee’s Annual Process

Each year, the Committee follows an annual process for determining executive pay.

November - January
•Reviews the Company’s business objectives and strategic priorities for the following year
•Reviews alignment of compensation philosophy and strategic priorities
•Reviews plans and measures for alignment with enterprise risk principles and the Company’s strategic growth plan
•Reviews feedback from shareholders and governance firms

February - March
•Reviews executive performance for the prior year
•Approves short-term incentive plan results for the prior year and calculates Company performance factor
•Establishes current year plan design, performance measures and ranges for short- and long-term incentive plans
•Reviews and approves CEO financial, operational and strategic goals for current year
•Reviews and approves executive officers’ salary and short-term incentive compensation targets for current year
•Reviews and approves executive officers’ long-term incentive grants for current year

45 2020 PROXY STATEMENT

Compensation Discussion and Analysis

July - October
•Reviews CEO and executive succession planning and executive development
•Reviews with the independent compensation consultant
◦Peer group to determine if any changes are required for the next performance cycle
◦Executive pay market review
◦Peer group market compensation analysis
◦Insights into emerging trends, market practices and incentive plan design opportunities
◦Retention risks due to compensation plan design
•Considers input from our shareholders and results of advisory say-on-pay vote

Ongoing
•Review Company performance under outstanding short- and long-term incentive plans
•Monitors incentive plan estimates in comparison to actual and relative performance
•Approves sign-on or inducement grants as needed for key hires
•Mentors and interacts with talent across the organization to develop and assess succession depth
•Monitors the performance of benefit plans and reviews Benefit Committee reports

No specific formula is used to determine the weight of any factor; rather, compensation is established based on the Committee’s assessment of all relevant information. Using these factors, all elements of compensation, including base salaries and target percentages for short- and long-term incentive compensation, are reviewed annually by the Committee.

Role of Management. Our CEO considers performance and makes recommendations to the Committee on salary adjustments, targets for short-term cash incentive compensation and long-term incentive compensation for each of our executive officers other than himself. Our CEO also considers and recommends corporate performance goals on which executives’ performance-based compensation will be based. The Committee considers these recommendations in addition to other factors and makes the final determinations regarding executive compensation.

Role of Independent Compensation Consultant. From November 2015 through October 2019, the Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent executive compensation consultant to provide information and advice to the Committee and management on matters relating to executive compensation and to assist them in developing and implementing our executive compensation programs. Effective October 2019, the Committee ended its engagement with Semler Brossy and engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") as its independent executive compensation consultant to provide similar services. In 2019, Semler Brossy and/or Pearl Meyer provided the following services:

•analysis and recommendations regarding the Company’s 2019 peer group, as described below
•input and advice regarding incentive compensation plan design
•review and assistance in establishing executive officer compensation packages
•information related to trends, new rules and regulations that may impact executive and director compensation practices and administration
•attendance at Committee meetings

The Committee reviewed the independence of each of Semler Brossy and Pearl Meyer, considering the independence factors specified in the corporate governance standards of the NYSE. Based on this assessment, the Committee determined that both Semler Brossy and Pearl Meyer were independent from the Company’s management and free from any relationships that could raise any conflicts of interest or similar concerns.

EXTERRAN CORPORATION 46

Compensation Discussion and Analysis
Compensation Peer Group. The Committee, with the assistance of its compensation consultant, annually reviews the peer group for compensation comparisons and makes updates as needed to align with the established criteria and Company strategy. We select public companies with similar business characteristics, including a global footprint of similar size.

In 2018, the Company conducted a detailed review of its peer group using a lengthy, detailed screening methodology which incorporated company type, geography, industry sector, peers, size and business fit. Only companies satisfying each of the criteria were considered in determining the Company’s peer group.

In 2019, the Committee together with its compensation consultant reviewed its current peer group. Based upon such review, the Committee removed McDermott International, Inc. and approved the following companies for its compensation peer group:

●	Chart Industries, Inc.	●	Newpark Resources, Inc.
●	CIRCOR International, Inc.	●	Oceaneering International, Inc.
●	Dril-Quip, Inc.	●	Oil States International, Inc.
●	Enerflex Ltd.	●	RPC, Inc.
●	EnPro Industries, Inc.	●	Shawcor Ltd.
●	Forum Energy Technologies, Inc.	●	SPX Flow, Inc.
●	Harsco Corporation	●	Superior Energy Services, Inc.
●	ITT Inc.	●	TETRA Technologies, Inc.

In determining annual executive compensation, the Committee considers peer group data and information provided by the independent compensation consultant, in addition to published and private compensation survey data.

Stock Ownership Guidelines

The Committee believes that meaningful stock ownership by our senior executives is important in aligning management’s interest with the interests of our shareholders. As described below, our executives are required to maintain consistent stock ownership in the Company based upon a multiple of the executive’s base salary in effect at the time the executive became an NEO.

Position	Ownership Requirement
President, Chief Executive Officer and Director	Six times base salary
Chief Financial Officer and Chief Operating Officer	Three times base salary
Other Named Executive Officer	Two times base salary

Executives have up to five years to meet the stock ownership guidelines. As of year-end 2019, all NEOs have met or are on track to meet their respective stock ownership requirements.
Trading Controls and Anti-Pledging and Anti-Hedging Policies

We prohibit our directors and executives from buying, selling, or writing puts, calls or other options related to Company stock. We also prohibit executives from holding Company stock in a margin account, hedging Company stock, or pledging Company stock.

Compensation Policies and Practices Related to Risk Management

The Committee has discussed with our independent compensation consultant and analyzed the concept of risk as it relates to our compensation programs for all of our employees, including our NEOs, and believes that our compensation programs do not encourage excessive and unnecessary risk taking.

47 2020 PROXY STATEMENT

Compensation Discussion and Analysis
Compensation Committee Interlocks and Insider Participation

Messrs. Ryan (Chair), Goodyear, Gouin and Gomes Yell, all of whom are independent non-management directors, currently serve on the Committee. None of these individuals is or has been an officer of the Company, was an employee of the Company during the last fiscal year or as of the date of this Proxy Statement, or is serving or has served as a member of the Committee of another entity that has an executive officer serving on the Committee of the Company. No executive officer of the Company serves as a director or on the Committee of another entity whose executive officer serves as a director or on the Committee of the Company.

Executive Offer Letters

We provide offer letters to each of our NEOs at the time of initial employment. Each letter provides the initial annual base salary and initial short-term and long-term incentive targets the NEO is eligible to receive. The base salary and incentive targets are subject to annual review, with future salary levels and incentive target levels subject to the discretion of the Committee. In addition, offer letters may include provisions for one-time compensation actions related to the initial employment of the executive. All letters provide that the applicable executive is subject to clawback and recoupment requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and clawback and recoupment policies that the Company may adopt from time to time. Each executive is also eligible to participate in all employee benefit plans maintained by the Company for the benefit of its employees generally. All offer letters also provide that employment with the Company is “at-will” and not for any specified time, and may be terminated with or without cause at any time by the Company or the executive.

Tax and Accounting Considerations

Section 280G of the Code. Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. It is our policy not to provide any executives with a gross-up payment to make up for these taxes, if any.

Section 409A of the Code. Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our respective compensation and benefit plans and arrangements for all of our employees and directors, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 162(m) of the Code. Prior to December 22, 2017, Section 162(m) of the Code generally limited the deductibility of certain compensation expenses in excess of $1,000,000 paid to any one executive officer within a fiscal year unless it was “performance-based” compensation. For compensation to be “performance-based,” it was required to meet certain criteria, including performance goals approved by our shareholders and, in certain cases, objective targets based on performance goals approved by shareholders. However, the Tax Cuts and Jobs Act enacted on December 22, 2017 substantially modified the Code and, among other things, eliminated the performance-based compensation exception under Section 162(m) unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We believe that maintaining the discretion to evaluate the performance of our NEOs through the use of performance-based compensation is an important part of our responsibilities and benefits our shareholders, even if non-deductible under Section 162(m) of the Code.

EXTERRAN CORPORATION 48

Compensation Discussion and Analysis
Accounting for Stock-Based Compensation. We have followed ASC 718 to account for stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Executive Compensation Tables

2019 Summary Compensation Table

The following table sets forth information with respect to the compensation of our NEOs for the years ended December 31, 2019, 2018 and 2017.

Name	Position	Year	Base Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan(2)	All Other Compensation (3)	Total
Andrew J. Way	President, Chief Executive Officer and Director	2019	825,000	—	3,900,000	851,500	11,200	5,587,700
		2018	825,000	—	3,900,000	1,020,000	11,000	5,756,000
		2017	750,000	—	3,700,000	1,400,000	9,950	5,859,950
Girish K. Saligram	Senior Vice President and Chief Operating Officer	2019	625,000	—	1,100,000	477,000	11,200	2,213,200
		2018	625,000	—	850,000	554,000	11,000	2,040,000
		2017	500,000	—	2,895,784	653,500	4,673	4,053,957
David A. Barta	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2019	450,000	—	850,000	291,500	11,200	1,602,700
		2018	450,000	—	850,000	368,000	11,000	1,679,000
		2017	435,000	—	2,156,700	503,000	9,950	3,104,650
Roger George(4)	President Water Solutions	2019	420,000	—	650,000	261,000	11,200	1,342,200
		2018	420,000	—	650,000	342,000	11,000	1,423,000
		2017	400,000	600,000	949,031	483,000	27,434	2,459,465
_______________
(1)Amounts in this column represent the grant date fair value of (a) restricted shares of Exterran's common stock (which are set forth in the table above) and (b) 2019 performance-based units at target. The grant date fair values of the 2019 performance-based units at maximum level were as follows: Mr. Way: $4,680,000; Mr. Saligram: $1,100,000; Mr. Barta: $850,000; and Mr. George: $650,000. The grant date fair value of all awards shown above was calculated in accordance with ASC 718. For further discussion on the fair value of our awards, see Note 18 to the consolidated financial statements in the Company's Annual Report on Form 10-K for year end December 31, 2019.
(2)The amounts in the column is the STI bonus paid to each executive.
(3)The amounts in this column for 2019 represent matching contributions made by the Company under the Company’s 401(k) Plan, and in the case of Mr. George, also represents amounts associated with his relocation.
(4)Mr. George changed roles in 2019 with no change in compensation.

49 2020 PROXY STATEMENT

Compensation Discussion and Analysis
2019 Grants of Plan-Based Awards

The following table contains information about grants of plan-based awards to our NEOs during 2019:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Andrew J. Way	STI		47,438	948,750	1,897,500	—	—	—	—	—
	LTI PA	3/4/2019	—	—	—	34,392	137,567	275,134	—	2,340,000
	LTI RS	3/4/2019	—	—	—	—	—	—	91,711	1,560,000
Girish K. Saligram	STI		26,563	531,250	1,062,500	—	—	—	—	—
	LTI PA	3/4/2019	—	—	—	8,084	32,334	64,668	—	550,000
	LTI RS	3/4/2019	—	—	—	—	—	—	32,334	550,000
David A. Barta	STI		16,875	337,500	675,000	—	—	—	—	—
	LTI PA	3/4/2019	—	—	—	6,247	24,986	49,972	—	425,000
	LTI RS	3/4/2019	—	—	—	—	—	—	24,986	425,000
Roger George	STI		15,750	315,000	630,000	—	—	—	—	—
	LTI PA	3/4/2019	—	—	—	4,777	19,107	38,214	—	325,000
	LTI RS	3/4/2019	—	—	—	—	—	—	19,107	325,000
_______________
(1) The amounts in these columns show the range of potential payouts of incentives under the 2019 Short-Term Incentive Plan. Although the 2019 Short-Term Incentive Plan sets measures for threshold, target and maximum pool funding levels at 0% to 150%, actual awards to NEOs can range from 0% to 200% of their personal or individual target due to adjustments made for individual performance. In this plan, each metric is independent and performance against each metric is assessed individually. Performance can be higher against some metrics and lower against others. For each individual metric, "Below Threshold" is the performance that results in no payout. "Threshold" is the minimum performance needed for a payout greater than zero. At threshold, the payout is 50% of target. "Maximum" is the highest possible individual payout (200% of target). See “Annual Short-Term Incentive Plan” for a description of the 2019 short-term incentive awards. For this calculation of the lowest possible total threshold payout, we have assumed below threshold performance on each financial metric (each weighted 45% of the total) and threshold performance on the HSSE - Operational Safety metric (weighted 10% of the total). This results in a total threshold payout of 5% of target.
(2) The amounts in these columns show the range of potential payouts of 2019 performance-based units awarded under the 2019 Long-Term Incentive Plan. In this plan, each metric is independent and performance against each metric is assessed individually. Performance can be higher against some metrics and lower against others. For each individual metric, "Below Threshold" is the performance that results in no payout. "Threshold" is the minimum performance needed for a payout greater than zero. At threshold, the payout is 50% of target. "Maximum" is the highest possible payout (200% of target). For this calculation of the lowest possible total threshold payout, we have assumed below threshold performance on one metric (weighted 50% of the total) and threshold performance on the other metric (weighted 50% of the total). This results in a total threshold payout of 25% of target. Any earned units will be cash-settled based on the stock price at vest on March 4, 2021. This award is in the form of restricted stock units, which are tied to Exterran's stock price. The final payout amount is equal to the number of performance adjusted units multiplied by the stock price on the date of vesting. All of our NEOs currently meet, or are on track to meet, their stock ownership guidelines.
(3) Shares of restricted stock awarded under our 2015 Plan vest one-third per year over a three-year period, subject to continued service through each vesting date.
(4) The grant date fair value of performance-based units and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 18 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. The 2019 performance-based units are shown at target value.

EXTERRAN CORPORATION 50

Compensation Discussion and Analysis
Outstanding Equity Awards at Fiscal Year-End

The following table contains information about our NEOs’ outstanding equity awards at December 31, 2019. None of our NEOs hold any stock options. See also “Potential Payments upon Termination or Change of Control” beginning on page 50 regarding the treatment of these awards upon certain terminations of employment or the occurrence of a change of control.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(2)
Andrew J. Way	182,366	1,427,926	226,744	1,775,406
Girish K. Saligram	53,930	422,272	48,531	379,998
David A. Barta	46,582	364,737	41,183	322,463
Roger George	35,464	277,683	31,493	246,590
_______________
(1) Includes shares of restricted stock awarded and 2017 performance-based units earned under our 2015 Plan which vest one-third over three years:

Name	Unvested Share/Units	Initial Vesting Date	Award Type
Andrew J. Way	17,817	03/04/2018	Restricted Stock
	33,204	03/04/2018	Performance Award
	39,634	03/04/2019	Restricted Stock
	91,711	03/04/2020	Restricted Stock
Girish K. Saligram	4,319	03/04/2018	Restricted Stock
	6,479	03/04/2018	Performance Award
	10,798	03/04/2019	Restricted Stock
	32,334	03/04/2020	Restricted Stock
David A. Barta	4,319	03/04/2018	Restricted Stock
	6,479	03/04/2018	Performance Award
	10,798	03/04/2019	Restricted Stock
	24,986	03/04/2020	Restricted Stock
Roger George	3,240	03/04/2018	Restricted Stock
	4,860	03/04/2018	Performance Award
	8,257	03/04/2019	Restricted Stock
	19,107	03/04/2020	Restricted Stock

(2) Based on the market closing price of our common stock on December 31, 2019, of $7.83 per share.
(3) Amounts shown are the unearned and unvested number of 2018 and 2019 performance-based units at target. These performance-based units awarded under our 2015 Plan cliff-vest on the second anniversary of the grant date, based on achievement of Company goals ending December 31, 2019 and December 31, 2020. These awards will be settled in cash, based upon the share price on March 4, 2020 and 2021, the respective vest date.

51 2020 PROXY STATEMENT

Compensation Discussion and Analysis
Stock Vested in Fiscal Year 2019

The following table contains information regarding the vesting during 2019 of time-based and performance-based units previously granted to our NEOs. None of our NEOs held or exercised stock options during 2019.

Stock Awards
Name	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Andrew J. Way	154,442	2,627,058
Girish K. Saligram(2)	41,554	548,606
David A. Barta(2)	32,612	430,469
Roger George(2)	16,450	235,557
_______________
(1) The value realized for vested awards was determined by multiplying the fair market value of the restricted stock (market closing price of Exterran’s common stock on the vesting date) by the number of shares or awards that vested. Shares vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares that vested for each NEO in 2019.
(2) Messrs. Saligram, Barta and George had the final off-cycle vesting of their 2016 new hire awards, which were granted to replace forfeited awards.

Non-Qualified Deferred Compensation Plan

The following table contains information about our NEOs’ participation in our Non-Qualified Deferred Compensation Plan during 2019:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End($)
Andrew J. Way	—	—	—	—	—
Girish K. Saligram	62,500	—	324,578	—	2,211,603
David A. Barta	—	—	—	—	—
Roger George	—	—	106,179	—	546,546
_______________
(1) All contribution amounts for the last fiscal year reported in this table are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the “2019 Summary Compensation Table.”

The Non-Qualified Deferred Compensation Plan allows an eligible employee to defer up to 90% of his or her annual salary and annual short-term incentive. All U.S. key management and highly-compensated employees who are selected for participation by the Committee are eligible to participate in this Plan, which is intended to provide competitive retirement planning benefits to attract and retain eligible employees. Effective October 30, 2015, we established an irrevocable rabbi trust to hold participant account balances under the Non-Qualified Deferred Compensation Plan. Participants may direct the investment of their account balances in hypothetical investment options made available under the Plan. Accordingly, earnings and losses on the account balances are based upon the market return on the hypothetical investment alternatives selected by the participant. Each participant may elect whether to receive deferred amounts after separation from service or, if earlier, on January 1 of a specified year selected by the participant. Certain key employees, however, must generally wait until six months after separation from service for distributions to begin. Upon the applicable payment date, payments will be made in the form of a lump sum or in annual installments over two to ten years as elected by the participant at the time their deferral election was submitted. All payments are made in cash. If a participant dies, distribution is made in a lump sum to the participant’s designated beneficiary or, if none, to the participant’s estate. Distributions due to unforeseeable emergency, as determined by the committee that administers the plan, are permitted but other unscheduled withdrawals are not allowed. In certain circumstances, including a qualifying change of control, the Committee may terminate the plan and pay out all benefits in a lump sum in accordance with plan provisions and section 409A of the Internal Revenue Code. See “Potential Payments Upon Termination or Change of Control” below.

EXTERRAN CORPORATION 52

Compensation Discussion and Analysis
Potential Payments Upon Termination or Change of Control

This section describes the potential payments or benefits upon termination, change of control or other post-employment scenarios for each of our NEOs.

Change of Control Severance Agreements. None of our NEOs have employment contracts and all of our NEOs are employed at will. We entered into change of control severance agreements with Mr. Way in November 2015, Mr. Saligram in August 2016, Mr. Barta in November 2016, and Mr. George in December 2016. The agreements have an initial term of two years with an automatic annual extension unless 365 days (for Mr. Way) or 90 days (for Messrs. Saligram, Barta and George) prior notice is given by either party.

The agreements generally provide for a severance protection period that begins on the date of “change of control” of our Company and ends on the 18-month anniversary of that date. During the protected period, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason”, the agreements provide for the following severance benefits:
•Two times (or, for Mr. Way, three times) his current annual base salary plus two times (or, for Mr. Way, three times) his target annual incentive bonus opportunity for that year plus (i) a pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year and (ii) any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date; and
•Two times (for Mr. Way) the total of the Company contributions that would have been credited to him under the Exterran 401(k) Plan and any other deferred compensation plan had he made the required amount of elective deferrals or contributions during the 12 months immediately preceding the termination month.

In addition, the executive would be entitled to:
•Company-provided medical coverage for him and his eligible dependents for up to two years (for Mr. Way) or a cash payment equal to 18 months of employer premium payments (for Messrs. Saligram, Barta and George) following the termination date;
•The accelerated vesting of all his unvested stock options, restricted stock, restricted stock units, performance units or other stock-based awards based in Exterran common stock, and all cash-based incentive awards; and
•A Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive either the full amount of his payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive).

Each executive’s entitlement to the payments and benefits under his change of control severance agreement is also subject to his execution of a waiver and release for Exterran’s benefit. In addition, in the event an executive receives payments under his change of control agreement, such executive is subject to non-solicitation and non-competition restrictions for two years following a termination of his employment, and confidentiality provisions.

On February 26, 2020, the Company amended and restated its change of control agreements with each of its executive officers. These amendments were intended to harmonize the agreements in line with recent market and Company practices. Changes to the existing change of control agreements include, among others: for Messrs. Saligram, Barta and George, (1) updating the definition of “good reason” to include any requirement to move more than 50 miles from the Company’s primary office location, (2) requiring that notice of good reason be given within 90 days following first occurrence or within 12 months of a change of control, and (3) requiring any successor to expressly assume the agreement; for Mr. Way, (1) reducing his change of control benefit by deleting his right to 12 months’ of employer retirement plan contributions; and for all NEOs (1) increasing the notice period during which the Company may give notice of non-renewal of the change of control agreements from 90 days to 365 days and reducing the term from two years to one year, (2) clarifying that unsettled equity will vest pro-rata based on the percentage of time elapsed in the grant, with performance awards determined at target if actual performance results are not determined at the employee’s separation date, (3) clarifying that any severance payable under each agreement is reduced by any other severance payments, (4) updating the definition of “cause” to include termination for violation of the Company’s Code of Business Conduct, and (5) updating and, as applicable, adding non-solicitation and non-competition covenants consistent with market precedent and recent law.

53 2020 PROXY STATEMENT

Compensation Discussion and Analysis
Non-Change of Control Severance Benefit Agreements. We entered into severance benefit agreements with Mr. Way in November 2015, Mr. Saligram in August 2016, Mr. Barta in November 2016, and Mr. George in December 2016. The terms and conditions of these severance benefit agreements are substantially similar. The agreements have an initial term of one year, with an automatic annual extension unless 365 days (for Mr. Way) or 90 days (for Messrs. Saligram, Barta and George) prior notice is given by either party.

Each severance benefit agreement provides that if the executive’s employment is terminated by the Company without “cause” or by the executive with “good reason” at any time during the agreement term, he would receive a lump sum payment in cash on the 60th day after the termination date equal to the sum of:
•Annual base salary then in effect;
•Target annual incentive bonus opportunity for the termination year;
•A pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year; and
•Any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date.

In addition, the executive would be entitled to, as of the termination date:
•Accelerated vesting of all outstanding unvested equity, equity-based and cash-settled awards based in Exterran common stock that were scheduled to vest within 12 months following the termination date. If the achievement of the performance period goals for unearned performance-based units has not yet been measured as of the separation date, the achievement of such goals will be measured following the conclusion of the performance period and paid in accordance with the applicable award agreement (for Mr. Way), or will be measured at target (for Messrs. Saligram, Barta and George); and
•Continued coverage under our medical benefit plans for him and his eligible dependents for up to one year subject to executive’s payment of the employee premium (for Mr. Way) or a cash payment equal to 18 months of employer premium payments (for Messrs. Saligram, Barta and George) following the termination date.

Each executive’s entitlement to the payments and benefits under his severance benefit agreement is subject to his execution of a waiver and release for Exterran’s benefit. In addition, all severance benefit agreements contain non-disparagement restrictions, and Messrs. Saligram, Barta and George’s severance benefit agreements also contain confidentiality, non-competition and non-solicitation or hire provisions.

On February 26, 2020, the Company amended and restated its severance benefit agreements with each of its executive officers. These amendments were intended to harmonize the agreements in line with recent market and Company practices. Changes to the existing severance benefit agreements include, among others: for Messrs. Saligram, Barta and George (1) updating the definition of “good reason” to include any requirement to move more than 50 miles from the Company’s primary office location, and (2) increasing the notice period during which the Company may give notice of non-renewal from 90 days to 365 days; for Mr. Way, (1) conforming his agreement to provide for the same medical severance benefits that other executives receive (i.e., lump sum payment equal to 18 months of COBRA premiums); and for all NEOs (1) updating the definition of “cause” to include termination for violation of the Company’s Code of Business Conduct; (2) clarifying that unsettled equity will vest pro-rata based on the percentage of time elapsed in the grant, with performance awards determined at target if actual performance results are not determined at the employee’s separation date, (3) clarifying that any severance payable under each agreement is reduced by any other severance payments, and (4) updating and, as applicable, adding non-solicitation and non-competition covenants consistent with market precedent and recent law.

Other Qualified Plans. Upon termination of employment with the Company, our NEOs are entitled to payment of their account balances in our Non-Qualified Deferred Compensation Plan in the form previously selected by the member in their payment election, subject to Section 409A of the Code. See “Non-Qualified Deferred Compensation Plan” on page 49.

EXTERRAN CORPORATION 54

Compensation Discussion and Analysis
Post-Employment Tables
The following tables describe potential payments or benefits upon termination, change of control or other post-employment scenarios for each of our NEOs. The following tables generally do not include amounts payable pursuant to plans that are available generally to all salaried employees. The amounts in the tables show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. There would be no amounts payable or benefits due to enhancements solely in connection with (1) an involuntary termination for cause, (2) a voluntary termination not for cause (without “good reason”) or (3) a retirement. Accordingly, no amounts are shown for those scenarios. The actual amounts to be paid out in any scenario can only be determined at the time of such executive officer’s actual separation from Exterran.

The following assumptions apply to the tables:

•For all scenarios, the trigger event is assumed to be December 31, 2019.
•“Cash Severance Payment” includes only the cash payment based on base salary and bonus, as described under “Change of Control Severance Agreements.” All other amounts and adjustments mandated by the change of control severance agreements are shown in connection with the associated other benefits included in the tables.
•Vested restricted shares are not included in these tables since they are already vested.
•For all scenarios, the amounts for restricted shares that are unvested and accelerated are calculated by multiplying the number of unvested restricted shares by $7.83, which is the closing price of Exterran common stock on the NYSE on December 31, 2019.
•The amounts included below for health coverage are the estimated COBRA premiums of the existing medical benefits to each eligible executive for the applicable time period specified in the executive’s change of control agreement.

Non-Qualified Deferred Compensation Plan amounts payable in connection with the various scenarios are not shown in the table below because these amounts are disclosed earlier in the “Non-Qualified Deferred Compensation Plan” table on page 49.

Name		Voluntary Resignation (10)	Retirement (10)	Termination for Cause (10)	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
Andrew J. Way	Cash Severance	—	—	—	—	2,722,500	—	6,270,000
	Stock Option(5)	—	—	—	—	—	—	—
	Restricted Stock(6)	—	—	—	1,167,938	534,045	—	1,167,938
	Performance-Based Awards(7)	—	—	—	2,035,393	958,243	—	2,035,393
	Other Benefits(8)	—	—	—	—	16,565	—	55,530
	Total Pre-Tax Benefit	—	—	—	3,203,331	4,231,353	—	9,528,861

55 2020 PROXY STATEMENT

Compensation Discussion and Analysis

Name		Voluntary Resignation (10)	Retirement (10)	Termination for Cause (10)	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
Girish K. Saligram	Cash Severance	—	—	—	—	1,687,500	—	2,843,750
	Stock Option(5)	—	—	—	—	—	—	—
	Restricted Stock(6)	—	—	—	371,541	160,484	—	371,541
	Performance-Based Awards(7)	—	—	—	430,728	177,553	—	430,728
	Other Benefits(9)	—	—	—	—	24,847	—	24,847
	Total Pre-Tax Benefit	—	—	—	802,269	2,050,384	—	3,670,866

Name		Voluntary Resignation (10)	Retirement (10)	Termination for Cause (10)	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
David A. Barta	Cash Severance	—	—	—	—	1,125,000	—	1,912,500
	Stock Option(5)	—	—	—	—	—	—	—
	Restricted Stock(6)	—	—	—	314,006	141,308	—	314,006
	Performance-Based Awards(7)	—	—	—	373,193	177,553	—	373,193
	Other Benefits(9)	—	—	—	—	18,000	—	18,000
	Total Pre-Tax Benefit	—	—	—	687,199	1,461,861	—	2,617,699

EXTERRAN CORPORATION 56

Compensation Discussion and Analysis

Name		Voluntary Resignation (10)	Retirement (10)	Termination for Cause (10)	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
Roger George	Cash Severance	—	—	—	—	1,050,000	—	1,785,000
	Stock Option(5)	—	—	—	—	—	—	—
	Restricted Stock(6)	—	—	—	239,629	107,561	—	239,629
	Performance-Based Awards(7)	—	—	—	284,644	135,036	—	284,644
	Other Benefits(9)	—	—	—	—	28,292	—	28,292
	Total Pre-Tax Benefit	—	—	—	524,273	1,320,889	—	2,337,565
_______________
(1) “Disability” is defined in our 2015 Long-Term Incentive Plan for awards granted since November 3, 2015.
(2) “Cause” and “Good Reason” are defined in the Severance Benefit and Change of Control Agreements.
(3) If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2019, under his severance benefit agreement his cash severance would consist of (i) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2019), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2019).
(4) If the executive had been subject to a change of control followed by a qualifying termination (as defined in his change of control agreement) on December 31, 2019, under his change of control agreement, his cash severance would consist of (i) two times (three times for Mr. Way) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2019), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2019).
(5) No executives have stock options (vested or unvested) at this time.
(6) Represents the value of the accelerated vesting of the executive’s unvested Exterran restricted stock, based on the December 31, 2019 market closing price.
(7) Represents the value of the accelerated vesting of the executive’s unvested Exterran performance-based awards, based on the December 31, 2019 market closing price.
(8) Represents the executive’s right to the payment, as applicable, of (i) continued coverage through COBRA benefit premiums under our medical benefit plans for him and his eligible dependents for up to one year in the event of a termination without Cause or voluntary resignation for Good Reason, or (ii) medical benefit premiums and Exterran contributions under the 401(k) Plan and deferred compensation plan, if any, for a two-year period in the event of a change of control followed by a Qualifying Termination.
(9) Represents each executive’s right to an amount equal to eighteen (18) months of (i) premium payments for continuation coverage pursuant to Section 4980B of the Code for the executive and executive’s eligible dependents following the Separation Date minus (ii) the cost to the executive of premium payments for healthcare coverage for the executive and executive’s eligible dependents during the executive’s employment with the Company (calculated based on the executive’s elections as in effect on the Date of Termination).
(10) No payments are made to executives under these agreements for voluntary resignations or retirements, terminations for cause or change of control without a termination.

57 2020 PROXY STATEMENT

Compensation Discussion and Analysis

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to Exterran’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
John P. Ryan, Chair
William M. Goodyear
James C. Gouin
Ieda Gomes Yell

EXTERRAN CORPORATION 58

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual compensation of our employees and the annual total compensation of our President and CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules.

We have a global workforce, with employees in 25 countries. Approximately 76% percent of our employees are located outside of the United States. SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure.

In 2019, we identified our median employee using the following methodology:

•We selected December 31, 2019 as the determination date. Our employee population as of December 31, 2019 was 3,605, which included all full-time and part-time employees and excluded contractors or persons employed through a third-party provider.

•We chose “total cash compensation” (which included base salary or hourly wages plus cash bonuses and cash allowances) as our consistently-applied compensation measure. We believe the use of total cash compensation for all employees is a consistently-applied compensation measure because we do not widely distribute annual equity to employees. Approximately two percent of our employees receive annual equity awards.

•For employees in countries outside of the U.S., excluding Argentina, we converted their compensation in local currency to U.S. dollar using the exchange rate at the close of 2019. For employees in Argentina, because of multiple government mandated pay increases, and volatile exchange rates, we used monthly exchange rates to convert compensation in local currency to U.S. dollar.

•We identified the median employee by examining the 2019 total cash compensation for all full-time and part-time employees, excluding our CEO, who were employed by us on December 31, 2019.

•We reviewed our global employee population, and due to substantial changes to our employee population, we identified a new median employee to ensure it accurately reflects our current population.

To calculate the CEO pay ratio for 2019, we identified and calculated the elements of the median employee’s compensation using the same methodology reflected in the “2019 Summary Compensation Table,” resulting in annual total compensation for our median employee of $38,330. Mr. Way’s 2019 annual total compensation as reflected in the “2019 Summary Compensation Table” included in this Proxy Statement was $5,587,700. Based on this information, for 2019 the ratio of the annual total compensation of Mr. Way, our CEO, to the median of the annual total compensation of all employees was 146 to 1.

59 2020 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of our Company and our shareholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to our SEC Reporting & Technical Accounting Department on a quarterly basis. In the event an executive officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related party transaction:

•whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party
•whether there are any compelling business reasons for the Company to enter into the transaction
•whether the transaction would impair the independence of an otherwise independent director
•whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship

There were no related party transactions during 2019 that are required to be reported in this Proxy Statement.

EXTERRAN CORPORATION 60

COMPENSATION RELATED PROPOSAL

PROPOSAL 2 - Advisory Vote to Approve Named Executive Officer Compensation

Our Board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. We are committed to requesting this advisory say-on-pay vote annually to gain our shareholders’ input regarding our compensation programs.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee, and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future compensation programs for our NEOs.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation principles and programs are designed to attract, motivate and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and shareholder value. The compensation paid to our NEOs reflects our commitment to pay-for-performance. A significant percentage of our NEOs’ compensation is delivered in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of shareholders, management and the Company. Moreover, a significant portion of our NEOs’ cash compensation is paid in the form of performance-based awards that are paid based on the achievement of pre-defined performance measures.

In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent Compensation Committee that is advised by an independent compensation consultant. We believe the information provided in this Proxy Statement, including the Compensation Discussion and Analysis section, demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of shareholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the advisory resolution.

Your Board unanimously recommends that shareholders vote “FOR” the following resolution approving the Company’s Named Executive Officer Compensation:

“RESOLVED, that the shareholders of Exterran Corporation approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2019 as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and any related tables and information in this Proxy Statement.”

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

61 2020 PROXY STATEMENT

AUDIT MATTERS

PROPOSAL 3 - Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) has served as our independent registered public accounting firm since March 2019. The Audit Committee has selected PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

The Board considers the selection of PwC to be in the best interests of the Company and its shareholders. Although shareholder approval is not required for the appointment of our independent registered public accounting firm, we are requesting such ratification because we believe it is a matter of good corporate practice. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain PwC. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Representatives of PwC attended all regularly scheduled meetings of the Audit Committee in 2019, and have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. We expect that a representative of PwC will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

For additional information concerning the Audit Committee and its activities with PwC, see “Audit Committee Report” contained in this Proxy Statement and “Audit Committee Guidelines for Pre-Approval of Independent Auditor Services” following this proposal description.

Deloitte & Touche LLP ("Deloitte") served as our independent public accounting firm from 2015 until February 2019, at which time it was dismissed by the Audit Committee. For information about our change in independent registered public accounting firms, see Appendix B.

Your Board and the Audit Committee unanimously recommend that shareholders vote “FOR” the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.

Ratification of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. This proposal is considered a “routine” matter, and therefore, if a broker holds your shares and you do not provide voting instructions, your broker will have discretionary authority to vote your shares on this matter. Abstentions will have no effect on the outcome of the vote.

EXTERRAN CORPORATION 62

Audit Matters
Fees Paid to Independent Registered Public Accountants

The following table summarizes the fees billed to us for each of the last two fiscal years for professional services rendered on our behalf by PwC and its member firms and respective affiliates during 2019, and Deloitte and its member firms and respective affiliates during calendar years 2019 and 2018 (in thousands).

Types of Fees	2019	2018
Audit fees(1)	$2,751	$4,385
Audit-related fees	—	—
Tax fees(2)	67	39
All other fees(3)	—	3
Total fees	$2,818	$4,427
_______________
(1) Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations, and other services including issuance of comfort letters and assistance with and review of documents filed with the SEC.
(2) Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.
(3) Other fees include fees billed by our independent registered public accounting firm related to training.

In considering the nature of the services provided by PwC in 2019 and Deloitte in 2018, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with each of PwC and Deloitte, and our management, to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002 and (ii) the American Institute of Certified Public Accountants

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The independent auditor provides annually an engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit-related services, tax services, and all other services). For other permissible services not included in the engagement letter, Exterran management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval.

In situations where a matter cannot wait until the next regularly scheduled Audit Committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Further, the Audit Committee has delegated authority to the Company’s Chief Financial Officer and Chief Accounting Officer to approve certain audit and non-audit services aggregating less than $200,000 each quarter, subject to review and ratification by the Audit Committee at its next regularly scheduled meeting. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2019 were approved by our Audit Committee, in accordance with these policies.

63 2020 PROXY STATEMENT

Audit Matters
Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran Corporation’s (“Exterran”) financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at http://www.exterran.com.

The Audit Committee has reviewed and discussed the audited consolidated financial statements and management’s assessment and report on internal controls over financial reporting for the year ended December 31, 2019 with management and PricewaterhouseCoopers LLC (“PwC”), Exterran’s independent registered public accounting firm. Exterran published this report in its Annual Report on Form 10-K for the year ended December 31, 2019, which it filed with the SEC on February 28, 2020. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. PwC is responsible for performing an independent audit of Exterran’s consolidated financial statements and the effectiveness of internal control and financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Exterran’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee discussed with Exterran’s internal auditors and PwC the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting. Management represented to the Audit Committee that Exterran’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee discussed with PwC its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

EXTERRAN CORPORATION 64

Audit Matters
Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited consolidated financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2019, for filing with the Securities and Exchange Commission; (ii) PwC meets the requirements for independence; and (iii) the appointment of PwC for 2020 be submitted to the shareholders for ratification.

The Audit Committee of the Board of Directors

William M. Goodyear, Chair
James C. Gouin
John P. Ryan
Christopher T. Seaver
Hatem Soliman

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Exterran, except to the extent that Exterran specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

65 2020 PROXY STATEMENT

INCENTIVE PLAN

PROPOSAL 4 - Approval of the Exterran Corporation 2020 Omnibus Incentive Plan

Plan Highlights

At the Annual Meeting, shareholders are being asked to approve the Exterran Corporation 2020 Omnibus Incentive Plan (referred to in this proposal as the “2020 Plan”), a copy of which is attached to this Proxy Statement as Appendix C.

On February 20, 2020, the Board adopted the 2020 Plan, subject to shareholder approval, for the benefit of non-employee directors, eligible employees and contractors of the Company and its subsidiaries. Shareholder approval of the 2020 Plan is sought:

•To authorize an additional 1,000,000 shares of Company common stock (the “Share Increase”) that can be used to issue awards granted under the 2020 Plan;
•To satisfy the requirements of Section 422(b) of the Code so that certain options issued under the 2020 Plan may qualify as “incentive stock options”;
•To satisfy the governance requirements of the NYSE; and
•To approve the consolidation of "Directors’ Plan" with and into the 2020 Plan.

The 2020 Plan will become effective upon shareholder approval, and the 2020 Plan and all awards granted thereunder are conditioned on shareholder approval. If approved by shareholders, the 2020 Plan will become the successor to the Company's 2015 Plan, and no further grants of awards will be made under the 2015 Plan or the Directors' Plan. All shares remaining under the 2015 Plan and the Directors' Plan will roll into the plan reserve of the 2020 Plan. However, outstanding awards granted under the 2015 Plan and the Directors' Plan will remain outstanding and shall continue to be administered in accordance with the terms of the 2015 Plan or the Directors' Plan, respectively, and the applicable award agreements.

Your Board unanimously recommends that shareholders vote “FOR” approval of the Exterran Corporation 2020 Omnibus Incentive Plan as set forth in this proposal.

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast, which means that the number of shares voted "for" approval must exceed the number of shares voted "against" approval, and the total number of votes cast must represent over 50% of the total shares outstanding as of the record date. Abstentions will have the same effect as votes cast against the proposal. Broker non-votes, on the other hand, will not affect the outcome of the voting, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares outstanding and entitled to vote on the proposal, in which event the amendment would not be approved.

Rationale for Approval of 2020 Plan

Equity awards are a significant component of the compensation we pay to certain of our employees and allow us to preserve available cash for other corporate uses. Our Compensation Committee (“Committee”) strongly believes that we must be able to grant meaningful equity awards to certain of our employees in order to attract and retain top talent and help provide for our long-term success, and that our ability to make these grants is in the best interests of our shareholders. The Committee also believes that equity awards granted pursuant to the 2020 Plan to non-employee directors similarly helps to attract and retain quality directors and align those directors' financial interests with the Company.

EXTERRAN CORPORATION 66

Omnibus Incentive Plan

Under the 2015 Plan, 3,000,000 shares of common stock were originally reserved for the issuance of awards. As of December 31, 2019, only 812,859 shares of Company common stock remained available for grant under the 2015 Plan and 44,655 shares are available under the Directors' Plan. Such number of shares is insufficient to achieve the Company’s compensation objectives over the coming years. If the 2020 Plan is not approved by shareholders and the 2015 Plan remains in effect, the Company’s ability to include equity compensation as part of our directors’ and employees’ total compensation package will be severely limited.

In making its determination to approve the 2020 Plan and to request the Share Increase, the Board sought to ensure that the Company would have an available pool of shares from which to grant long-term incentive awards for a reasonable period of time into the future. In doing so, the Board considered certain dilution, overhang, and burn rate data, as well as, advice and input from its independent compensation consultant, Pearl Meyer & Partners, LLC.

Dilution and Overhang

The following chart provides information on awards outstanding under all equity plans, as well as shares remaining available for issuance under the 2015 Plan, and the Directors' Plan, as of December 31, 2019.

		Dilution
Common Shares Outstanding	33,038,866
Total Number of Outstanding Shares -- Options	69,000	0.21%
Total Number of Outstanding Shares -- Restricted Stock, Restricted Stock Units and Performance Units	842,000	2.55%
Total Outstanding Shares	911,000	2.76%
Total Number of Available Shares under 2015 Plan and Directors' Plan	857,514	2.60%
Proposed New Share Request	1,000,000	3.03%
Total Outstanding, Available, and Proposed New Shares	2,768,514	8.38%

Dilution is the sum of the total outstanding, available and proposed new shares divided by common shares outstanding.

Burn Rate

The following chart provides information on burn rate over the last three years.

	2017	2018	2019
Options Granted	0	0	0
Full Value Awards Granted	654,000	576,000	837,000
Total Shares Granted	654,000	576,000	837,000
Basic Weighted Average Common Shares Outstanding	34,959,000	35,433,000	34,283,000
Burn Rate	1.87%	1.63%	2.44%

The Committee manages long-term dilution by limiting the number equity awards granted annually, commonly referred to as “burn rate”. The burn rate measures how quickly we use shares and is calculated by dividing the number of total shares granted during any particular period by the basic weighted average common shares outstanding during the applicable period. A higher burn rate indicates an increased number of equity awards being granted.

67 2020 PROXY STATEMENT

Omnibus Incentive Plan
Key Plan Design and Governance Features

In an effort to further align the interests of our directors and employees with our shareholders and enhance shareholder value, the 2020 Plan has been designed to incorporate a broad range of compensation and corporate governance best practices, including the following:

•Administered by an Independent Committee. The 2020 Plan will be administered by the Committee, as further described below, and its authorized delegates. The Committee is composed entirely of independent directors who meet NYSE’s and the Company’s standards for independence.
•No Liberal Share Recycling. The 2020 Plan is not subject to liberal share “recycling” provisions, meaning (among other things) that shares used to pay the exercise price of stock options, and shares tendered or withheld to satisfy tax withholding obligations with respect to an award, do not again become available for grant.
•No In-the-Money Option or Stock Appreciation Rights Grants. The 2020 Plan prohibits the grant of options or stock appreciation rights with an exercise price less than 100% of the fair market value of our common stock on the date of grant.
•No Repricing or Replacement of Options or Stock Appreciation Rights. Options and stock appreciation rights granted under the 2020 Plan may not be repriced, replaced or re-granted through cancellation or modification without shareholder approval if the effect would be to reduce the exercise price for the shares under the award.
•No Discretion to Accelerate Vesting. The Committee has no discretion to accelerate the vesting of awards issued under the 2020 Plan.
•Minimum Vesting Requirements. No equity-based award granted under the 2020 Plan may vest prior to the first anniversary of the applicable grant date, subject to limited exceptions noted below.
•Director Grant Limit. No director in any fiscal year may be granted awards which have an aggregate fair value in excess of $500,000.
•No Dividend Payments on Unvested Awards. Dividends and dividend equivalents in respect of unvested awards are not paid unless and until such awards vest. Dividends or dividend equivalents are not payable with respect to options or Stock Appreciation Rights.
•No Increase to Shares Available for Issuance without Shareholder Approval. The 2020 Plan prohibits any increase in the total number of shares of common stock that may be issued under the 2020 Plan without shareholder approval, other than adjustments in connection with certain corporate reorganizations, changes in capitalization and other events, as described below.
•Claw-Back Provision. The Committee may recover awards and payments under or gain in respect of awards in accordance with the Company’s Incentive-Based Compensation Recoupment Policy.
•No Single-Trigger Accelerated Vesting; No Gross-Ups. Under the 2020 Plan, there is no single-trigger accelerated vesting in connection with a change in control where the acquirer assumes the awards or grants substitute awards. Further, the 2020 Plan does not provide for excise tax gross-ups.

Summary of the 2020 Plan

Following is a summary of the material terms of the 2020 Plan. This summary is qualified in its entirety by reference to the full text of the 2020 Plan, which is included in Appendix C of this Proxy Statement and incorporated herein by reference.

Administration

The 2020 Plan is administered by the Committee, and all members thereof must satisfy the independence requirements of the New York Stock Exchange. Awards may be granted to individuals subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") only if the Committee is comprised solely of two or more "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act.

EXTERRAN CORPORATION 68

Omnibus Incentive Plan

The Committee may delegate to one or more of its members, or to one or more officers of the Company, or to one or more agents or advisors such administrative duties or powers as it may deem advisable. The Committee may, by resolution, authorize one or more officers of the Company to (a) designate recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee may not delegate such responsibilities with respect to Awards granted to a non-employee director or individuals who are subject to Section 16(b) of the Exchange Act; (ii) the resolution providing such authorization sets forth the number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

The Committee has full authority, subject to the terms of the 2020 Plan, to make all determinations necessary or advisable for administering the 2020 Plan, including the authority to determine participants, the types and sizes of awards, the timing and price of awards, any vesting conditions applicable to awards, the forms of award notices, and any rules and regulations necessary or appropriate to administer the 2020 Plan. In addition, the Committee has the authority to interpret the terms of the 2020 Plan and each award notice thereunder.

With respect to any employee, director or consultant who is resident outside of the United States, the Committee may amend or vary the terms of the 2020 Plan to conform such terms to the requirements of applicable non-United States law and to meet the goals and objectives of the 2020 Plan. In addition, the Committee may establish administrative rules and procedures to facilitate the operation of the 2020 Plan in such non-United States jurisdictions. The Committee may establish one or more sub-plans for these purposes.

Eligibility

Employees and consultants of the Company and our affiliates, as well as non-employee directors, are eligible to participate in the 2020 Plan. Currently, approximately 70 employees and our seven non-employee directors are eligible to participate in the 2020 Plan on an annual basis. Of these eligible employees, approximately 15-25 employees receive special one-off recognition awards each year; no consultants are currently identified as eligible to participate in the 2020 Plan.

Share Reserve, Share Counting and Award Limits

The number of shares of common stock available for future grants under the 2020 Plan will be 1,857,514 shares (the sum of the 1,000,000 Share Increase, plus the 812,859 shares that remain available for grant under the 2015 Plan as of December 31, 2019 plus the 44,655 shares that remain available for grant under the Director’s Plan). No more than 857,514 shares of common stock may be issued pursuant to incentive stock options under the 2020 Plan and the shares previously authorized under the Director’s Plan may only be used with respect to awards granted to Directors.

The 2020 Plan’s share reserve shall be reduced on a share-by-share basis for each share of stock issued pursuant to an award. Any shares of common stock subject to an award which is cancelled, expired, settled in cash or otherwise terminated shall be added back to the 2020 Plan’s share reserve and will again be available for grants under the 2020 Plan.

The following shares will not be added back to the 2020 Plan’s share reserve and will not be available for future grants:

•any shares issued or otherwise used to satisfy any tax withholding obligation or to pay the exercise price of an option;
•any shares that were subject to a stock appreciation right that were not issued in connection with the stock settlement of such stock appreciation right; and
•any shares that are purchased by the Company with proceeds from the exercise of an option.

The shares of common stock that were previously authorized for issuance under the Director’s Plan may only be used with respect to award granted to directors. The maximum fair market value of awards, determined as of the date of grant, granted for services as a director during any twelve-month period may not exceed $500,000.

69 2020 PROXY STATEMENT

Omnibus Incentive Plan
Types of Awards

Awards under the 2020 Plan may consist of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards, cash-based awards and dividend equivalents, each as described below.

Options. Stock options entitle the participant to purchase shares of our common stock at a specified price. Options must have an exercise price that is at least the fair market value of our common stock on the date of grant (or 110% of the fair market value with respect to incentive stock options granted to participants who hold more than 10% of our stock). Options may be either incentive stock options that comply with the requirements of Section 422 of the Code or non-qualified stock options that do not comply with such requirements. Incentive stock options may only be granted to employees. An option's term may not be longer than ten years (or five years in the case of incentive stock options granted to participants who hold more than 10% of our stock). The aggregate fair market value of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an individual in any one calendar year may not exceed $100,000.

The award notice will specify the acceptable method(s) for payment of the exercise price of an option, which may include (a) cash, (b) a check acceptable to us, (c) the delivery of shares (including shares otherwise issuable pursuant to the option or shares that have been held by the participant for such period of time as required by the Committee in its discretion) with a fair market value equal to such exercise price, (d) by a "cashless broker exercise" through procedures established or approved by the Committee, (e) withholding a number of shares otherwise deliverable upon exercise of an option having an aggregate fair market value equal to the exercise price, (f) by any other form of legal consideration acceptable to the Committee, or (g) by any combination of the foregoing. However, no participant who is a director or an “executive officer” of the Company is permitted to pay the exercise price of an option, or continue any extension of payment with respect to the exercise price of an option, with a loan from us or with a loan arranged by us in violation of Section 13(k) of the Exchange Act.

Unless otherwise set forth in the applicable award notice, vested options may be exercised for a period of three months following termination of employment or service (other than a termination for cause, in which case all vested options shall be automatically forfeited upon termination, and unvested options will automatically terminate upon termination). However, if such termination is (i) due to the participant's death or disability, all unvested options will vest in full upon such termination (with any applicable performance measures deemed achieved at 100% of target), or (ii) due to the participant’s Retirement, a pro-rata portion of the unvested options will vest upon Retirement (with any applicable performance measures deemed achieved at 100% of target). Any options that become vested due to the participant’s death, disability or Retirement will remain exercisable for one year following such termination or Retirement.

Restricted Stock. A restricted stock award is a grant of shares of common stock at a per share purchase price determined by the Committee (which may equal zero) that is non-transferable and may be subject to a substantial risk of forfeiture until certain conditions determined by the Committee are met. The restrictions imposed on awards of restricted stock may relate to one or more of the following, as determined by the Committee: (a) the attainment of one or more performance targets based on one or more performance measures; (b) the participant's continued service as an employee, director or consultant for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) any combination of any of the foregoing. Each grant of restricted stock may have different restrictions as established in the sole discretion of the Committee.

During the restricted period for any award of restricted stock, the participant shall have the right to receive dividends with respect to the restricted stock (provided that any dividends shall be accrued and held until the restrictions on the underlying grant of restricted stock lapse or expire), to vote shares of restricted stock, and to enjoy all other shareholder rights, except that, unless and until the restrictions lapse or expire, we will retain custody of the restricted stock and the participant may be obligated to forfeit and surrender the shares to us under certain circumstances as determined by the Committee.

EXTERRAN CORPORATION 70

Omnibus Incentive Plan

Unless otherwise set forth in the applicable award notice, unvested shares of restricted stock will automatically terminate upon termination of employment or service, provided that if such termination is (i) due to the participant's death or disability, all restrictions upon such shares will lapse upon termination (with any applicable performance measures deemed achieved at 100% of target), or (ii) due to the participant’s Retirement, restrictions upon a pro-rata portion of such shares will lapse upon Retirement (with any applicable performance measures deemed achieved at 100% of target).

Restricted Stock Units. Restricted stock units evidence the right to receive shares (or their equivalent value in cash) that is restricted or subject to forfeiture provisions. The restrictions imposed on restricted stock units may relate to one or more of the following, as determined by the Committee: (a) the attainment of one or more performance targets based on one or more performance measures; (b) the participant's continued service as an employee, director or consultant for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) any combination of any of the foregoing. Each award of restricted stock units may have different restrictions as established in the sole discretion of the Committee.

Unless and until the restrictions have lapsed and the shares have been registered in the participant's name, the participant will not be entitled to vote the shares of common stock underlying the restricted stock units or enjoy any other stockholder rights, and may be required to forfeit the restricted stock units under certain circumstances as determined by the Committee. Upon the lapse of the applicable restrictions or at such times as determined by the Committee and set forth in the award notice (but no earlier than the date on which the restrictions lapse), the participant will receive the shares of stock or will receive a payment equal to the fair market value of the shares of common stock underlying the restricted stock units on the vesting date, less applicable withholding. Settlement of restricted stock units may be in the form of shares of common stock, cash, other equity compensation, or a combination thereof, as determined by the Committee.

Unless otherwise set forth in the applicable award notice, unvested restricted stock units will automatically terminate upon termination of employment or service, provided that if such termination is (i) due to the participant's death or disability, all unvested restricted stock units will become vested upon termination (with any applicable performance measures deemed achieved at 100% of target), or (ii) due to the participant’s Retirement, a pro-rata portion of such unvested restricted stock units will become vested upon Retirement (with any applicable performance measures deemed achieved at 100% of target).

Stock Appreciation Rights. A stock appreciation right is a right to receive a payment, in cash or shares, equal to the excess of the fair market value of the shares subject to such stock appreciation right over the exercise price thereof, less applicable withholding. Stock appreciation rights may be subject to restrictions, and participants may be required to forfeit the stock appreciation rights under certain circumstances, as determined by the Committee. The restrictions imposed on stock appreciation rights may relate to one or more of the following, as determined by the Committee: (a) the attainment of one or more performance targets based on one or more performance measures; (b) the participant's continued service as an employee, director or consultant for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) any combination of any of the foregoing. Stock appreciation rights may have different restrictions as established in the sole discretion of the Committee.

The exercise price of the stock appreciation rights will be at least the fair market value of the shares of the common stock underlying the stock appreciation rights on the date of grant. Upon the lapse of any applicable restrictions and a participant's subsequent exercise of the stock appreciation rights, the participant will be entitled to receive payment in an amount equal to: (i) the difference between the fair market value of the underlying shares of common stock subject to the stock appreciation rights on the date of exercise and the per share exercise price; times (ii) the number of shares of common stock underlying the stock appreciation rights; less (iii) any applicable withholding taxes. Settlement of stock appreciation rights may be in the form of shares of common stock or cash, or a combination thereof, as determined by the Committee.

71 2020 PROXY STATEMENT

Omnibus Incentive Plan
Unless otherwise set forth in the applicable award notice, unvested stock appreciation rights will automatically terminate upon termination of employment or service, provided that if such termination is (i) due to the participant's death or disability, all unvested stock appreciation rights will vest in full upon such termination (with any applicable performance measures deemed achieved at 100% of target), or (ii) due to the participant’s Retirement, a pro-rata portion of the unvested stock appreciation rights will vest upon Retirement (with any applicable performance measures deemed achieved at 100% of target).

Performance Awards. Performance awards entitle participants to receive a payment, in cash or shares, upon the attainment of specified performance measures. The Committee will establish, with respect to and at the time of each performance award, the maximum value of the performance award and the performance period over which the performance will be measured.

A performance award is contingent upon our future performance or the future performance of any of our affiliates, or a division or department of us or any of our affiliates during the performance period. With respect to any performance award, either (a) prior to the beginning of the performance period or (b) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed, the Committee will, in writing, (i) select the performance measures applicable to the performance period, and (ii) establish the performance targets and amounts of performance awards, as applicable, which may be earned for the performance period.

The vesting of the performance award is based upon one or more of the following, as determined by the Committee: (a) the attainment of one or more performance targets based on one or more performance measures; (b) the participant's continued service as an employee, director or consultant for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) any combination of any of the foregoing.

The performance measures that may be used include the following (including for us or any business unit designated by the Committee): (a) the price of a share of our common stock, (b) earnings per share, (c) market share, (d) the market share of a business unit of us that is designated by the Committee, (e) sales, (f) the sale of a business unit of us that is designated by the Committee, (g) net income (before or after taxes), (h) cash flow return on investment, cash value added, and/or working cash flow, (i) earnings before or excluding interest, taxes, depreciation, amortization or any other items designated by the Committee, (j) economic value added, (k) stockholders' equity and/or return on stockholders' equity achieved by us, (l) return on capital (including return on total capital or return on invested capital), (m) total stockholders' return achieved by us, (n) working capital, (o) selling, general and administrative expense, (p) gross margin and/or gross margin percent, (q) operating margin and/or operating margin percent, (r) revenue, (s) revenue or product revenue growth, (t) pre-tax or after-tax income or loss (before or after allocation of corporate overhead and bonus), (u) net earnings or loss, (v) return on assets or net assets, (w) attainment of strategic and operational initiatives, (x) gross profits, (y) comparisons with various stock market indices, (z) reductions in cost, (aa) improvement in or attainment of expense levels or working capital levels, (bb) year-end cash, (cc) debt reduction, (dd) free cash flow, operating cash flow, and/or working capital levels, (ee) quality metrics, (ff) employee satisfaction, (gg) implementation or completion of projects and processes, (hh) customer satisfaction, (ii) budget management, (jj) debt covenant leverage ratios, (kk) financing, (ll) safety, (mm) environmental, social and governance and (nn) such other objective or subjective criteria that the Committee shall determine from time to time.

EXTERRAN CORPORATION 72

Omnibus Incentive Plan

A performance target based on any one or more performance measures may be absolute or relative to (i) one or more other companies, (ii) one or more indexes or (iii) to one or more prior year's performance. In addition, a performance target based on any one or more performance measures may be subject to objectively determinable adjustments, including one or more of the following items or events: (i) items related to changes in accounting standards (including changes required by the Financial Accounting Standards Board); (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by us during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence”, each as defined in FASB Accounting Standards Update 2015-01, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of our core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

Following the end of the applicable performance period, the participant will be entitled to receive payment with respect to the performance award (not exceeding the maximum value of the award) based on the achievement of the performance targets based on one or more performance measures for such period, as determined by the Committee. The Committee must certify in writing that the applicable performance targets based on one or more performance measures were satisfied prior to the payment of any qualified performance-based awards. Payment of a performance award may be made in cash, common stock, stock options, other equity compensation, or a combination thereof, as determined by the Committee. If a performance award covering shares of common stock is paid in cash, payment will be based on the fair market value of a share of common stock on the payment date.

Unless otherwise set forth in the applicable award notice, unvested performance awards will automatically terminate upon termination of employment or service, provided that if such termination is (i) due to the participant's death or disability, all unvested performance awards will become vested upon termination (with any applicable performance measures deemed achieved at 100% of target), or (ii) due to the participant’s Retirement, a pro-rata portion of such unvested performance awards will become vested upon Retirement (with any applicable performance measures deemed achieved at 100% of target).

Other Stock-Based Awards. Other stock-based awards are awards of shares of our common stock, which may be subject to the attainment of performance targets based on one or more performance measures, continued service requirements, or such other criteria as the Committee determines. The Committee will determine the number or the value of shares subject to such awards. Other stock-based awards may (but are not required to) be granted in lieu of base salary, bonuses, fees or other cash compensation otherwise payable to a participant.

Cash-Based Awards. Cash-based awards are awards denominated and paid in cash, which may be subject to the attainment of performance targets based on one or more performance measures, continued service requirements, or such other criteria as the Committee determines. Cash-based awards may (but are not required to) be granted in lieu of base salary, bonuses, fees or other cash compensation otherwise payable to a participant.

Dividend Equivalents. Dividend equivalents entitle participants to receive the equivalent value (in cash or additional shares) of dividends in respect of other awards held by participants. Dividend equivalents shall be accrued and held dividends shall be accrued and held until the underlying award vests. Dividend equivalents are not payable with respect to options or stock appreciation rights.

No Discretion to Accelerate Vesting; Award Terms

The Committee has no discretion to accelerate the vesting of awards issued under the 2020 Plan. The Committee will determine the term of each award; however, in no event may the term of any award exceed a period of ten years (or such shorter period as may be required for stock options and stock appreciation rights).

73 2020 PROXY STATEMENT

Omnibus Incentive Plan
Minimum Vesting Period

Any award granted under the 2020 Plan (other than a cash-based award) shall be subject to a vesting period of not less than one year from the date of grant, except where vesting occurs due to (i) a Participant’s death or disability, or upon a “corporate change”, or (ii) with respect to awards which in aggregate do not exceed five percent (5%) of the total number of shares of common stock available under the 2020 Plan.

Transferability

Awards granted under the 2020 Plan generally are not transferable except (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) if vested, with the consent of the Committee, provided that any such transfer is permitted under the applicable securities laws. Restricted stock, once vested, may be transferred at will.

Adjustments upon Recapitalizations, Reorganizations and Corporate Changes

If there is any change in the common stock by reason of a stock split, consolidation, stock dividend, recapitalization, reorganization, merger, spin-off, exchange of shares or other similar event or any distribution to the holders of common stock that would dilute or enlarge the rights of participants (excluding any equity restructuring), the Committee has the discretion to equitably or proportionally adjust the number and price of shares or other securities or property subject to outstanding awards, and may appropriately adjust the share reserve and the award limits under the 2020 Plan. Upon a subdivision, consolidation or payment of a dividend, excluding any equity restructuring, the number of shares subject to and per share purchase price of outstanding awards will be proportionately adjusted. In addition, upon certain non-reciprocal transaction known as "equity restructurings," the Committee will make equitable adjustments to the common stock that may be issued under the 2020 Plan and outstanding awards.

Acceleration of Awards Upon a Corporate Change

In connection with a “corporate change” in which awards are not assumed and/or replaced by the surviving entity, all outstanding awards will become fully vested and settled in cash, shares or a combination thereof in accordance with the terms of the applicable award agreement; provided that if the achievement of the performance goals applicable to an award have not been measured, then such performance goals shall be deemed satisfied as if target performance was achieved.

In connection with a “corporate change” in which awards are assumed and/or replaced by the surviving entity with a “replacement award” (as defined below), to the extent the participant’s employment is involuntarily terminated by the Company without cause within eighteen (18) months following the corporate change, then any such replacement award which is (i) a stock option or stock appreciation right will become fully vested and exercisable according to its terms and (ii) other awards will become fully vested and paid generally upon or within sixty days of the participant’s termination. “Replacement award” means an award (a) of the same type (e.g., option, stock unit, etc.) as the replaced award (or a different type than the replaced award if the Committee finds such type acceptable), (b) that has a value at least equal to the value of the replaced award, (c) that relates to publicly traded equity securities of the Company or its successor following the corporate change (or another entity that is affiliated with the Company or its successor following the corporate change), and (d) that has vesting and other terms and conditions of which are not less favorable to the participant than the terms and conditions of the replaced award.

In connection with a corporate change, the Committee may provide a cash payment in lieu of the right to exercise any stock option or stock appreciation right and may cause the payment of any other award to be made in cash instead of shares.

EXTERRAN CORPORATION 74

Omnibus Incentive Plan

Amendment and Termination

The Board or the Committee may, in its discretion, terminate the 2020 Plan or alter, modify or amend the 2020 Plan or any part of the Plan at any time, provided that the Board or Committee may not take any action that materially impairs the rights of any participant with respect to an outstanding award without the consent of the participant, and stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or the requirements of any securities exchange on which the common stock is then-listed. In addition, stockholder approval will be required to (i) increase the maximum number of shares issuable pursuant to the 2020 Plan, (ii) reduce the exercise price of an outstanding stock appreciation right or option or cancel and replace any outstanding option with an option having a lower exercise price, or (iii) cancel any outstanding option or stock appreciation right in exchange for cash or another award when the per share price of the option or stock appreciation right exceeds the fair market value of the underlying shares of common stock.

Directors’ Plan

Solely for administrative convenience, the Company has decided to consolidate the Directors’ Plan with and into the 2020 Plan. In general, the Directors’ Plan provides that an outside director may elect that a portion of his or her retainer and meeting fees be paid in the form of shares of Company common stock rather than in cash, and may further elect to have payment of all or a portion of such shares deferred until a later date as elected by the director. Deferral elections under the Directors’ Plan are designed to comply with the requirements of Section 409A of the Code.

Federal Income Tax Consequences of the Plan

The following is a brief summary of the United States federal income tax consequences applicable to awards granted under the 2020 Plan. The discussion below is based upon United States federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based on his or her specific circumstances, or the tax consequences of any awards granted to participants who reside outside of the United States.

Nonqualified Stock Options. Nonqualified stock options granted under the 2020 Plan will not be taxable to a participant at grant but generally will result in taxation at exercise, at which time the participant will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of a share of our common stock on the exercise date. The Company will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options. A participant will generally not recognize ordinary income on receipt or exercise of an incentive stock option (an “ISO”) so long as he or she has been an employee of the Company or its subsidiaries from the date the ISO was granted until three months before the date of exercise; however, the amount by which the fair market value of the shares of our common stock on the exercise date exceeds the exercise price is an adjustment in computing the participant’s alternative minimum tax in the year of exercise. If the participant holds the shares of our common stock received on exercise of the ISO until at least one year after the date of exercise (and for at least two years from the date of grant of the ISO), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the participant. If the participant exercises an ISO and satisfies these holding period requirements, the Company may not deduct any amount in connection with the ISO. If the participant exercises an ISO but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one and two-year holding periods described above, the participant generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of the disqualifying disposition is less than on the date of exercise, the participant will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, the Company will be entitled to deduct an amount equal to the amount constituting ordinary income to the participant in the year of the disqualifying disposition.

75 2020 PROXY STATEMENT

Omnibus Incentive Plan
Stock Appreciation Rights. There are no immediate tax consequences to a participant when a stock appreciation right is granted. When a participant exercises a stock appreciation right, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to deduct the same amount as a business expense in the same year.

Restricted Stock. The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the participant will recognize ordinary income equal to the then fair market value of the stock. The participant may, however, make an election to include the value of the shares in gross income in the year of award despite such restrictions; in such case, any subsequent appreciation of the shares will be treated as a capital gain. Generally, the Company will be entitled to deduct the fair market value of the shares transferred to the participant as a business expense in the year, and in the same amount, that the participant includes the compensation in income.

Restricted Stock Units. Generally, a participant will not recognize ordinary income until common stock, cash, or other property becomes payable under a restricted stock unit, even if the award vests in an earlier year. The Company will generally be entitled to deduct the amount the participant includes in income as a business expense in the year of payment.

Performance Awards. Generally, a participant will not incur any income tax liability upon the initial grant of performance awards. At the end of the performance or measurement period, however, the participant will realize ordinary income on any amounts received in cash or shares of our common stock, and any subsequent appreciation will be treated as a capital gain.

Cash-Based Awards/Other Stock-Based Awards. Any cash payments or the fair market value of any shares of our common stock or other property a participant receives in connection with cash-based awards or other stock- based awards will be included in income in the year received or made available to the participant without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount the participant includes in income as a business expense in the year of payment.

Section 409A of the Code. Certain types of awards under the 2020 Plan, such as restricted stock units and dividend equivalents, may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2020 Plan has been, and we intend that awards under the 2020 Plan will be, structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Committee, the 2020 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

No awards have been granted under the 2020 Plan. All awards granted under the 2020 Plan will be made in the discretion of the Committee and, accordingly, are not yet determinable. In addition, benefits under the 2020 Plan will depend on a number of factors, including the fair market value of our shares on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants under the 2020 Plan.

EXTERRAN CORPORATION 76

EXTERRAN SHARE OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table provides information about beneficial owners, known by us as of March 9, 2020, of 5% or more of our outstanding common stock (the “5% Shareholders”). Unless otherwise noted in the footnotes to the table, the 5% Shareholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Chai Trust Company LLC 2 North Riverside Plaza, Suite 600 Chicago, Illinois 60606	6,210,710	(2)	18.73%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,105,195	(3)	15.39%
Dimensional Fund Advisors, L.P. Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,928,604	(4)	8.83%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,480,448	(5)	7.48%
_______________
(1)Reflects shares of common stock beneficially owned as a percentage of 33,164,995 shares of common stock outstanding as of March 9, 2020.
(2)Based solely on a review of the Schedule 13D filed by Chai Trust Company LLC (“Chai Trust”) and certain other related reporting persons on March 4, 2020, and a Statement of Changes in Beneficial Ownership (Form 4) filed on March 9, 2020 . Chai Trust is the non-member manager of EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company (“Fund 05-07”), EGI-Fund (08-10) Investors, L.L.C., a Delaware limited liability company (“Fund 08-10”) and EGI-Fund (11-13) Investors, L.L.C., a Delaware limited liability company (“Fund 11-13”),  and the managing member of EGI-Fund B, L.L.C., a Delaware limited liability company (“Fund B”); and EGI-Fund C, L.L.C., a Delaware limited liability company (“Fund C”).  In such capacity, Chai Trust may be deemed to beneficially own the shares of Common Stock held directly by Fund 05-07, Fund 08-10, Fund 11-13, Fund B and Fund C. The shares of common stock beneficially owned by Chai Trust include 447,567 shares of Common Stock held by Fund 05-07, 332,327 shares of Common Stock held by Fund 08-10, 908,742 shares of Common Stock held by Fund 11-13, 1,849,806 shares of Common Stock held by Fund B; and 2,672,268 shares of Common Stock held by Fund C.
(3)Based solely on a review of the Schedule 13G filed by BlackRock, Inc. on February 3, 2020. BlackRock, Inc. has sole voting or dispositive power over 5,105,195 shares.
(4)Based solely on a review of the Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2020. Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as an advisor or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares. However, all shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.
(5)Based solely on a review of the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2020. Vanguard Fiduciary Trust Company (“VFTC”) a wholly-owned subsidiary of Vanguard is the beneficial owner of 24,897 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”) a wholly-owned subsidiary of Vanguard is the beneficial owner of 12,998 shares as a result of serving as investment manager of Australian investment offerings.

EXTERRAN CORPORATION 77

Security Ownership of Management

The following table provides information, as of March 9, 2020, regarding the beneficial ownership of our common stock by each of our directors and director nominees, each of our 2019 NEOs (as identified beginning on page 24 of this Proxy Statement), and all of our current directors, director nominees and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each executive officer and director listed below is c/o Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041.

Name of Beneficial Owner	Shares Owned Directly	Restricted Stock(1)	Right to Acquire Stock(2)	Indirect Ownership	Total Ownership	Percent of Class
Non-Employee Directors
William M. Goodyear	87,134	—	—	—	87,134	*
James C. Gouin(4)	38,415	—	—	—	38,415	*
John P. Ryan(4)	67,727	—	—	—	67,727	*
Christopher T. Seaver	106,828	—	—	—	106,828	*
Hatem Soliman	21,791	—	—	—	21,791	*
Mark R. Sotir(3)	74,869	—	—	—	74,869	*
Ieda Gomes Yell(4)	49,772	—	—	—	49,772	*
Named Executive Officers
Andrew J. Way	379,397	80,957	—	—	460,354	1.4%
Girish K. Saligram	68,759	26,955	—	—	95,714	*
David A. Barta	64,514	22,056	—	—	86,570	*
Roger George	35,088	16,867	—	—	51,955	*
All directors and executive officers as a group (11 persons)						3.4%
_______________
* Less than 1.0%

(1)Includes unvested restricted stock awards which generally vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers have voting power and, once vested, dispositive power.
(2)Includes shares that can be acquired immediately or within 60 days of March 1, 2019 through the exercise of stock options.
(3)Mr. Sotir is Co-President of Equity Group Investments, a division of Chai Trust. Chai Trust is the beneficial owner of approximately 6,210,710 million shares of our common stock as of March 9, 2020; however, Mr. Sotir disclaims beneficial ownership of such shares.
(4)Includes phantom units granted under the Amended and Restated Directors’ Stock and Deferral Plan to Mr. Ryan, Mr. Gouin and Ms. Gomes Yell.

EXTERRAN CORPORATION 78

ADDITIONAL INFORMATION

2021 Annual Meeting of Shareholders

Any shareholder proposal that is intended for inclusion in our Proxy Statement for our 2021 annual meeting of shareholders must be received by our Corporate Secretary no later than November 18, 2020.

Our Bylaws establish an advance notice procedure for shareholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these Bylaw provisions, we must receive written notice of a shareholder proposal or director nomination to be brought before the 2021 annual meeting of shareholders on or after November 18, 2020 and no later than December 18, 2020 for that proposal or nomination to be considered timely. Shareholder proposals and director nominations brought under these Bylaw provisions must include the information required under our Bylaws, including the following:

•a description of the material terms of certain derivative instruments to which the shareholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

•with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A shareholder submitting a proposal or director nomination under our Bylaw provisions must also, among other things:

•include the name, address, age and occupation of the shareholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the shareholder;
•state whether the shareholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;
•be a shareholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and
•update and supplement the required information 10 business days prior to the date of the meeting.

Our Bylaw requirements are in addition to the SEC’s requirements with which a shareholder must comply to have a shareholder proposal included in our Proxy Statement. Shareholder may obtain a copy of our Bylaws by making a written request to our Corporate Secretary. Any shareholder-recommended director nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

Shareholder proposals and nominations of directors must be delivered to our principal executive office at 11000 Equity Drive, Houston, Texas 77041, Attention: Corporate Secretary.

79 2020 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING AND VOTING

When and where will the Annual Meeting be held?

We will hold our 2020 Annual Shareholders Meeting on Friday, May 8, 2020, at 8:30 a.m. Central Daylight Time at the offices of Exterran Corporation located at 11000 Equity Drive, Houston, Texas 77041, USA.

It is our current intention to hold an in-person meeting. However, we are continuing to monitor the spread of the recent coronavirus (COVID-19) outbreak and are sensitive to the public health and travel concerns of our shareholders, as well as the protocols that federal, state and local governments are imposing in an effort to control this outbreak. As a result, in the event we determine it is not possible or advisable to hold our Annual Meeting in person, we will provide our shareholders with the ability to participate in our Annual Meeting via remote communication or to hold our Annual Meeting entirely via remote communication. If we determine that either of these alternatives is necessary or advisable, we will communicate this decision as early as possible. Please check our website (www.exterran.com/extn) for updates and instructions.

Who may vote?

You may vote if you were a holder of record of Exterran common stock as of the close of business on March 9, 2020, the record date for the Annual Meeting. Each share of common stock is entitled to one vote. As of the record date, there were 33,164,995 shares of Exterran common stock outstanding and entitled to vote.

What am I voting on and how does the Board recommend that I vote?

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal	Board Recommendation
1	Election of eight directors to serve for a term expiring at the next annual meeting of shareholders	6	FOR each director nominee
2	Advisory vote to approve named executive officer compensation	57	FOR
3	Ratification of independent registered public accounting firm	58	FOR
4	Approval of the 2020 Omnibus Incentive Plan	61	FOR

In addition, shareholders will be asked to consider at the Annual Meeting such other business as may properly come before the meeting or any adjournment thereof. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

How do I vote?

You may vote by any of the following methods:

Meeting. In person at the Annual Meeting. If you hold your shares through a broker or other intermediary, you will need proof of your stockholdings to attend the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Internet. By Internet at http://www.proxyvote.com. You will need the 12-digit Control Number included on the Notice or on your proxy card. Online procedures are designed to ensure the authenticity and correctness of your proxy vote instructions.

Telephone. If you received a proxy card by mail, by dialing (via touch-tone telephone) the toll-free phone number on your proxy card under “Vote by Phone” and following the instructions.

Mail. If you received a proxy card by mail, by completing, signing and dating your proxy card or voting instruction form and returning it promptly in the envelope provided.

EXTERRAN CORPORATION 80

Frequently Asked Questions
To be counted, votes by Internet, telephone or mail must be received by 11:59 p.m. Eastern Daylight Time on May 7, 2020.

Can I change my vote?

Yes. You may change your vote or revoke your proxy before the voting polls are closed at the Annual Meeting by the following methods:
•voting again by telephone or Internet;
•sending us a signed and dated proxy card dated later than your last vote;
•notifying the Corporate Secretary of Exterran in writing (in the case of a revocation); or
•voting in person at the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

A quorum of shareholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

What is a broker non-vote?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the NYSE, brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 3 (ratification of independent registered public accounting firm), you will need to communicate your voting decisions to your bank, broker or other holder of record before May 7, 2020.

What impact do broker non-votes and abstentions have on matters to be considered at the meeting?

Abstentions and broker non-votes will not have any effect on the vote for any of the proposals but will count towards establishment of a quorum.

Who pays for the proxy solicitation related to the Annual Meeting?

We will pay the cost of soliciting proxies. In addition to sending you these proxy materials or otherwise providing you access to these proxy materials, some of our officers, as well as management and non-management employees, may contact our shareholders by telephone, facsimile or in person. None of these officers or employees will receive additional compensation for any such solicitation. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies as well as provide advisory services to the Company, for a fee of approximately $15,000.00 plus out-of-pocket expenses which will be paid by the Company. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor New York, NY 10022
Shareholders May Call Toll-Free: (888) 750-5834 (from the United States and Canada)
Banks and Brokers May Call Collect: (212) 750-5833

How can I view the shareholder list?

A complete list of shareholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 11000 Equity Drive, Houston, Texas 77041.

81 2020 PROXY STATEMENT

Frequently Asked Questions
Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote and will have a representative to act as the independent inspector of elections for the Annual Meeting.

What if I want a copy of the Company’s 2019 Annual Report on Form 10-K?

We will provide to any shareholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019. Please direct any such requests to the attention of Investor Relations, Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041, or by email to investor.relations@exterran.com or by telephone at (281) 836-7000. This document is also available at the SEC’s website, which can be found at www.sec.gov.

What if I share my residence with another shareholder, how many copies of the Notice of Internet Availability of Proxy Materials or of the printed proxy materials will I receive?

In accordance with SEC rules, we are sending only a single Notice of Internet Availability of Proxy Materials or set of the printed proxy materials to any household at which two or more shareholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” reduces the volume of duplicate information received at your household and helps us reduce costs.

Each shareholder subject to householding that requests printed proxy materials will receive a separate proxy card or voting instruction card. We will deliver promptly, upon written request, a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to our Transfer Agent at the following address: American Stock Transfer, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York, 11219, or you may call (800) 937-5449 or email info@ASTfinancial.com. If you are a shareholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

What if I consent to have one set of materials mailed now but change my mind later?

You may withdraw your householding consent at any time by contacting our Transfer Agent at the address, telephone number and email address provided above. We will begin sending separate copies of shareholder communications to you within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of shareholder communications directly to the shareholder at his or her new address. You may notify us of a change of address by contacting our Transfer Agent at the address, telephone number and email address provided above.

EXTERRAN CORPORATION 82

APPENDIX A

Reconciliation of GAAP and Non-GAAP Financial Measures

The following are non-GAAP performance measures utilized to discuss the Company's business highlights and 2018, 2019 and 2020 incentive programs throughout this Proxy Statement:
EBITDA, As Adjusted is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other items.
EBITDA Percentage Rate is defined as EBITDA, As Adjusted divided by total revenue.
Operating Cash Flow Conversion is defined as cash generated by operating activities measured as a change in net debt excluding investing and financing cost. Adjustments for unusual or non-recurring items may be made by the Compensation Committee at its discretion in its year-end evaluation.
We believe EBITDA, As Adjusted, EBITDA Percentage Rate and Operating Cash Flow Conversion are important measures of operating performance because it allows management, investors and others to evaluate and compare our core operating results. Management uses EBITDA, As Adjusted, EBITDA Percentage Rate and Operating Cash Flow Conversion as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. The Compensation Committee uses EBITDA, As Adjusted, EBITDA Percentage Rate and Operating Cash Flow Conversion in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs. Our EBITDA, As Adjusted, EBITDA Percentage Rate and Operating Cash Flow Conversion may not be comparable to a similarly titled measure of another company because other entities may not calculate these in the same manner.

The following tables reconcile EBITDA, As Adjusted to net income and Operating Cash Flow Conversion to net cash provided by operating activities. Net income and net cash provided by operating activities are the most directly comparable financial measures calculated and presented in accordance with GAAP.

The following table reconciles our net income to EBITDA, As Adjusted (in thousands) and EBITDA Percentage Rate:

83 2020 PROXY STATEMENT

Appendix A

	Years Ended December 31,
	2019	2018
Net income (loss)	$(102,377)	$24,854
Income from discontinued operations, net of tax	(6,486)	(24,462)
Depreciation and amortization	162,557	123,922
Long-lived asset impairment	74,373	3,858
Restatement related charges (recoveries), net	48	(276)
Restructuring and other charges	8,712	1,997
Interest expense	38,620	29,217
(Gain) loss on currency exchange rate remeasurement of intercompany balances	(80)	5,241
Loss on sale of businesses	—	1,714
Provision for income taxes	25,290	39,433
EBITDA, As Adjusted	$200,657	$205,498
Total Revenues	$1,317,440	$1,360,856
EBITDA Percentage Rate	15.2%	15.1%

EBITDA, As Adjusted	$200,657
Non-restructuring severance and foreign currency exchange effects	5,458
EBITDA, As Adjusted approved by Compensation Committee	$206,115

The following table reconciles our net cash provided by operating activities to Operating Cash Flow Conversion (in millions):

Year Ended December 31, 2019
Net cash provided by operating activities	$176
Customer reimbursement of growth capital expenditures	(105)
Non-growth capital expenditures	(30)
Proceeds from sale of property, plant and equipment	20
Non-restructuring severance and foreign currency exchange effects	5
Payments for restructuring and other charges	7
Operating Cash Flow Conversion	$73

EXTERRAN CORPORATION 84

APPENDIX B

Additional Information Regarding Change of Independent Registered Public Accounting Firms

As reported on the Company’s Current Report on Form 8-K dated March 5, 2019 (“Auditor Current Report”), effective February 28, 2019, the Audit Committee dismissed Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm and engaged PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019.
During the Company’s two most recent fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through February 28, 2019, there were (a) no disagreements between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of D&T, would have caused D&T to make reference thereto in its reports on the Company’s consolidated financial statements and effectiveness of internal control over financial reporting for such years, and (b) except with respect to the material weakness in internal control over financial reporting described below, no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The audit reports of D&T on the Company’s consolidated financial statements as of and for the years ended December 31, 2018 and 2017, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of D&T on the effectiveness of internal control over financial reporting as of December 31, 2018 and 2017, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
As previously disclosed in the Company’s quarterly reports for the quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and other filings, in connection with the restatement of the Company’s consolidated and combined financial statements in the Company’s Form 10-K/A for the year ended December 31, 2015 filed on January 4, 2017, the Company’s management identified material weaknesses resulting from control deficiencies in the (a) control environment, risk assessment, control activities, information and communication and monitoring related to practices in Exterran’s Belleli EPC business, (b) controls or procedures over accurate recording, presentation and disclosure of revenue and related costs in the application of percentage-of-completion accounting principles to engineering, procurement and construction projects by Belleli EPC (including deficiencies in the control environment relating to risk assessment, control activities, information and communication and monitoring controls) and (c) controls and procedures around the existence and recovery of Brazilian non-income-based tax receivables (including deficiencies in the control environment and monitoring controls). Upon identifying the material weaknesses, the Company’s management took remedial action, and these material weaknesses were fully remediated during the year ended December 31, 2017. The Audit Committee has discussed the prior material weakness with D&T and PwC, and the Company has authorized D&T to respond fully to any inquiries, including the material weaknesses discussed above, made by PwC.
During years ended December 31, 2018 and 2017, and the subsequent interim period through February 28, 2019, neither the Company, nor anyone on its behalf, consulted with PwC regarding either (a) any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K, including the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a “disagreement” (as defined in instruction 4 to Item 304 of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

85 2020 PROXY STATEMENT

APPENDIX C

EXTERRAN CORPORATION
2020 OMNIBUS INCENTIVE PLAN

I. PURPOSE

Exterran Corporation previously established an equity incentive compensation plan known as the Exterran Corporation 2015 Stock Incentive Plan. The Company also maintains an equity and deferred compensation plan for non-employee directors of the Company known as the Exterran Corporation Amended and Restated Directors’ Stock and Deferral Plan. Effective as of February 20, 2020 and subject to approval of the Company’s shareholders, the Board of Directors of the Company amends and restates the 2015 Plan as set forth in this document, which shall be known as the EXTERRAN CORPORATION 2020 OMNIBUS INCENTIVE PLAN, and further consolidates the Directors’ Plan with and into the Plan.

The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract highly-qualified persons to serve as Employees, Directors and Consultants of the Company and its Affiliates and to provide a means whereby those individuals, whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Cash-Based Awards and Dividend Equivalents, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee, Consultant or Director as determined by the Committee in its sole discretion.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) "Affiliate" means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Award” means, individually or collectively, any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Cash-Based Awards or Dividend Equivalents granted under the terms of the Plan.

(c) “Award Notice” means a written notice setting forth the terms of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated and paid in cash pursuant to Paragraph XII(b) of the Plan.

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Appendix C
(f) Cause,” with respect to a Participant, means “Cause” as defined in any applicable employment or other service agreement between the Participant and the Company or an Affiliate or, if such an agreement does not exist or does not contain a definition of “Cause,” “Cause” means (i) the commission by the Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of the Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of the Participant to follow the written directions of the chief executive officer of the Company or the Board, in the case of executive officers of the Company; (iv) willful misconduct as an Employee, Director or Consultant, as applicable, of the Company or an Affiliate; (v) willful failure of the Participant to render services to the Company or an Affiliate in accordance with his employment or other service arrangement, which failure amounts to a material neglect of his or her duties to the Company or an Affiliate; (vi) material violation of the Company’s Code of Conduct: (vii) use of alcohol or illicit drugs in the workplace or otherwise in a manner that has or may reasonably expect to have a detrimental effect on the Participant’s performance, Participant’s duties to the Company, or the reputation of the Company or any Affiliate. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(h) “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer the Plan.

(i) “Common Stock” means the common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XIII.

(j) “Company” means Exterran Corporation, a Delaware corporation, or any successor thereto.

(k) “Consultant” means any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement. If an entity ceases to be an Affiliate of the Company, a Participant then providing consulting services to such entity shall be deemed to have terminated his or her consultancy with the Company and its Affiliates and shall cease to be a Consultant under the Plan. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Consultant” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(l) “Corporate Change” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (iii) of this definition shall not constitute a Corporate Change; or

(ii) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

87 2020 PROXY STATEMENT

Appendix C
(iii) The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets in such Corporate Transaction.

Notwithstanding the foregoing, if a Corporate Transaction constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii) or (iii) above with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(m) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law and who is serving on the Board on the Effective Date of the Plan, or is subsequently elected or appointed to the Board, and is not an Employee.

(n) “Directors’ Plan” means the Exterran Corporation Amended and Restated Directors’ Stock and Deferral Plan, as it existed prior to the adoption of the Plan.

(o) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(p) “Dividend Equivalent” means a right to receive the equivalent value (in cash or in shares of Common Stock) of dividends paid on shares of Common Stock, awarded under Paragraph XII(b) of the Plan.

(q) “Effective Date” shall have the meaning set forth in Paragraph III of the Plan.

(r) “Employee” means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, a Participant employed by such entity shall be deemed to have terminated his employment with the Company and its Affiliates and shall cease to be an Employee under the Plan. For any and all purposes under the Plan, the term “Employee” shall exclude an individual hired as an independent contractor, leased employee, Consultant, or a person designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible individual is subsequently determined to be an employee by any governmental or judicial authority. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(s) “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

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Appendix C
(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the New York Stock Exchange (“NYSE”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NYSE, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on NYSE, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in good faith in such manner as it deems appropriate.

(v) “Incentive Stock Option” means an Option granted under Paragraph VII of the Plan that is intended to qualify as an incentive stock option and conforms to the requirements of Section 422 of the Code.

(w) “Non-Qualified Option” means an Option granted under Paragraph VII of the Plan that is not an Incentive Stock Option.
(x) “Option” means an option to purchase shares of Common Stock granted under Paragraph VII of the Plan that may be either an Incentive Stock Option or a Non-Qualified Option.

(y) “Other Stock‑Based Award” means a payment in the form of shares of Common Stock, an Award that is valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, or another right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Paragraph XII(a) of the Plan.

(z) “Participant” means an Employee, Consultant or Director who has been granted an Award under the Plan.

(aa) “Performance Award” means an opportunity for a Participant to earn compensation if certain Performance Measures or other criteria are met, as described in Paragraph XI of the Plan.

(bb) “Performance Measure” means any performance objective established by the Committee in its sole discretion relating to any one or more of the following criteria:

a.the price of a share of Common Stock;
b.earnings per share;
c.market share;
d.sales;
e.net income (before or after taxes);
f.cash flow return on investment and/or cash value added;
g.earnings before or excluding interest, taxes, depreciation, amortization or any other items designated by the Committee;
h.earnings before or excluding interest, taxes or any other items designated by the Committee;
i.economic value added;
j.return on stockholders' equity;
k.return on capital (including return on total capital or return on invested capital);
l.total stockholders' return;
m.working capital;
n.selling, general and administrative expense;
o.gross margin and/or gross margin percent;
p.operating margin and/or operating margin percent,
q.revenue;
r.revenue growth or product revenue growth;
s.pre-tax or after-tax income or loss (before or after allocation of corporate overhead and bonus);
t.net earnings or loss;
u.return on assets or net assets;
v.attainment of strategic and operational initiatives;
w.gross profits;

89 2020 PROXY STATEMENT

Appendix C
x.comparisons with various stock market indices;
y.reductions in cost;
z.improvement in or attainment of expense levels or working capital levels;
aa.year-end cash;
ab.debt reduction;
ac.free cash flow, operating cash flow, and/or working cash flow;
ad.quality metrics;
ae.employee satisfaction;
af.implementation or completion of projects and processes;
ag.customer satisfaction;
ah.budget management;
ai.debt covenant leverage ratios;
aj.financing;
ak.safety;
al.environmental, social and governance and
am.such other objective or subjective criteria that the Committee shall determine from time to time.

A performance target based on any one or more Performance Measures may be absolute or relative to (i) one or more other companies, (ii) one or more indexes or (iii) to one or more prior year’s performance. Further, a performance target may be based on the performance of the Company or any business unit of the Company designated by the Committee. A performance target based on any one or more Performance Measures may be subject to objectively determinable adjustments, including one or more of the following items or events: (i) items related to changes in accounting standards (including changes required by the Financial Accounting Standards Board); (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence”, each as defined in FASB Accounting Standards Update 2015-01, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

(cc) “Plan” means this Exterran Corporation 2020 Omnibus Incentive Plan, as may be amended or restated from time to time.

(dd) “2015 Plan” means the 2015 Stock Incentive Plan, as it existed prior to the Effective Date of this Plan. All Awards previously issued under the 2015 Plan will continue to be governed by the terms of the 2015 Plan.

(ee) “Restricted Stock” means Common Stock subject to certain restrictions, as described in Paragraph VIII of the Plan.

(ff) “Restricted Stock Unit” means a promise to deliver a share of Common Stock, or the Fair Market Value of such share in cash, in the future if certain criteria are met, as described in Paragraph IX of the Plan.

(gg) “Retirement” means a Termination of Service, other than due to Cause or death, on or after the Participant attains (i) age sixty-five (65) with five years of service with the Company or (ii) age sixty (60) with ten years of service with the Company; provided that the Participant provides at least six (6) months’ prior notice of such retirement. Notwithstanding the foregoing, with respect to a Participant residing outside of the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

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(hh) “Stock Appreciation Right” means a right entitling the Participant to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the Fair Market Value of a share of Common Stock on the date of grant, as described in Paragraph X of the Plan.

(ii) “Substitute Award” mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

(jj) “Termination of Service” means a Participant’s termination of employment, if an Employee, a termination of consultancy, if a Consultant, or a termination of service, if a Director, as the case may be. A Participant who is both an Employee or Consultant and a Director shall not incur a Termination of Service until the Participant terminates both positions.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon the date of its approval by the Company’s stockholders (the “Effective Date”). The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may not be granted or awarded under the Plan prior to such stockholder approval. No Awards may be granted under the Plan after the completion of ten (10) years from the Effective Date of the Plan. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or expired or vested or forfeited.

IV. ADMINISTRATION

(a) Composition of Committee. The Plan shall be administered by the Committee; provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two (2) or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function).

(b) Powers. Subject to Paragraph IV(d), and the other express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees, Consultants or Directors shall receive an Award, the time or times when such Award shall be made, the terms and conditions of an Award (including, but not limited to, the exercise price, any applicable Performance Measures or performance targets established with respect to any Performance Measures, the vesting schedule, any restrictions on the Award, and accelerations or waivers of any vesting or other restrictions on the Award), the type of Award that shall be made (or subject to applicable law, providing a Participant a choice between types of Awards), the number of shares subject to an Award and the value of an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant.

(c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the Award Notices hereunder, to prescribe, interpret, revise and rescind rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the notice relating to each Award, including such terms, restrictions and provisions as shall be required in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any notice relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Any determination or decision made by the Committee or its delegate (pursuant to Paragraph IV(d)) under the terms of the Plan shall be made in the sole discretion of the Committee or such delegate and shall be final and binding on all persons, including the Company and Participants, but subject to ratification by the Board if the Board so provides.

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(d) Delegation of Powers. To the extent permitted by law and the Company’s governing documents (e.g., articles of incorporation, bylaws and charter documents), the Committee may delegate to one or more of its members, or to one or more officers of the Company, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. To the extent permitted by applicable law, the Company’s governing documents and the rules of the applicable stock exchange, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee may not delegate such responsibilities with respect to Awards granted to a Nonemployee Director or individuals who are subject to Section 16(b) of the Exchange Act; (ii) the resolution providing such authorization sets forth the number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

No member of the Committee or officer of the Company or an Affiliate to whom the Committee has delegated authority in accordance with the provisions of Paragraph IV of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company or Affiliate in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e) Awards Outside of the United States. With respect to any Participant or eligible Employee or Consultant who is resident outside of the United States, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

V. SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a) Shares Subject to the Plan. Subject to adjustment as provided in Paragraph XIII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 1,857,310 shares of Common Stock, of the 812,859 shares of Common Stock previously authorized for issuance under the 2015 Plan and the 44,655 shares of Common Stock previously authorized for issuance under the Directors’ Plan; provided, such limitation may be increased subject to approval by the Company’s stockholders; and further provided, that shares of Common Stock previously authorized under the Directors’ Plan may only be used with respect to awards granted to Directors. If any shares of Common Stock subject to an Award are cancelled, expired, forfeited, settled in cash, or otherwise terminated, such shares shall, to the extent of such forfeiture, expiration, cancellation or cash settlement, again be available for future grants under the Plan. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under this Paragraph V(a) and shall not be available for future grants of Awards under the Plan: (i) shares of Common Stock that are tendered or withheld to satisfy tax withholding obligations with respect to an Award or to pay the exercise price of an Option; (ii) shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; or (iii) shares of Common Stock purchased on the open market with cash proceeds from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the aggregate limitation of the Plan as provided herein. The maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options may not exceed 812,859 shares.

(b) Limitation on Awards to Directors. The maximum value of Awards (determined as of the date of grant under applicable accounting standards) granted to any Director for services as a Director during any twelve (12)-month period shall not exceed $500,000.

(c) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

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(d) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

VI. ELIGIBILITY AND GRANT OF AWARDS

(a) Eligibility. Subject to the delegation of power in Paragraph IV(d), the Committee, in its sole discretion, may from time to time grant Awards under the Plan as provided herein to any individual who, at the time of grant, is an Employee, Consultant or a Director. An Award may be granted on more than one occasion to the same person, subject to the limitations set forth in the Plan. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary. The Committee’s selection of an eligible Employee, Consultant or Director to receive an Award in any year or at any time shall not require the Committee to select such Employee, Consultant or Director to receive an Award in any other year or at any other time. The Committee shall consider such factors as it deems pertinent in selecting Participants.

(b) Form of Awards Available. Awards may include Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Cash-Based Awards, Dividend Equivalents or any combination thereof. The selection of an Employee, Consultant or Director to receive one type of Award under the Plan does not require the Committee to select such Employee, Consultant or Director to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in determining the type and amount of Awards granted.

(c) Award Notice. Each Award shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the minimum vesting requirements set forth in Paragraph VI(d) below, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not materially adverse to the Participant.

(d) Minimum Vesting Period. Each Award (or any portion thereof), other than Cash-Based Awards, granted under the Plan shall be subject to a vesting period of not less than one year from the date of grant, except where vesting occurs due to (i) a Participant’s death or Disability, or upon a Corporate Change solely to the extent provided in Paragraph XIV(a), or (ii) with respect to Awards which in aggregate do not exceed five percent (5%) of the total number of shares of Common Stock available under the Plan.

VII. STOCK OPTIONS

(a) Option Types and Option Period. Options may be in the form of Incentive Stock Options and/or Non-Qualified Options for eligible Employees (as described below), as determined by the Committee, in its sole discretion. Any Options granted to Directors or Consultants shall be Non-Qualified Options. Except as otherwise provided in Subparagraph (c) below or in an Award Notice providing for a shorter term, each Option shall expire ten (10) years from its date of grant (subject to earlier termination as described in Subparagraph (i) below or an applicable Award Notice).

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(b) Vesting. Subject to the further provisions of the Plan, Options shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion, including, without limitation, vesting upon the satisfaction of one or more performance targets based on one or more Performance Measures. A Participant may not exercise an Option except to the extent it has become vested.

(c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative. A Participant shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one (1) year after the transfer of such shares of Common Stock to such Participant.

(d) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but such per share purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof shall be exercised, and any applicable taxes shall be withheld, in accordance with such procedures as are established or approved by the Committee. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Option granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or an Affiliate or a loan arranged by the Company or an Affiliate in violation of Section 13(k) of the Exchange Act. The acceptable method of payment by the Participant of the Option price, in whole or in part, shall be provided for in the Award Notice and may include: (i) cash, (ii) a check acceptable to the Company, (iii) the delivery of shares of Common Stock (including shares of Common Stock issuable pursuant to the exercise of the Option or shares of Common Stock that have been held by the Participant for such period of time as may be required by the Committee in its discretion) (plus cash if necessary), in each case, having a Fair Market Value equal to such Option price, (iv) a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, (v) withholding a number of shares of Common Stock otherwise deliverable upon the exercise of an Option having an aggregate Fair Market Value equal to such Option price, (vi) any other form of legal consideration acceptable to the Committee in its sole discretion or (vii) any combination of the foregoing.

(e) Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery to the Company, the stock administrator of the Company or such other person or entity designated by the Committee (i) full payment of the Option price and applicable withholding taxes with respect to the Option exercise and (ii) the required notice of exercise as set forth in the applicable Award Notice and all documents required pursuant to procedures established by the Committee.

(f) Restrictions on Repricing of Options. Except as provided in Paragraph XIII, the Committee may not amend any outstanding Option to lower the exercise price (or cancel and replace any outstanding Option with Options having a lower exercise price).

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(g) Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and registered in the Participant’s name.

(h) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service:

(i) vested Options may be exercised only within three (3) months of such Termination of Service unless such Termination of Service results from Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; and

(ii) unvested Options shall automatically terminate and be cancelled unexercised on such date, unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all unvested Options shall become vested upon such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Options deemed achieved at 100% of target performance) or (y) due to the Participant’s Retirement, in which case a pro-rata portion of the unvested Options (based on the portion of the vesting period applicable to such unvested Options that has expired prior to the Participant’s Retirement) shall become vested (with all performance targets based on one or more Performance Measures, if any, applicable to such Options deemed achieved at 100% of target performance), and in either case, any Options held by such Participant that become vested pursuant to this subparagraph may be exercised by the Participant, the Participant’s legal representative, heir or devisee, as the case may be, within one (1) year from the date of the Participant’s Termination of Service;

provided, however, that notwithstanding the foregoing, in no event shall the term of an Option extend beyond the tenth (10th) anniversary of its date of grant or, such shorter period, if any, as may be provided in the Award Notice.

VIII. RESTRICTED STOCK

(a) Restrictions to be Established by the Committee. Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant, including, without limitation, restrictions relating to:

(i) the attainment of one or more performance targets based on one or more Performance Measures;

        (ii) the Participant’s continued service as an Employee, Consultant or Director for a specified period of time;

        (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

        (iv) a combination of any of the foregoing.

Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

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(b) Other Terms and Conditions. Restricted Stock shall be registered in the name of the Participant. Unless provided otherwise in an Award Notice, the Participant shall have the right to receive dividends with respect to Restricted Stock (provided that any such dividends shall be accrued and held until the underlying Award is vested), to vote Restricted Stock, and to enjoy all other stockholder rights, except that: (i) the Company shall retain custody of the Restricted Stock until the restrictions have expired; (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Notice shall cause a forfeiture of the Restricted Stock. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment for Restricted Stock. The Committee shall determine the amount and form of payment required from the Participant in exchange for a grant of Restricted Stock, if any, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Restricted Stock, except to the extent otherwise required by law.

(d) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

(f) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Restricted Stock shall be automatically cancelled and forfeited on such termination unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all restrictions applicable to such Restricted Stock shall lapse upon the date of such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Restricted Stock deemed achieved at 100% of target performance), or (y) due to the Participant’s Retirement, in which case all restrictions applicable to a pro-rata portion of such Restricted Stock (based on the portion of the vesting period applicable to such unvested Restricted Stock that has expired prior to the Participant’s Retirement) shall lapse upon the date of such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Restricted Stock deemed achieved at 100% of target performance).

IX. RESTRICTED STOCK UNITS

(a) Restrictions to be Established by the Committee. Restricted Stock Units shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Restricted Stock Units under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant, including, without limitation, restrictions relating to:

(i) the attainment of one or more performance targets based on one or more Performance Measures;
        (ii) the Participant’s continued service as an Employee, Consultant or Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

        (iv) a combination of any of the foregoing.

Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee.

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(b) Other Terms and Conditions. The Participant shall not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and such shares have been registered in the Participant’s name. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock Units. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment. Upon the lapse of the restrictions described in the Award Notice or at such time(s) as determined by the Committee at the time of grant and specified in the Award Notice (which time(s) shall be no earlier than the date upon which the applicable restrictions lapse and may be determined at the election of the Participant, if permitted by the applicable Award Notice), the Participant shall receive payment equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units scheduled to be paid on such date, less applicable withholding. Payment shall be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee. Subject to compliance with Section 409A of the Code, payment with respect to each Restricted Stock Unit shall be made no later than two and a half (2 1/2) months following the end of the calendar year or fiscal year, as applicable, in which the Restricted Stock Unit vests.

(d) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Restricted Stock Units shall be automatically cancelled and forfeited on such termination unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all unvested Restricted Stock Units shall become vested upon such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Restricted Stock Units deemed achieved at 100% of target performance), or (y) due to the Participant’s Retirement, in which case a pro-rata portion of such Restricted Stock Units (based on the portion of the vesting period applicable to such unvested Restricted Stock Units that has expired prior to the Participant’s Retirement) shall become vested upon the date of such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Restricted Stock Units deemed achieved at 100% of target performance).

X. STOCK APPRECIATION RIGHTS

(a) Restrictions to be Established by the Committee. Stock Appreciation Rights shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Stock Appreciation Rights under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant, including, without limitation, restrictions relating to:

        (i) the attainment of one or more performance targets based on one or more Performance Measures;

        (ii) the Participant’s continued service as an Employee, Consultant or Director for a specified period of time;

        (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

        (iv) a combination of any of the foregoing.

Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Award Notice delivered in conjunction with the Award. Except as otherwise provided in an Award Notice providing for a shorter term, Stock Appreciation Rights shall expire ten (10) years from the date of grant (subject to earlier termination as described in Subparagraph (f) below or an applicable Award Notice).

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(c) Exercise Price and Payment. The exercise price of the Stock Appreciation Rights shall not be less than the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon the lapse of the restrictions described in the Award Notice, the Participant shall be entitled to exercise his or her Stock Appreciation Rights at any time up until the end of the period specified in the Award Notice. The Stock Appreciation Rights, or portion thereof, shall be exercised and any applicable taxes withheld, in accordance with such procedures as are established or approved by the Committee. Upon exercise of the Stock Appreciation Rights, the Participant shall be entitled to receive payment in an amount equal to: (i) the difference between the Fair Market Value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Payment shall be made in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee. Cash shall be paid in a lump sum payment and shall be based on the Fair Market Value of the underlying Common Stock on the exercise date.

(d) Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery to the Company, the stock administrator of the Company, or such other person or entity designated by the Committee (i) full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised and (ii) the required notice of exercise as set forth in the applicable Award Notice and all documents required pursuant to procedures established by the Committee.

(e) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Stock Appreciation Rights shall be automatically cancelled and forfeited on such termination unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all unvested Stock Appreciation Rights shall become vested upon such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Stock Appreciation Rights deemed achieved at 100% of target performance), or (y) due to the Participant’s Retirement, in which case a pro-rata portion of the unvested Stock Appreciation Rights (based on the portion of the vesting period applicable to such unvested Stock Appreciation Rights that has expired prior to the Participant’s Retirement) shall become vested upon such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Stock Appreciation Rights deemed achieved at 100% of target performance).

XI. PERFORMANCE AWARDS

(a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value or maximum number of shares of Common Stock (as applicable) of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures and Other Criteria. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, or a division or department of the Company or any Affiliate, during the performance period. With respect to Performance Awards, either (i) prior to the beginning of the performance period or (ii) within ninety (90) days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that twenty-five percent (25%) of the performance period has elapsed, the Committee shall, in writing, (a) select the Performance Measures applicable to the performance period and (b) establish the performance targets and amounts of such Performance Awards, as applicable, which may be earned for such performance period based on the Performance Measures. The vesting of Performance Awards shall be based on such conditions as determined by the Committee in its sole discretion on the date of grant, including, without limitation, vesting conditions relating to:

        (i) the Participant’s continued service as an Employee, Consultant or Director for a specified period of time;

        (ii) the attainment of one or more performance targets based on one or more Performance Measures;

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        (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing;

The Committee, in its sole discretion, may also provide for an adjustable Performance Award value based upon the level of achievement of Performance Measures.

(c) Award Criteria. In determining the value of a Performance Award, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, total annual compensation and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

(d) Types of Performance Awards. Notwithstanding anything to contrary in this Paragraph XI, the Committee may grant Performance Awards payable based on the attainment of performance targets based on Performance Measures or other criteria, whether or not objective, which are established by the Committee in its sole discretion in each case on a specified date or dates or over any period or periods determined by the Committee.

(e) Payment. Following the end of the performance period and subject to the applicable vesting requirements, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the maximum value or maximum number of shares of Common Stock (as applicable) of the Performance Award, based on the achievement of the performance targets based on one or more Performance Measures for such performance period, as determined and certified in writing, prior to such payment, by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, decrease the amount payable pursuant to a Performance Award below the amount that would otherwise be payable upon on the achievement of the applicable performance targets. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof, as determined by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of a share of Common Stock on the payment date. Subject to compliance with Section 409A of the Code, payment of the portion of the Award vesting shall be made no later than two and a half (2 1/2) months following the end of the calendar year or fiscal year, as applicable, in which the Performance Award vests.

(f) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Performance Awards shall be automatically cancelled and forfeited on such termination unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all unvested Performance Awards shall become vested upon such termination (with the level of performance determined by the Committee as of the date of such termination or, if such performance level has not yet been determined, at 100% of target performance), or (y) due to the Participant’s Retirement, in which case a pro-rata portion of such unvested Performance Awards (based on the portion of the performance period applicable to such Performance Awards that has expired prior to the Participant’s Retirement) shall become vested upon such termination (with the level of performance determined by the Committee as of the date of such termination or, if such performance level has not yet been determined, at 100% of target performance).

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XII. OTHER AWARDS

(a) Other Stock-Based Awards. The Committee is authorized to grant Other Stock-Based Awards to any Employee, Consultant or Director. The number or value of shares of Common Stock of any Other Stock-Based Award shall be determined by the Committee and may be based upon one or more performance targets based on one or more Performance Measures or any other specific criteria, including service to the Company or any Affiliate, as determined by the Committee. Shares underlying an Other Stock-Based Award which is subject to a vesting schedule or other conditions or criteria set by the Committee shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Committee, the holder of an Other Stock-Based Award shall have no rights as a Company stockholder with respect to such Other Stock-Based Award until such time as the Other Stock-Based Award has vested and the shares underlying the Other Stock-Based Award have been issued to the holder. Other Stock-Based Awards may, but are not required to, be granted in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Employee, Consultant or Director.

(b) Cash-Based Awards. The Committee is authorized to grant Cash-Based Awards to any Employee, Consultant or Director upon such terms as the Committee may determine. The value of the Cash-Based Award shall be determined by the Committee and may be based upon one or more performance targets based on one or more Performance Measures or any other specific criteria, including the Participant’s continued service as an Employee, Consultant or Director for a specified period of time. Cash-Based Awards may, but are not required to, be granted in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Employee, Consultant or Director.

(c) Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on shares of Common Stock, provided that any such Dividend Equivalents shall be accrued and held underlying Award is vested. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such restrictions and limitations as may be determined by the Committee. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

XIII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. In the event that the Company effects a subdivision or consolidation of shares of Common Stock or the payment of a dividend on Common Stock which is paid in the form of Company stock without receipt of consideration by the Company, other than an Equity Restructuring, the number of shares of Common Stock with respect to which any outstanding Award may thereafter be exercised or satisfied, shall be adjusted as follows: (i) in the event of an increase in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately increased, and the purchase price per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, the number of shares of Common Stock subject to the Award shall be proportionately reduced, and the purchase price per share shall be proportionately increased, other than in the event of a Company-directed share repurchase program. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

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(c) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, stock split, stock dividend, spin-off, exchange or other relevant changes in capitalization or distributions to the holders of Common Stock that is not subject to Subparagraphs (b) or (d) of this Paragraph XIII and that would have the effect of diluting or enlarging the rights of Participants (excluding, for the avoidance of doubt, any Equity Restructuring), each Award and any notice evidencing such Award shall be subject to equitable or proportionate adjustment by the Committee at its sole discretion as to the number, kind and price of shares of Common Stock or other securities or property subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XIII, other than an Equity Restructuring, the aggregate number of and kind shares available under the Plan, and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(d) Equity Restructurings. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Subparagraphs (a) - (c) of this Paragraph XIII:

        (i) the number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

        (ii) the Committee shall make such equitable adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares of Common Stock that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Paragraph V on the maximum number and kind of shares which may be issued under the Plan and of the Award limits). The adjustments provided under this Subparagraph (d) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(e) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIV. EFFECT OF CORPORATE CHANGE

(a) Default Vesting Provisions. Unless otherwise provided for in an individual Award Notice or employment agreement, and except to the extent that an Award meeting the requirements of Paragraph XIV(b) (a “Replacement Award”) is provided to the Participant to replace an existing Award (the “Replaced Award”), upon a Corporate Change, all then-outstanding Awards held by a Participant and not previously vested shall become 100% vested; provided that if the achievement of the performance goals applicable to an Award have not been measured, then such performance goals shall be deemed satisfied as if target performance was achieved. Awards that become vested pursuant to this Paragraph XIV(a) shall be paid or delivered in accordance with the terms of the applicable award agreements, including any discretion of the Company to issue shares in book entry form or cash. Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code, the acceleration of vesting under this Paragraph XIV(a) shall not cause an impermissible acceleration of payment or change in form of payment of such award under Section 409A of the Code.

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(b) Definition of Replacement Award.

(i) An Award shall qualify as a Replacement Award if: (i) it is of the same type as the Replaced Award (or, it is of a different type as the Replaced Award, provided that the Committee, as constituted immediately prior to the Corporate Change, finds such type acceptable); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Corporate Change or another entity that is affiliated with the Company or its successor following the Corporate Change; (iv) its terms and conditions comply with Paragraph XIV(b)(ii); (v) vesting conditions continue on the same terms as set forth in the Replaced Award; and (vi) its other terms and conditions are not less favorable to the holder of the Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Corporate Change). Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Paragraph XIV(b) are satisfied shall be made by the Committee, as constituted immediately before the Corporate Change, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are Options or Stock Appreciation Rights by reference to either their intrinsic value or their fair value.

(ii) Upon an involuntary termination of service of a Participant by the Company or its successor other than for Cause within eighteen (18) months following the Corporate Change, all Replacement Awards held by the Participant shall become fully vested and free of restrictions. Replacement Awards in the form of (i) Options or Stock Appreciation Rights shall remain fully exercisable according to the terms of the applicable Award agreement, and (ii) other Awards shall be paid or settled upon or within sixty (60) days of such Participant’s termination of service. Notwithstanding the foregoing, with respect to any Award that is considered deferred compensation subject to Section 409A of the Code, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Section 409A of the Code.

        (c) Cashout of Awards.

(i) Unless otherwise provided for in an Award agreement and in all events subject to the requirements of Paragraph XIV(a), in the event of a Corporate Change, with respect to any outstanding Option or Stock Appreciation Right, the Committee shall have discretion to cause a cash payment to be made to the person who then holds such Option or Stock Appreciation Right, in lieu of the right to exercise such Option or Stock Appreciation Right or any portion thereof. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the amount by which (i) the aggregate fair market value (on the date of the Corporate Change) of the shares of Common Stock that are subject to such Option or Stock Appreciation Right exceeds (ii) the aggregate exercise price under such Option or Stock Appreciation Right. If the aggregate Fair Market Value (on the date of the Corporate Change) of the shares of Common Stock that are subject to such Option or Stock Appreciation Right is less than the aggregate exercise price of such shares under such Option or Stock Appreciation Right, such Option or Stock Appreciation Right shall be cancelled without any payment.

(ii) Unless otherwise provided for in an Award agreement and subject to the requirements of Paragraph XIV(a), in the event of a Corporate Change, with respect to an Award (other than an Option or Stock Appreciation Rights that would otherwise be payable in shares of Common Stock, the Committee shall have discretion to cause the payment of such Award to be made in cash instead of shares of Common Stock. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the aggregate Fair Market Value, on the date of the Corporate Change, of the shares of Common Stock that would otherwise then be payable under such Award.

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         (iii) In the event the terms of a transaction impose an escrow, holdback, earnout or similar condition on payments to shareholders of the Company, the Committee may, in its discretion, require that amounts payable to Participants under or with respect to any Award in connection with such transaction also be subject to escrow, holdback, earnout or similar conditions on similar terms and conditions as such provisions apply to the shareholders of the Company, provided, however, that any such payments are required to be made by the fifth anniversary of such transaction or otherwise comply with Section 409A of the Code.

XV. AMENDMENT AND TERMINATION OF THE PLAN

Except as otherwise provided in this Paragraph XV or Paragraph XVI(l) below, the Board or Committee in its discretion may terminate the Plan or alter, modify or amend the Plan or any part thereof at any time or from time to time; provided that no action of the Board or Committee may materially impair the rights of a Participant with respect to any outstanding Award without the consent of the Participant, and provided, further, that neither the Board nor the Committee may, without approval of the stockholders of the Company, or except as provided under Paragraph XIII, (a) increase the maximum aggregate number of shares that may be issued under the Plan under Paragraph V(a), (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Paragraph VII(g), or (c) cancel any outstanding Option or Stock Appreciation Right in exchange for cash or another Award when the per share price of the Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying shares of Common Stock. In addition, the Company shall obtain stockholder approval of any amendment to the Plan to the extent necessary to comply with any applicable law or the requirements of any securities exchange on which the Common Stock is then-listed.

XVI. MISCELLANEOUS

(a) Term of Awards. The term of each Award shall be for such period as determined by the Committee; provided, that in no event shall the term of any such Award exceed a period of ten (10) years (or such shorter term as may be required in respect of Incentive Stock Options).

(b) No Right to an Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Cash-Based Awards, Dividend Equivalents or any other rights hereunder except as may be evidenced by an Award Notice, and then only to the extent and on the terms and conditions expressly set forth therein.

(c) Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes, including Section 409A of the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock or make payments; provided the Committee first determines in its sole discretion that the structure of such trusts or other arrangements shall not cause any change in the “unfunded” status of the Plan.

(d) No Service/Membership Rights Conferred. Nothing contained in the Plan or any Award shall (i) confer upon any Employee, Consultant or Director any right to continued employment, consultancy or other service with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment, consultancy or other service relationship at any time.

(e) Compliance with Securities Laws. The Company shall not be obligated to issue any shares of Common Stock pursuant to an Award granted under the Plan at any time when the shares covered by such Award have not been registered pursuant to applicable U.S. federal, state or non-U.S. securities laws, or, in the opinion of legal counsel for the Company, the issuance and sale of such shares is not covered under an applicable exemption from such registration requirements.

(f) No Fractional Shares. No fractional shares of Common Stock nor cash in lieu of fractional shares of Common Stock shall be distributed or paid pursuant to an Award. For purposes of the foregoing, any fractional shares of Common Stock shall be rounded up to the nearest whole share.

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(g) Tax Obligations; Withholding of Shares. The Company and its Affiliates shall have the authority to deduct or withhold, or require a Participant to remit or pay to the Company or its Affiliates, an amount sufficient to satisfy U.S. federal, state, local or non-U.S. income and social insurance taxes (including, without limitation, the Participant’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Participant and arising as a result of the Plan. Notwithstanding the foregoing, the Company and its Affiliates may, in its sole discretion and in satisfaction of the foregoing requirement, withhold or permit the Participant to elect to have the Company withhold a sufficient number of shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares of Common Stock that have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the applicable maximum individual statutory tax rate for U.S. federal, state, local or non-U.S. income and social insurance taxes and payroll taxes, as determined by the Committee. For purposes of the foregoing, the Committee may establish such rules, regulations and procedures as it deems necessary or appropriate.

(h) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, regardless of whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, representative of a Participant, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(i) No Stockholder Rights; Restrictions on Transfer. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Common Stock covered by an Award unless and until the Participant becomes the record owner of such shares. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set as forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) if vested, with the consent of the Committee, in its sole discretion provided that any such transfer is permitted under the applicable securities laws. Notwithstanding the foregoing, Restricted Stock, once vested and free of any restrictions, may be transferred at will.

(j) Clawback. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Notice.

(k) Limitations Period. Any Participant who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.

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(l) Section 409A of the Code. It is intended that all Awards under the Plan be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code in order to avoid imposition of taxes, interest or penalties thereunder. The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for payment, including elective or mandatory deferral of the payment or delivery of cash or Common Stock pursuant thereto, and any rules regarding treatment of such Awards in the event of a Corporate Change, shall be set forth in the applicable Award agreement and shall be intended to comply in all respects with Section 409A of the Code, and the Plan and the terms and conditions of such Awards shall be interpreted and administered accordingly. Further, no payment that constitutes deferred compensation subject to Code Section 409A that would otherwise be made under the Plan or an Award agreement upon a Participant’s Termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Code Section 409A. Whenever a payment under the Plan or an Award agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award or this Plan. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award agreement to the contrary, if a Participant is a “specified employee” as defined in Code Section 409A at the time of a Participant’s Termination of Service, then solely to the extent necessary to avoid the imposition of any additional taxes under Code Section 409A, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months following the Participant’s Termination of Service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the first day immediately following the end of such six-(6) month period (or death). Notwithstanding anything in this Plan to the contrary, to the extent that the Committee determines that any Award under the Plan may be subject to Section 409A of the Code, the Committee may, without a Participant’s consent, adopt such amendments to the Plan and the applicable Award agreement or take any other actions (including amendments and actions with retroactive effect), that the Committee, in its sole discretion, determines are necessary or appropriate to preserve the intended tax treatment of the Award, including without limitation, actions intended to (a) exempt the Award from Section 409A of the Code, or (b) comply with the requirements of Section 409A of the Code; provided, however, that nothing in this Subparagraph (l) shall create any obligation on the part of the Company or any of its Affiliates to adopt any such amendment or take any other such action or any liability for any failure to do so. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates have any obligation to indemnify or otherwise compensate any Participant for any taxes or interest imposed under Section 409A of the Code or similar provisions of state law.

(m) Notice. Unless otherwise provided in an Award Notice, any notice required herein of a Participant shall be delivered to the Company, c/o the Secretary, 11000 Equity Drive, Houston, Texas 77041; provided, however, that any Award transaction initiated through the Company’s approved broker shall constitute appropriate notice.

(n) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

(o) Deferrals. Subject to compliance with Section 409A of the Code and other applicable law, the Committee may from time to time establish procedures pursuant to which a Participant may defer on an elective or mandatory basis receipt of all or a portion of any Award on such terms and conditions as the Committee shall determine, including those applicable to any deferred compensation plan of the Company specified by the Committee. A Director may elect to receive any portion of the Director’s retainer and meeting fees in the form of shares of Common Stock in lieu of cash, and further elect to defer receipt of such shares of Common Stock, pursuant to the rules and procedures set forth in Exhibit 1 hereto (such terms being substantially the same as the terms of the Director’s Plan).

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EXHIBIT 1

RULES AND PROCEDURES
FOR DEFERRAL OF
DIRECTORS’ RETAINER FEES

A Director may elect to receive any portion of his or her Director’s retainer and meeting fees (together, the “Retainer Fees”) in the form of shares of Common Stock in lieu of cash, and further elect to defer receipt of such shares of Common Stock pursuant to the rules and procedures set forth herein. Capitalized terms not defined herein shall have the meanings set forth in the Exterran Corporation 2020 Omnibus Incentive Plan.
STOCK AND DEFERRAL ELECTION

The eligible individual Directors, on or before December 31 of each calendar year, may elect (such election, a “Stock and Deferral Election”), by filing a written notice to the Committee in such form as may be prescribed by the Committee from time to time (the “Stock and Deferral Election Form”) in the manner prescribed by the Committee, to receive a percentage of their Retainer Fees (which percentage(s) shall be set forth by the Committee in the Stock and Deferral Election Form) for the following calendar year in the form of shares of Common Stock (such fees, “Deferred Stock Fees”), the receipt of which shall be deferred until a later date elected by the Director (the “Deferral Date”).

With respect to the Deferred Stock Fees for each quarter, the number of shares to be issued for each quarter shall be determined by dividing the dollar amount of such portion of the Deferred Stock Fees that would otherwise be paid in cash to the Director for such quarter by the closing sales price per share of the Common Stock on the second day following the filing of the Company’s Quarterly Report on Form 10-Q relating to such quarter (or Annual Report on Form 10-K relating to the most recently completed fiscal year, in the case of the fourth quarter of such fiscal year) (such date, the “Determination Date”), as reported on the New York Stock Exchange (“NYSE”) (or other stock exchange on which the Company’s Common Stock is then traded), or if no closing sales price is reported or quoted on such date, then the closing sales price on the next following day on which the Common Stock was traded, as reported by the NYSE (or other stock exchange, as the case may be).

Eligible Directors who are first elected or appointed to the Board during a particular calendar year, provided their service as a Director commences prior to the last quarter for such year, may elect to receive their Retainer Fees for that initial year of service in the form of Deferred Stock Fees by filing with the Committee a Stock and Deferral Election Form within the first thirty (30) days after the commencement date of their service as a Director (an “Initial Year Deferral Election”). A Director’s Initial Year Deferral Election will apply solely to the Retainer Fees to be received for the remaining full quarters of that year commencing after the date the Stock and Deferral Election Form is filed with the Committee. A Director who initially commences service during the last quarter of a year shall not be eligible to participate in the Plan for such commencement year.

The Stock and Deferral Election shall apply only to a single calendar year and shall be irrevocable for that year. Directors shall be fully vested in their right to receive Common Stock at all times.
The Deferral Date may be any date which is not earlier than the expiration of six (6) months from the close of the calendar quarter for which the Deferred Stock Fees were earned; provided, however, that each Stock and Deferral Election of a Director shall automatically terminate upon the earlier of (i) such Director’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the accompanying regulations issued thereunder) (“Separation from Service”) for any reason or (ii) the date of a Corporate Change of the Company.

Any eligible Director who makes a Stock and Deferral Election shall be credited with phantom units of Common Stock at the same time and in the same number as if such Director had elected not to defer such Deferred Stock Fees. The phantom units of Common Stock shall be subject to adjustment as set forth in Article XIII of the Plan, as if such shares represented by such phantom units had been issued. Any dividends that are payable with respect to outstanding Common Stock shall not be eligible for deferral hereunder and shall be paid to eligible Directors at the same time and in the same amount as if the shares of Common Stock represented by an electing Director’s phantom units hereunder were outstanding.

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The Company shall issue shares of Common Stock in respect of Deferred Stock Fees (in book entry form) represented by a Director’s phantom units within thirty (30) days after the earliest to occur of (i) the Deferral Date, (ii) the date of the Director’s Separation from Service for any reason (including death) or (iii) the date of a Change in Control of the Company. Any fractional share of Common Stock shall be rounded up to the nearest whole share.

In the event of a Director’s death, the Company shall issue shares of Common Stock represented by the Director’s phantom units to the legal representative of the Director’s estate within thirty (30) days after the earliest to occur of (i) the date of the Director’s death, (ii) the Deferral Date, or (iii) the consummation of a Change in Control of the Company. Any fractional share of Common Stock shall be rounded up to the nearest whole share.

STOCK NON-DEFERRAL ELECTION

The eligible individual Directors, on or before March 1 of each calendar year, may elect (such election, a “Stock Non-Deferral Election”), by filing a written notice to the Committee in such form as may be prescribed by the Committee from time to time (the “Stock Non-Deferral Election Form”), to receive a percentage of any Retainer Fees (which percentage(s) shall be set forth by the Committee in the Stock Non-Deferral Election Form) for the second, third and fourth quarters of such calendar year that do not constitute Deferred Stock Fees in the form of shares of Common Stock (such fees, “Non-Deferred Stock Fees”). For the avoidance of doubt, (i) Directors shall not be eligible to make a Stock Non-Deferral Election with respect to Retainer Fees earned for the first quarter of such calendar year, and (ii) a Director’s Stock Non-Deferral Election shall only apply with respect to those Retainer Fees that are not Deferred Stock Fees (and the Director’s Stock Deferral Election Form shall be irrevocable and shall control which Retainer Fees constitute Deferred Stock Fees for any particular calendar year, regardless of the order in which the Director files such Director’s Stock and Deferral Election Form and Stock Non-Deferral Election Form for the applicable year with the Company). The Stock Non-Deferral Election shall apply only to a single calendar year and shall be irrevocable for that year. Directors shall be fully vested in their right to receive Common Stock at all times.

With respect to the Non-Deferred Stock Fees for each quarter, the number of shares to be issued for each quarter shall be determined by dividing the dollar amount of such portion of the Non-Deferred Stock Fees that would otherwise be paid in cash to the Director for such quarter by the closing sales price per share of the Common Stock on the applicable Determination Date, as reported on the NYSE (or other stock exchange on which the Company’s Common Stock is then traded), or if no closing sales price is reported or quoted on such date, then the closing sales price on the next following day on which the Common Stock was traded, as reported by the NYSE (or other stock exchange, as the case may be).

Eligible Directors who are first elected or appointed to the Board during a particular calendar year shall not be eligible to elect to receive their Retainer Fees for that initial year of service in the form of Non-Deferred Stock Fees.

The Company shall issue shares of Common Stock in respect of Non-Deferred Stock Fees (in book entry form) (or, in the case of a Director’s death, to the legal representative of the Director’s estate) as soon as practicable after the Determination Date, but in no event later than thirty (30) days after such Determination Date. Any fractional share of Common Stock shall be rounded up to the nearest whole share.

SETTLEMENT OF RETAINER FEES IN CASH

Any portion of the Retainer Fees that are not Non-Deferred Stock Fees or Deferred Stock Fees will be paid to the Director in cash, on a calendar quarter basis, within thirty (30) days after the close of the calendar quarter for which such Retainer Fees were earned.

107 2020 PROXY STATEMENT

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor New York, NY 10022
Stockholders May Call Toll-Free: (888) 750-5834 (from the United States and Canada)
Banks and Brokers May Call Collect: (212) 750-5833

Water Solutions
Power Generation
Oil & Gas Process & Treating

A LEADING SYSTEMS AND PROCESS COMPANY
Exterran Corporation www.exterran.com 11000 Equity Drive / Houston, Texas 77041

Cover photograph courtesy of Marathon Oil Corporation.

Appendix C

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 7, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

EXTERRAN CORPORATION 11000 EQUITY DRIVE HOUSTON, TX 77041
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 7, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E93700-P34166	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXTERRAN CORPORATION

The Board of Directors recommends you to vote FOR the election of the following eight director nominees:					The Board of Directors recommends you vote FOR proposals 2, 3 and 4:
1. Election of Directors:		For	Against	Abstain			For	Against	Abstain

1a.	William M. Goodyear	☐	☐	☐	2.	Advisory, non-binding vote, to approve the compensation provided to Exterran Corporation's named executive officers.	☐	☐	☐

1b.	James C. Gouin	☐	☐	☐

1c.	John P. Ryan	☐	☐	☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Exterran Corporation's independent registered public accounting firm for fiscal year 2020.	☐	☐	☐

1d.	Christopher T. Seaver	☐	☐	☐

1e.	Hatem Soliman	☐	☐	☐	4.	Approval of the 2020 Omnibus Incentive Plan.	☐	☐	☐

1f.	Mark R. Sotir	☐	☐	☐	5.	Such other business as may properly come before the meeting or any adjournment thereof.

1g.	Andrew J. Way	☐	☐	☐

1h.	Ieda Gomes Yell	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)				Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E93701-P34166

EXTERRAN CORPORATION Annual Meeting of Shareholders May 8, 2020 8:30 AM CDT This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Andrew J. Way, William M. Goodyear and Valerie L. Banner, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EXTERRAN CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders on May 8, 2020, at 8:30 AM CDT at the offices of EXTERRAN CORPORATION located at 11000 Equity Drive, Houston, Texas 77041, USA and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side